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LAKE AREA CORN PROCESSORS COOPERATIVE—Consolidated Financial Statements—Table of Contents
LAKE AREA CORN PROCESSORS COOPERATIVE—Unaudited Consolidated Financial Statements—Table of Contents

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2002

REGISTRATION N0. 333-66552

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lake Area Ethanol, LLC
(Exact name of Registrant as specified in its charter)

SOUTH DAKOTA	2869	46-0460790
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

46269 SD Highway 34, P.O. Box 100, Wentworth, SD 57075, Telephone: (605) 483-2676
(Address and telephone number of principal executive offices)

46269 SD Highway 34, P.O. Box 100, Wentworth, SD 57075, Telephone: (605) 483-2676
(Address of principal place of business or intended principal place of business)

Ronald C. Alverson, Rural Route 1, Box 71, Chester, SD 57016, Tel: (605) 489-2333
(Name, address and telephone number of agent for service)

COPIES TO:

James M. Wiederrich	John F. Archer	Mark S. Weitz
Woods, Fuller, Shultz & Smith, P.C.	Hagen, Wilka & Archer, P.C.	Marci K. Winga
300 South Phillips Avenue, Suite 300	100 South Phillips Avenue, Suite 148	Leonard, Street and Deinard
P.O. Box 5027	P.O. Box 964	Professional Association
Sioux Falls, SD 57117-5027	Sioux Falls, SD 57101-0964	150 South Fifth Street, Suite 2300
Minneapolis, MN 55402

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the reorganization described herein have been satisfied or waived.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Preliminary Prospectus/Information Statement
Subject to Completion, dated February 14, 2002

        The information in this prospectus/information statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Lake Area Corn Processors Cooperative

46269 SD Highway 34, P.O. Box 100
Wentworth, South Dakota 57075
(605) 483-2676

Information Statement/Prospectus

Proposed Reorganization—Your Vote Is Very Important!

Dear Shareholder:

        The Board of Directors of Lake Area Corn Processors Cooperative has determined that, primarily to mitigate some potential negative tax consequence it would be in our shareholders' best interests to reorganize into a South Dakota limited liability company, and we are holding a special meeting for our shareholders to vote on the adoption of the Plan of Reorganization that has been approved by the Board. The special meeting will be held on March 14, 2002, at 7:00 p.m., local time, at the Dakota Prairie Playhouse, 1205 North Washington, Madison, South Dakota. We cordially invite you to attend the special meeting and encourage you to vote on the proposal by submitting the enclosed ballot as directed. Your vote is very important.

        We plan to transfer the assets and liabilities of the Cooperative to a newly created limited liability company called Lake Area Ethanol, LLC. Then we will dissolve the Cooperative and distribute the new LLC's capital units to the shareholders of the Cooperative on a pro rata basis, which means that we will issue a total of 7,405,000 of the new LLC's capital units in the reorganization. This is the number of the Cooperative's equity shares issued and outstanding as of September 30, 2001. Your percentage interest in the new LLC will be the same as it currently is in the Cooperative.

        The new LLC's capital units will not be listed on any national securities exchange, the Nasdaq Stock Market or any over-the-counter market. The transferability of the new LLC's capital units will be strictly restricted by the new LLC's Operating Agreement to preserve the new LLC's partnership taxation status. Specifically, the new LLC's Board of Managers will only approve "private transfers," such as sales or gifts to qualified family members and transfers upon death; certain other qualified redemptions and repurchases; and limited sales made using the qualified matching service that we will operate.

We cannot complete the reorganization unless we receive the approval of at least 75% of the shareholders who vote at the Cooperative's special meeting either in person or by written ballot.

        Please see "Risk Factors" below to read about important factors you should consider before voting.

        The attached Notice of Special Meeting and Information Statement/Prospectus provide detailed information about the special meeting, the proposed reorganization and the new LLC. You should carefully review this entire document in considering how to vote. Information on our Web site is not part of this document, and we have not authorized anyone to provide you with any different information.

President, Lake Area Corn Processors Cooperative
Chief Executive Officer, Lake Area Ethanol, LLC

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Lake Area Ethanol, LLC capital units to be issued in the reorganization or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

This document is dated [                            ], 2002, and was first mailed to shareholders on [                            ], 2002.

Lake Area Corn Processors Cooperative
46269 SD Highway 34, P.O. Box 100
Wentworth, South Dakota 57075
(605) 483-2679

Notice Of Special Meeting Of Shareholders
To Be Held On March 14, 2002

To the Shareholders:

        This is a notice of a special meeting of Lake Area Corn Processors Cooperative, a South Dakota cooperative corporation, to be held on March 14, 2002, at 7:00 p.m., local time, at the Dakota Prairie Playhouse, 1205 North Washington, Madison, South Dakota, for the following purpose:

  •
  To consider and vote upon a proposal to approve a Plan of Reorganization in the form set forth as Appendix A to this Information Statement/Prospectus between the Cooperative, a South Dakota cooperative corporation, and Lake Area Ethanol, LLC, a recently formed South Dakota limited liability company.

        The reorganization is described in the Information Statement/Prospectus included with this notice. You should carefully review this document in considering how to vote.

  •
  The close of business on February 28, 2002, has been fixed as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the meeting. Only shareholders of record on that date will be entitled to vote.

  •
  You may vote on the proposed reorganization only by using the enclosed ballot.

  •
  No additional ballots will be distributed at the special meeting.

  •
  You may either send your ballot to us by mail before the special meeting or submit it in person at the special meeting.

  •
  You may revoke your ballot or change your vote at any time until we have tallied the votes at the special meeting.

        The Board of Directors of Lake Area Corn Processors Cooperative unanimously recommends that you vote "FOR" the approval of the proposed Plan of Reorganization on the enclosed ballot.

        You are cordially invited to attend the special meeting. If you are unable to attend, please complete and return the enclosed mail ballot to the Cooperative in the envelope provided as soon as possible to assure that we receive it prior to the special meeting so that your vote is counted.

By Order of the Board of Directors

Ronald C. Alverson
 President, Lake Area Corn Processors Cooperative

[                            ], 2002
Wentworth, South Dakota

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION
SUMMARY
RISK FACTORS
Reorganization-Related Risks
Debt-Related Risks
Operating and Market Risks
Government and Regulatory Risks
Federal Income Tax Risks
Other Investor Risks
CONFLICTS OF INTEREST
CAUTIONARY STATEMENT REGARDING
THE SPECIAL MEETING
General
Matters to be Considered
Who Can Vote
How You Can Vote
Votes Required
THE REORGANIZATION
Reasons for the Reorganization
Recommendation of the Board
TAX TREATMENT
ACCOUNTING TREATMENT
REGULATORY APPROVAL
ABSENCE OF DISSENTERS' RIGHTS
FEDERAL SECURITIES LAW CONSEQUENCES
THE PLAN OF REORGANIZATION
General
Conversion of Equity Interests; Treatment of Membership Stock
Exchange of Certificates
Effective Time
Conditions to Consummation of the Reorganization
APPRAISAL
Summary of the Appraisal
Scope of the Appraisal
Extraordinary Assumption
Appraisal Procedures Followed
SELECTED FINANCIAL DATA
MANAGEMENT'S PLAN OF OPERATION
Overview
Construction Costs
One Year Plan of Operations
Sources of Funds
Administration
Operating and Financing Expenses
Employees
Liquidity and Capital Resources
Dilution
Distribution Policy
Historical Financial Statements
BUSINESS
Background—The Ethanol Industry
The Ethanol Plant and Production Process
Ethanol Marketing
Corn Supply
Corn Delivery Agreements
Hedging
Distiller's Dried Grains with Solubles; Additional Products
Broin
Transportation and Delivery
Utilities
Competition
Alternative Fuel Additives
Employees
Environmental and Other Government Regulation
Legal Proceedings
MANAGEMENT
Initial Board Members of Lake Area Ethanol, LLC
Committees of the Board
Compensation of Directors of Lake Area Ethanol, LLC
Executive Officers of Lake Area Ethanol, LLC
Compensation of Executive Officers
Dakota Ethanol, LLC Board of Governors
Management Agreement
Relationships Between Board Members, Executive Officers and Key Employees
Dakota Ethanol, LLC
Ownership by Management
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL UNITS AND OPERATING AGREEMENT
Issuance of Capital Units
Member Qualifications
Rights of Members
Management
Indemnification
Disposition of Capital Units; Restriction on Transfer
Bankruptcy of a Member
Redemption
Capital Accounts
Liability of Members
Sinking Fund Provisions
Further Calls or Assessments
Liquidation upon Dissolution
COMPARISON OF RIGHTS OF EQUITY OWNERS
FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
Appendix A—PLAN OF REORGANIZATION
Appendix B—ARTICLES OF ORGANIZATION AND OPERATING AGREEMENT
Appendix C—AUDITED AND UNAUDITED FINANCIAL STATEMENTS
Appendix D—RESTRICTED USE REPORT

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

Q:
What is Lake Area Ethanol, LLC?

A:
Lake Area Ethanol, LLC is a South Dakota limited liability company that was formed by the Cooperative solely for the purpose of carrying out the reorganization. The new LLC does not currently have any assets or liabilities and is wholly-owned and controlled by the Cooperative. If the reorganization is completed, all of the Cooperative's business will be transferred to the new LLC and you will become an owner of the new LLC instead of the Cooperative. Your percentage ownership interest in the new LLC will be the same as your current interest in the Cooperative. After the reorganization is complete, we will change the name of Lake Area Ethanol, LLC to Lake Area Corn Processors, LLC.

Q:
Why is the Board recommending the reorganization?

A:
The Cooperative's Board is recommending the reorganization primarily to mitigate some potential negative tax consequences. Briefly, if we continue to operate as a Cooperative there is a risk that a portion of the Cooperative's earnings from the ethanol plant will be classified as non-patronage income and, as a result, will be taxable at the company level when received and again at the shareholder level when distributed. By reorganizing into a limited liability company, we can avoid double taxation. We may also have more flexibility in raising additional capital if we ever need to.

Q:
Why is the reorganization registered with the Securities and Exchange Commission?

A:
Under federal securities laws, companies are required to register all public securities offerings and to publicly report financial and other information on a quarterly and annual basis. Because the Cooperative was organized as a cooperative, it was exempt from these registration and reporting requirements; however, limited liability companies are not exempt. Accordingly, we are required to register this offering of the new LLC's capital units with the Securities and Exchange Commission, and we will be subject to ongoing financial disclosure obligations.

Q:
What will I receive in the reorganization?

A:
If the reorganization is approved, you will receive a proportional amount of the new LLC's capital units: one capital unit of the new LLC for each equity share of the Cooperative that you currently own. Your ownership percentage of the new LLC will be the same as your current ownership percentage of the Cooperative. You may only vote on matters submitted to a vote of the new LLC's members if you sign the new LLC's Operating Agreement. Moreover, you must also consent to the assignment of your Corn Delivery Agreement to the new LLC before you can become a member of the new LLC. As an owner of the new LLC's capital units, you will be entitled to receive a proportional amount of the new LLC's distributions to members. If you do not sign the new LLC's Operating Agreement, you will still be liable for taxes and be entitled to any distributions as a unit holder of the new LLC's capital units. You will also no longer have an obligation to deliver corn if you do not become a member of the new LLC. In addition, we may redeem your capital units at a price of $.20 per unit if you do not become a member of the new LLC within one year of acquiring capital units. Under the terms of the new LLC's Operating Agreement, we will generally be required to distribute all but $200,000 of the new LLC's net cash from operations to our members annually.

  You will not receive any separate voting shares; however, each member of the new LLC will have one vote on all matters that come to a vote of the members, similar to the Cooperative.

Q:
Will I have to pay any taxes relating to the reorganization?

A:
Our tax counsel, Leonard, Street and Deinard Professional Association, has rendered an opinion on the tax consequences of the proposed reorganization. The reorganization will be a taxable transaction for both the Cooperative and its shareholders, and whether an individual shareholder realizes any gain or loss as a result of the reorganization will depend on the fair market value of the property deemed received by each shareholder in the distribution, compared with the shareholder's basis in his shares of the Cooperative. Based upon a restricted use report that we received from Natwick Associates Appraisal Services dated February 13, 2002, our tax counsel's opinion assumes that the fair market value of the new LLC capital units that we are offering you in the reorganization will exceed the initial offering price for the Cooperative's equity shares by approximately $.08 per share, depending on the Cooperative's current assets at the time of the reorganization. A Complete Appraisal, Summary Report will follow if the reorganization is approved. Accordingly, if you invested in the Cooperative at the original offering price of $2.00 per share, assuming the accuracy of the appraised value, our tax counsel is of the opinion that you will recognize at least $.08 of taxable gain per share. If you did not buy your shares in the Cooperative in its initial offering, the reorganization may result in different tax consequences for you, including the recognition of more taxable gain. This opinion assumes that the complete Appraisal, Summary Report confirms the value in the restricted use report.

Q:
How will I be taxed after the reorganization?

A:
The new LLC's income will be allocated to you in proportion to your capital unit ownership whether or not cash distributions are actually made to you. Because the new LLC is not required to distribute all of its earnings, you may have to pay income taxes on a portion of its income even if you do not receive any cash distributions. Based on proposed IRS regulations, we expect that most of the new LLC members will not be subject to self-employment tax.

Q:
What should I do now?

A:
Carefully read this document and indicate your vote on the enclosed ballot. Sign and mail the ballot in the enclosed envelope or, if you plan to attend the special meeting, you may deliver your ballot in person.

Q:
Should I send in my equity shares and voting share of Lake Area Corn Processors Cooperative now?

A:
No. If the reorganization is approved, we will send you instructions for mailing in your equity shares and voting share of the Cooperative and for becoming a member of the new LLC.

Q:
May I change my vote after I send in my ballot?

A:
Yes. You may change or revoke your vote after you mail it and may do so until the votes are actually tallied at the special meeting.

Q:
Have any of the directors of the Cooperative indicated whether they were for or against the reorganization?

A:
All 12 directors of the Cooperative voted in favor of recommending the reorganization and submitting it to a vote by the shareholders.

Q:
When do you expect to complete the reorganization?

A:
We expect to complete the reorganization on March 15, 2002, the day following the special meeting.

Q:
Who can answer my questions?

A:
Please contact James M. Wiederrich, Esq. at (605) 336-3890 if you have any questions regarding the special meeting or the reorganization.

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the transaction fully and for a complete description of the legal terms of the reorganization, please read this entire document and the appendices.

General

        Lake Area Corn Processors Cooperative is a South Dakota cooperative formed in 1999 to hold and manage an 88% interest in Dakota Ethanol, LLC. Dakota Ethanol, LLC is a South Dakota limited liability company formed in 1999 to build and operate a 40 million gallon ethanol plant near Wentworth in Lake County, South Dakota. The ethanol plant began production in September of 2001. The other 12% interest in Dakota Ethanol is owned by Broin Enterprises, Inc.

        The executive offices of Lake Area Corn Processors Cooperative and Lake Area Ethanol, LLC are located at 46269 SD Highway 34, P.O. Box 100, Wentworth, South Dakota 57075, and our telephone number is (605) 483-2676.

The Reorganization

        The reorganization must be approved by 75% of the shareholders of the Cooperative who vote at the special meeting. As of June 30, 2001, directors and officers of Lake Area Corn Processors and their affiliates beneficially owned 12 shares of voting stock, or approximately 1.27% of the total number of shares entitled to vote on the proposed reorganization. The Cooperative has two kinds of membership shares issued and outstanding: voting stock and non-voting equity stock. Only shares of the voting stock may vote on the proposed reorganization.

        If approved, each shareholder of the Cooperative will receive the number of capital units in the new LLC proportionate to the amount of equity shares he currently owns in the Cooperative and all issued and outstanding voting and non-voting equity stock of the Cooperative will be cancelled. As of September 30, 2001, there were 7,405,000 equity shares and 948 voting shares issued and outstanding.

        The Cooperative's Board is calling a special meeting of the Cooperative's shareholders to consider and vote on a Plan of Reorganization between the Cooperative and the new LLC. If the Cooperative's shareholders approve the Plan of Reorganization at the special meeting on March 14, 2002, on March 15, 2002, and without further action by the Cooperative's shareholders:

  •
  All the assets and liabilities of the Cooperative will be transferred to the new LLC in exchange for all of the new LLC's capital units;

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  The Cooperative will be dissolved and the capital units of the new LLC will be distributed pro rata to the Cooperative's shareholders upon liquidation;

  •
  Shareholders of the Cooperative will receive one capital unit of the new LLC for every equity share of the Cooperative they own, and may become members of the new LLC by signing its Operating Agreement and consenting to assignment of their Corn Delivery Agreement to the new LLC; and

  •
  The new LLC will change its name to "Lake Area Corn Processors, LLC."

        We have attached the Plan of Reorganization, which describes the legal terms of the reorganization, as Appendix A to this document. We encourage you to read it carefully.

Appraisal	In evaluating the potential tax impact of the reorganization on the Cooperative and its shareholders, the Board of Directors considered the restricted use report of Natwick Associates Appraisal Services, dated July 18, 2001, setting forth that the appraised value of the ethanol plant being constructed by Dakota Ethanol, on an as-built basis, was $45 million. A later restricted use report dated February 13, 2002, attached hereto as Exhibit D, contains the same conclusion. After taking into account the permanent debt encumbering the ethanol plant once it is placed in service and an appropriate discount for restrictions in favor of Broin's 12% minority interest and lack of marketability, the appraiser determined that the aggregate value of the Cooperative's 88% membership interest in Dakota Ethanol as built and operating is $14,572,800. The restricted use report will be followed by a Complete Appraisal, Summary Report if the reorganization is approved. However, the appraisal does not attempt to estimate the value of cash on hand and other current assets at the time of the reorganization, or any paydown of the permanent debt, which will result, in the opinion of our tax counsel, Leonard, Street and Deinard Professional Association, in approximately $.08 per share of taxable gain. This amount could be larger, depending on the value of the current assets at that time. Our tax counsel, Leonard, Street and Deinard Professional Association, is of the opinion, based on this determination, that you will recognize gain and, consequently, will incur tax liability in connection with the reorganization. A copy of the restricted use report dated February 13, 2001 is included as Appendix D to this document.

Conditions to the Reorganization	The completion of the reorganization depends on the satisfaction of a number of conditions, including:
	•	receiving the approval of the reorganization by 75% of the Cooperative's shareholders who vote at the special meeting;
	•	no legal orders prohibiting the reorganization; and
	•	no orders from the Securities and Exchange Commission revoking the effectiveness of the registration statement related to this offering.
Accounting Treatment
For financial statement purposes, the transfer of interests between the Cooperative and the new LLC will be accounted for as an exchange between related parties. The exchange will not result in a gain or loss being recognized for financial statement purposes, and the book basis of assets and liabilities will be transferred from the Cooperative to Lake Area Ethanol, LLC. As a result of the exchange, the Cooperative will be dissolved, with Lake Area Ethanol, LLC's capital units distributed to the shareholders of the Cooperative at a rate of one Lake Area Ethanol, LLC capital unit for each share of equity stock.
No Dissenters' Rights
Under South Dakota law, you have no right to dissent from the reorganization, demand an appraisal of your shares in connection with the reorganization, or receive a cash payment for the fair value of your shares.

Articles of Organization; Operating Agreement of Lake Area Ethanol, LLC

        Your rights as a member of the new LLC will be governed by our Articles of Organization, Operating Agreement and South Dakota law. We have attached our Articles of Organization and the form of our Operating Agreement as Appendix B to this Information Statement/Prospectus and encourage you to read them carefully. These are the legal documents that govern the purpose, powers and internal affairs of the new LLC. The Operating Agreement will go into effect automatically upon the completion of the reorganization. To become a member of the new LLC, you will be required to submit an executed counterpart signature page to the Operating Agreement and a consent to the assignment of your Corn Delivery Agreement to the new LLC following the reorganization. If you do not become a member, you will be a unit holder of capital units of the new LLC and will still be entitled to distributions and liable for taxes; however, you will not be able to vote and, after 12 months, we will have the option to redeem your capital units at a significant discount.

        In most respects, your rights as a member will be similar to your current rights as a shareholder of the Cooperative. The primary difference is that distributions by the new LLC will be based on investment (equity), whereas in a Cooperative, distributions must be based on patronage (corn delivery). The distinction may initially be insignificant because each shareholder's corn delivery requirement for the Cooperative was directly proportional to the shareholder's investment. However, if corn delivery requirements are ever revised, this may be an important factor.

Corn Delivery Requirement

        To become a member of the new LLC, in addition to signing a counterpart signature page agreeing to be bound by the new LLC's Operating Agreement, you must consent to the assignment of your Corn Delivery Agreement with the Cooperative to the new LLC. You will be required to deliver one bushel of corn annually for each capital unit of the new LLC that you own. One third of the annual requirement must be delivered in each trimester, with delivery dates to rotate throughout the trimester.

Cash Distributions

        You will be entitled to receive a proportionate share of any cash or other distributions declared by the new LLC's Board of Managers based upon the number of capital units you own, regardless of whether or not you agree to become a member. Under the terms of the Operating Agreement, Lake Area Ethanol, LLC is required to distribute all but $200,000 of net cash from operations, unless a super majority of the Board of Managers decides otherwise or such a distribution would violate or cause a default under the terms of our debt financing or other credit facilities or is otherwise prohibited by law. Any other distributions are entirely in the discretion of the Board of Managers, and there is no guarantee as to when or if we will generate sufficient profits to make distributions at any particular level or that the new LLC will make any distributions at all. If the new LLC makes distributions, it will make them proportionately to all members and unit holders on a per unit basis.

Voting Rights

        Each member of the new LLC will be entitled to one vote on all matters submitted to a vote of the members, regardless of the actual number of capital units owned, similar to the voting structure of a traditional producer's Cooperative. Any merger, sale of substantially all of the new LLC's assets or voluntary dissolution must be approved by a majority of the members. In addition, the members will elect and may remove representatives of the Board of Managers. The new LLC's members may vote only on these matters. The Board of Managers will decide all other matters in its discretion, including changes to the Operating Agreement and corn delivery requirements. Unit holders who have not agreed to become members by signing the Operating Agreement will not be entitled to vote.

Board of Managers

        The initial Board of Managers of the new LLC consists of the 12 individuals who are serving as directors of the Cooperative. Each of the initial managers will serve until the expiration of his original term on the Cooperative's Board of Directors. The managers will subsequently be elected to office by the members. The Board of Managers will be solely responsible for the general management and affairs of the new LLC, including managing our interest in Dakota Ethanol, approving and administering transfers of capital units, approving any changes to the Operating Agreement and corn delivery requirements, and supervising our bookkeeping and other administrative matters. Most actions of the Board of Managers must be approved by a majority of managers, although certain actions require a super majority of 75% of the managers.

No Public Market; Restrictions on Trading

        Lake Area Ethanol, LLC must strictly restrict transfers of its capital units in order to preserve its preferential single-level tax status. You will not be able to trade your capital units on any national securities exchange or in any over-the-counter market. All transfers must be approved by the Board of Managers, and it will not recognize any transfer that would result in the new LLC losing its partnership tax status. However, the new LLC will generally approve sales or gifts of capital units to qualified family members and transfers upon death. You may also be able to transfer your units in large blocks if you are transferring at least 2% of the total outstanding capital units. In addition, you may be able to offer your capital units for sale through a matching service that the new LLC will operate, but there will be strict limits on total annual sales. Accordingly, you may not be able to sell your capital units at the time or price you would like to, if at all.

RISK FACTORS

        You should carefully consider the risks described below before making a decision to vote for the reorganization. For the reasons explained below, owning capital units of Lake Area Ethanol, LLC involves a high degree of risk.

Reorganization-Related Risks

        The reorganization from a cooperative into a limited liability company will be a taxable transaction to Lake Area Corn Processors Cooperative and its shareholders, and you will likely realize taxable gain as a result.    The reorganization from a cooperative into a limited liability company will be a taxable transaction. The amount of taxable gain or loss that the Cooperative will recognize depends on the aggregate fair market value of the assets of the Cooperative, including all of the capital units of the new LLC to be issued in the reorganization. Based on the restricted use report described in "Appraisal" below, the aggregate value of these assets may exceed their tax basis. However, we cannot assure you that the restricted use report is accurate or that subsequent events will not affect the appraised value significantly. The amount of taxable gain that individual shareholders will recognize will depend on the fair market value of the LLC capital units issued to them in the reorganization, which is expected to be greater than their individual tax basis in the shares of the Cooperative, for those shareholders who originally purchased their shares at $2.00 per share.

        The IRS might determine that the Cooperative or its shareholders must recognize additional taxable gain.    In deciding to proceed with the reorganization, the Board has relied on the conclusions of a restricted use report dated February 13, 2002. The restricted use report is not binding on the IRS. There is a risk that the IRS might determine that the Cooperative or its shareholders must recognize additional gain for federal income tax purposes. Furthermore, the restricted use report is subject to adjustment for changes occurring between the date of the restricted use report, dated February 13, 2002, and the reorganization date. The restricted use report will be followed by a Complete Appraisal, Summary Report if the reorganization is approved.

        Distributions on earnings to Lake Area Ethanol, LLC's members will not occur unless Dakota Ethanol, LLC is able to distribute earnings to Lake Area Ethanol, LLC.    The Cooperative currently owns an 88% interest in Dakota Ethanol, a South Dakota limited liability company formed to own and operate the 40 million gallon per year capacity ethanol plant near Wentworth, South Dakota. If the reorganization is approved, the new LLC will own an 88% interest in Dakota Ethanol. Until and unless the ethanol plant owned and operated by Dakota Ethanol is able to distribute to the new LLC its share of its earnings, the new LLC will not receive any proceeds to distribute to its own members. Because of this organizational structure, we will not be successful unless Dakota Ethanol is successful.

Debt-Related Risks

        Our third party debt financing may reduce profitability and increase the risk of the loss of your entire investment.    Dakota Ethanol has entered into a construction loan agreement with First National Bank of Omaha for up to $26.6 million for costs of construction and initial operation of the ethanol plant. The use of debt financing increases the risk that the plant will not be able to operate profitably because Dakota Ethanol will need to make principal and interest payments on this indebtedness. Debt financing also exposes you to the risk that your entire investment could be lost in the event of a default on the indebtedness and a foreclosure and sale of the ethanol plant and its assets for an amount that is less than the outstanding debt.

        Debt service and restrictive loan covenants limit Dakota Ethanol, LLC's ability to make cash distributions to its members and could have other important consequences.    Dakota Ethanol's debt service requirements may make it more vulnerable to economic or market downturns. If Dakota Ethanol is unable to service this debt, it may be forced to reduce or delay planned capital expenditures, sell assets, restructure its indebtedness or seek additional equity capital. We cannot assure you that it can accomplish any of these strategies on satisfactory terms, if at all. In addition, Dakota Ethanol's debt financing agreements contain numerous financial, maintenance and other restrictive covenants, including a requirement that Dakota Ethanol must pay 10% of its excess cash flow (as defined in the construction loan agreement) annually to the lender. These covenants and obligations limit Dakota Ethanol's ability to make cash distributions to its members. Because the new LLC will be a member of Dakota Ethanol, our ability to make cash distributions to our members is dependent on Dakota Ethanol making cash distributions to us, and these covenants restrict its ability to do this.

Operating and Market Risks

        Broin significantly influences the operations of the ethanol plant and if Broin does not remedy any operational problems, our business may be materially harmed.    If Broin were to terminate its relationship with Dakota Ethanol, we might not be able to secure a suitable replacement and Dakota Ethanol's business would be materially harmed. We also depend on Broin's experience and ability to operate the ethanol plant. If the plant does not operate as we expect, we will rely on Broin to remedy any deficiencies or defects and if it does not do so, our business might be materially harmed.

        Dakota Ethanol, LLC's agreements and understandings with Broin may not be as favorable to it as those it could have obtained from third parties, and any claims that it may have against Broin may be difficult for it to successfully enforce.    Dakota Ethanol is heavily dependent upon the services that Broin is providing. Two representatives of Broin serve on Dakota Ethanol's Board of Governors. We cannot assure you that Dakota Ethanol's arrangements with Broin are as favorable to it as those it could have obtained from unaffiliated third parties for comparable services. Because of Broin's role in this project, and its representation on Dakota Ethanol's Board of Managers, it could be difficult to enforce claims that it may have if, for example, Broin breaches agreements or understandings with it. If the plant suffers from a defect due to alleged errors in design or construction, Dakota Ethanol will look to Broin to remedy any problem with the plant. Because of Broin's affiliation with the plant, it may be difficult to successfully enforce any claims it may have arising from construction or operation of the plant.

        Dakota Ethanol, LLC may have encountered defective material and workmanship from Broin, and either could require Dakota Ethanol, LLC to incur significant expenses.    Under the terms of the design/build contract, Broin warranted and guaranteed that all construction would be done in accordance with the design/build contract and would not be defective. Although Broin will, for a period of one year after completing the ethanol plant, correct all defects in material or workmanship at no additional expense to us, any defects in material or workmanship may limit the plant's production output. If Dakota Ethanol encounters defects in material or workmanship in the plant, it could have a material adverse impact on Dakota Ethanol's business because it might require Dakota Ethanol to incur significant expenses to remedy the problem.

        Higher than anticipated operating costs could reduce profitability.    In addition to general market fluctuations and economic conditions, Dakota Ethanol could experience significant cost increases associated with the ongoing operation of the plant caused by a variety of factors, many of which are beyond its control. These cost increases could arise from an inadequate supply and resulting increased prices for corn. Labor costs can increase over time, particularly if there is any shortage of labor, or shortage of persons with the skills necessary to operate the ethanol plant. Adequacy and cost of water, electric and natural gas utilities could also affect Dakota Ethanol's operating costs. Changes in price, operation and availability of truck and rail transportation may affect Dakota Ethanol's profitability with respect to the transportation of ethanol and other products to its customers.

        In addition, the operation of the ethanol plant is subject to ongoing compliance with all applicable governmental regulations, such as those governing pollution control, ethanol production, grain purchasing and other matters. If any of these regulations were to change, it could cost Dakota Ethanol significantly more to comply with them. Further, other regulations may arise in future years regarding the operation of the ethanol plant, including the possibility of required additional permits and licenses. Dakota Ethanol might have difficulty obtaining any such additional permits or licenses, and they could involve significant unanticipated costs. Dakota Ethanol will be subject to all of these regulations without regard to whether the operation of the ethanol plant is profitable.

        Various Broin entities have a significant influence on the ethanol plant's operations and management and this creates conflicts of interest.    Broin Enterprises owns a 12% interest in Dakota Ethanol and has significant control over the Dakota Ethanol plant's management and operations. Broin Management manages all aspects of the day-to-day operations of the plant. Because Broin and its affiliates are in a position to substantially influence the plant's business, conflicts of interest may arise. The interests of Broin and its affiliates may not be the same as yours. The various conflicts are discussed in "Conflicts of Interest" below.

        Low gasoline prices could reduce profitability.    The price for ethanol has some relation to the price for gasoline. The price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect Dakota Ethanol's operating results.

        Increases in the production of ethanol could result in lower prices for ethanol and have other adverse effects.     We expect that existing ethanol plants will construct additions to increase their production and that new fuel grade ethanol plants will be constructed as well. We cannot provide any assurance or guarantee that there will be material or significant increases in the demand for ethanol, so the increased production of ethanol may lead to lower prices for ethanol. The increased production of ethanol could have other adverse effects as well. For example, the increased production will also lead to increased supplies of co-products from the production of ethanol, such as distiller's dried grains with solubles, a high protein, high energy feed supplement marketed primarily to the dairy, beef, sheep, swine and poultry industries. Those increased supplies could lead to lower prices for those co-products. Also, the increased production of ethanol could result in increased demand for corn which could in turn lead to higher prices for corn, resulting in higher costs of production and lower profits.

        Hedging transactions involve risks that could harm our profitability.    In an attempt to minimize the effects of the volatility of corn costs on operating profits, Dakota Ethanol has entered into a Corn Price Risk Management Agreement with Broin Management. As a result, Dakota Ethanol will likely take hedging positions in corn futures markets. Hedging means protecting the price at which Dakota Ethanol buys corn and the price at which it will sell its products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of such hedging activities is dependent, among other things, upon the cost of corn and Dakota Ethanol's ability to sell sufficient amounts of ethanol and DDGS to utilize all of the corn subject to the futures contracts. Although Dakota Ethanol will attempt to link hedging activities to sales plans and pricing activities, such hedging activities can themselves result in costs because price movements in grain contracts are highly volatile and are influenced by many factors which are beyond our control. Dakota Ethanol may incur such costs and they may be significant.

        Dakota Ethanol, LLC operates in an intensely competitive industry and there can be no assurance that it will be able to compete effectively.    Although Dakota Ethanol has identified potential markets for its products, there is no guarantee that it will be able to successfully penetrate those markets. The ethanol business is highly competitive, and other companies presently in the market, or that could enter the market, could adversely affect prices for the ethanol products it sells. Commodity groups in South Dakota and neighboring states have encouraged the construction of ethanol plants, and there are numerous other entities considering the construction of ethanol plants. Nationally, the ethanol industry may become more competitive given the substantial initial construction and expansion that is occurring in the industry. Dakota Ethanol competes with other ethanol producers such as Archer Daniels Midland, Minnesota Corn Processors, and Cargill, among others, all of which are capable of producing significantly greater quantities of ethanol than the amount Dakota Ethanol expects to produce. In addition, there are several South Dakota, Minnesota and other Midwestern regional ethanol producers which have recently formed, are in the process of forming, or are under consideration, which are or would be of a similar size and have similar resources to Dakota Ethanol. In light of such competition, there is no assurance that Dakota Ethanol will be able to successfully operate the ethanol plant.

        The producers of methyl tertiary butyl ether have economic resources superior to ours, which may make it difficult for us to compete with them.    Dakota Ethanol also competes with producers of other gasoline additives having similar octane and oxygenate values as ethanol, such as producers of methyl tertiary butyl ether, commonly known as MTBE. Many major oil companies produce MTBE and strongly support its use because it is petroleum-based. Alternative fuels, gasoline oxygenates and alternative ethanol production methods are also continually under development. The major oil companies have significantly greater resources than Dakota Ethanol to market MTBE, to develop alternative products, and to influence legislation and the public perception about MTBE and ethanol. These companies also have sufficient resources to begin the production of ethanol should they choose to do so.

        The technology we use to produce ethanol may become obsolete if current research efforts to produce ethanol from cellulose-based biomass are successful.    Most ethanol is currently produced from corn—especially in the Midwest. A current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass such as agricultural waste, forest residue, municipal solid waste, and energy crops. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas which are unable to grow corn. Although current technology is not sufficiently efficient to be competitive, the federal government anticipates these new conversion technologies will become viable ethanol production methods in the future. If an efficient method of producing ethanol from cellulose-based biomass is developed, the technology and process we use to produce ethanol may become obsolete. We do not believe it will be cost-effective to convert the ethanol plant into a plant which will use cellulose-based biomass to produce ethanol.

        To produce ethanol Dakota Ethanol, LLC must purchase significant amounts of corn, which is subject to disease and other agricultural risks.    Ethanol production at the plant requires significant amounts of corn. Corn, like other crops, is affected by weather conditions. A significant reduction in the quantity of corn harvested due to adverse weather conditions, disease or other factors could result in increased corn costs with adverse financial consequences to Dakota Ethanol. Significant variations in actual growing conditions from normal growing conditions may adversely affect Dakota Ethanol's ability to procure corn for the plant. Dakota Ethanol has no definitive agreements now, nor does it expect to have in the future, with any corn producers (other than the Cooperative's current shareholders) to provide corn to the ethanol plant.

        Dakota Ethanol, LLC's business is sensitive to corn prices. When corn prices increase, Dakota Ethanol, LLC may not be able to pass on these increases to its customers.    Changes in the price of corn can significantly affect Dakota Ethanol's business. In general, rising corn prices produce lower profit margins. This is especially true when market conditions do not allow producers to pass along increased corn costs to Dakota Ethanol's customers. Substantial increases in the price of corn in 1996 caused some ethanol plants to temporarily cease production or lose money.

        The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. We cannot assure you that Dakota Ethanol will be able to offset any increase in the price of corn by increasing the price of its products. If Dakota Ethanol cannot offset increases in the price of corn, our financial performance may be materially and adversely affected.

        Because the production of ethanol requires a significant supply of water, our business will be materially harmed if Dakota Ethanol is unable to obtain an adequate quality and quantity of water.    Water supply and water quality are important requirements to produce ethanol. Dakota Ethanol's water requirements are supplied by the Big Sioux Community Water System, Inc. We expect that the Big Sioux Community Water System will be able to provide all of the water that Dakota Ethanol needs to operate the ethanol plant and that such water will be of an adequate quality, but Dakota Ethanol's estimates regarding water needs could be incorrect or the water quality may be inadequate. If Dakota Ethanol needs more water, Dakota Ethanol will be forced to find other sources and this could require Dakota Ethanol to spend additional capital which could harm its business and prospects. If the water quality is not acceptable for producing ethanol, Dakota Ethanol may, at greater cost, need to treat the water or find another source. We cannot assure you that Dakota Ethanol will be able to find alternate sources of water at commercially reasonable prices, if at all.

        Interruptions in energy supplies could have a material adverse impact on Dakota Ethanol, LLC's business.     Ethanol production also requires a constant and consistent supply of energy. If there is any interruption in Dakota Ethanol's supply of energy for whatever reason, such as supply, delivery or mechanical problems, Dakota Ethanol may be required to halt production. If production is halted for any extended period of time, it will have a material adverse effect on Dakota Ethanol's business. Dakota Ethanol has entered into agreements to provide its needed energy, but we cannot assure you that these companies will be able to reliably supply the gas and electricity that Dakota Ethanol needs. If Dakota Ethanol were to suffer interruptions in its energy supply, its business would be harmed.

        Because the production of ethanol is energy intensive, our business will be materially harmed if natural gas and electricity prices increase substantially.    Natural gas and electricity prices have historically fluctuated significantly. Increases in the price of natural gas or electricity would harm Dakota Ethanol's business by increasing its energy costs.

        Dakota Ethanol, LLC's business is not diversified because it is limited to the fuel grade ethanol industry, which may limit its ability to adapt to changing business and market conditions.    Dakota Ethanol's sole business is the production and sale of fuel grade ethanol produced from corn and its co-product, distiller's dried grains with solubles. Dakota Ethanol's plant does not have the capability of producing industrial or food and beverage grade ethanol, which is used in such products as cosmetics, perfume, paint thinner and vinegar. Dakota Ethanol's plant also is not equipped to capture carbon dioxide, another co-product of the ethanol production process. The lack of diversification of Dakota Ethanol's business may limit its ability to adapt to changing business and market conditions.

        Transportation costs are a significant factor in the price of ethanol and increased transportation costs could adversely affect our profitability.    Because ethanol cannot be shipped to its final destination by multifuel pipeline, ethanol must be blended with gasoline at a terminal while the final product is loaded into trucks. As a result, ethanol is transported long distances, such as from the Midwest to California, by truck, rail or sea. These added transportation costs are a significant factor in the price of ethanol.

        Dakota Ethanol, LLC is heavily dependent upon several Broin affiliates and it could lose the services of any of those entities at any time.    Broin Management serves as Dakota Ethanol's Manager and operates the ethanol plant. Dakota Ethanol also has agreements with Ethanol Products, LLC and Dakota Commodities, a division of Broin Enterprises for the marketing and sale of the fuel grade ethanol and distiller's dried grains with solubles that the ethanol plant produces. If any of those Broin entities terminates its contract or becomes unable to provide any of its services, it could cause substantial harm to Dakota Ethanol's business. Dakota Ethanol may not be able to find any suitable replacements for those services or Dakota Ethanol may not be able to find them at a satisfactory or reasonable cost.

        Dakota Ethanol, LLC has limited operating history.    Because Dakota Ethanol is a new company that has only a limited operating history, owning its capital units involves a high degree of financial risk. We also cannot assure you that it will be successful in operating the plant or in marketing its products. Further, Dakota Ethanol's initial Board of Managers, other than Jeff Broin and Larry Ward, have no material experience in the ethanol industry and may be unable to successfully manage its business.

Government and Regulatory Risks

        Legislative, legal or regulatory developments could adversely affect Dakota Ethanol, LLC's profitability.    The regulation of the environment is a constantly changing area of the law. It is possible that more stringent federal or state environmental rules or regulations could be adopted which could increase our operating costs and expenses. It is also possible that federal or state environmental rules or regulations could be adopted which have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding the required oxygen content of automobile emissions could have an adverse effect on the ethanol industry. On August 13, 2001, California sued the Environmental Protection Agency to overturn the Environmental Protection Agency's June 12, 2001 denial of California's request for a waiver from the oxygenated fuel requirement of the 1990 Clean Air Act

Amendments. If California were to prevail in the lawsuit or if any other state were to receive such a waiver from the Environmental Protection Agency, it would likely harm the ethanol industry's efforts to expand its market to a significant degree.

        If tax incentives were terminated, it would likely adversely affect Dakota Ethanol, LLC's profitability.    There are various federal and state laws and regulations and programs which have led to the increasing use of ethanol in fuel, including various subsidies and other forms of financial incentives. Some of these laws provide economic incentives to produce ethanol and some of these laws mandate the use of ethanol. The revocation or amendment of any one or more of those laws, regulations or programs could adversely affect the future use of ethanol in a material way, and we cannot assure you that any of those laws, regulations or programs will be continued. Government support of the ethanol industry could change and adversely affect the profitability and viability of Dakota Ethanol's business. Congress and state legislatures could remove economic incentives and mandates for the use of ethanol. For example, the federal partial excise tax exemption and credit programs will expire in September 2007, unless subsequent legislation is enacted to extend the program beyond that date. Failure to renew these programs would likely adversely affect Dakota Ethanol's profitability, which could decrease cash available for distribution and, as a result, lower the value of your capital units. Additionally, South Dakota's incentive production payment to ethanol producers is currently not fully funded by the state legislature. If this incentive program does not receive increased funding, the amount of money available to Dakota Ethanol will likely continue to decrease.

Federal Income Tax Risks

        If Lake Area Ethanol, LLC is treated as a corporation for federal income tax purposes, the capital units could decline in value.    The new LLC expects that it will be treated as a partnership for federal income tax purposes. This means that the new LLC will pay no income tax at the company level and members will pay tax on their proportionate share of the company's net income. We cannot assure you, however, that the new LLC will always be treated as a partnership in the event there are changes in the law or IRS interpretations, or trading in capital units that could result in classification of the company as a publicly traded partnership.

        If the new LLC were treated as a corporation rather than a partnership for federal income tax purposes, it would pay tax on its income at corporate rates and no income, gains, losses, deductions or credits would flow through to our members. Currently, the maximum effective federal corporate rate is 35%. In addition, distributions would generally be taxed to members upon receipt as corporate dividends. Because a tax would be imposed upon the new LLC at the entity level, the cash available for distribution to members would be reduced by the amount of the tax paid. Reduced distributions could reduce the value of your capital units.

        We also expect Dakota Ethanol to be treated as a partnership for federal income tax purposes, and if it were instead treated as a corporation, its income would similarly be taxed at corporate rates and would not flow through to the new LLC, and its members.

        As a member or unit holder of the new LLC, your tax liabilities may exceed cash distributions.    The taxable income of the new LLC allocated to you could exceed any cash distributions you may receive. This may occur if the Board of Managers determines that the cash generated by the business is needed to fund our activities or other obligations, rather than being available for distribution to our members, or if we are prohibited from making distributions pursuant to our Operating Agreement. It is possible that you may not receive distributions sufficient to pay the tax liability attributed to you, and therefore you may be forced to pay tax liabilities out of your personal funds.

        You may not be able to fully deduct your share of Lake Area Ethanol, LLC's losses or your interest expense.     Owning capital units of the new LLC will likely be treated as a "passive activity." This means that your share of any loss incurred by the new LLC will be deductible only against your income or gains from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. Upon disposition of your entire interest in a passive activity to an unrelated person in a taxable transaction, you may then deduct suspended losses with respect to that activity.

        The IRS may challenge our allocations of income, gains, losses, deductions and credits.    The new LLC's Operating Agreement provides for the allocation of income, gains, losses, deductions and credits among members. The rules regarding partnership allocations are complex. It is possible that the IRS could successfully challenge the allocations provided for in the Operating Agreement and reallocate items of income, gains, losses, deductions or credits in a manner which reduces deductions or increases income allocable to you, which could result in additional tax liabilities. See "Federal Income Tax Consequences—Flow-Through of Partnership Taxable Income or Loss to Members."

        Because Lake Area Ethanol, LLC will be treated as a partnership for federal income tax purposes, the IRS may audit your tax returns if an audit of Lake Area Ethanol, LLC's returns results in adjustments.    The IRS may audit the new LLC's tax returns and may disagree with the tax positions taken on its returns. If challenged by the IRS, the courts may not sustain the position taken on the new LLC's tax returns. An audit of the new LLC's tax returns could lead to separate audits of your tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. This could result in tax liabilities, penalties and interest to you.

        The tax laws may change to Lake Area Ethanol, LLC's detriment.    It is possible that the current federal and state tax treatment of the new LLC, or of its capital units, will be modified by subsequent legislative, administrative or judicial action. Any such changes could significantly alter the tax consequences of and decrease the after tax return on your investment in our capital units.

Other Investor Risks

        Corn delivery requirement is absolute.    All members of the new LLC must deliver corn to it in accordance with the terms and conditions of the Corn Delivery Agreement they executed with the Cooperative. A member's obligation to deliver corn is absolute, even if the member is unable to produce the amount of corn required to be delivered to the new LLC. For example, if you lose your entire corn crop or the yield of your corn crop is reduced due to adverse weather, environmental or other conditions or occurrences, or if your corn crop is insufficient for any other reason, you may need to purchase corn in the open market to meet your delivery obligations to us. Failure to deliver corn when required could result in the redemption of your capital units by the new LLC for $.20 a capital unit.

        There is no public market for the capital units.    We do not intend to apply for listing of the capital units on any stock exchange or on The Nasdaq Stock Market. The new LLC's Operating Agreement contains extensive restrictions on transfer of the capital units. In addition, transferability of the capital units is restricted by federal and state law. It may be difficult or impossible for you to sell your capital units when you desire to do so. Therefore, you may be required to bear the economic risks of owning the new LLC's capital units for an indefinite period of time.

        There are significant restrictions on transferring the capital units.    To maintain preferential partnership tax status, the capital units may not be traded on an established securities market or readily tradable on a secondary market. To help ensure that a market does not develop, the new LLC's Operating Agreement prohibits transfers other than through the procedures specified in our Capital Units Transfer System. Under this system, the Board will generally approve transfers that fall within "safe harbors" contained in the publicly traded partnership rules under the federal tax code. Permitted transfers include transfers by gift or sale to qualified family members, transfers upon death of a member and, under certain circumstances, transfers in amounts exceeding 2% of the total outstanding capital units. The new LLC will also operate a matching service, which you may use to attempt to sell your capital units. If you transfer units in violation of the publicly traded partnership rules or without the prior written consent of the Board, the new LLC will consider the transfer to be null and void and will have the option to redeem your capital units. These restrictions on transfer could reduce the value of your capital units.

        There are significant conflicts of interest in our business structure.    Although we do not believe any material conflicts of interest exist which in practice will be detrimental to Dakota Ethanol's business, conflicts of interest do exist in the structure and operation of Dakota Ethanol's business and we cannot assure you that these conflicts will not harm Dakota Ethanol's business. The decisions of any of our directors or officers regarding the reorganization should not be relied upon as an indication of the merits of this offering. In addition, Broin owns a 12% interest in Dakota Ethanol, has the power to elect two representatives to Dakota Ethanol's Board of Governors and has significant influence over Dakota Ethanol's management and operations, which could result in conflicts of interest.

        Because our directors, officers and Broin are in a position to substantially influence Dakota Ethanol's business, conflicts of interest may arise. The interests of managers, officers or Broin may not be the same as yours. The various conflicts are discussed in "Conflicts Of Interest" below.

CONFLICTS OF INTEREST

        Significant conflicts of interest exist in the structure and planned operation of Dakota Ethanol. We describe the material conflicts of interest in this section. Although we will examine these conflicts of interest from time to time, we have not established any formal procedures to address or resolve any conflicts of interest. While we do not expect these conflicts to interfere with the successful operation of the plant, conflicts of interest could have adverse consequences for us or you.

        The various Broin entities have different and conflicting financial interests.    Broin and Associates played a significant role in preparing Dakota Ethanol's business plan and in designing and constructing the ethanol plant. Broin Enterprises has a 12% ownership interest in Dakota Ethanol with the power to elect two members of its Board of Governors. Broin Management manages the plant and Dakota Commodities and Ethanol Products, both Broin affiliates, market the distiller's dried grains with solubles and ethanol produced at the plant. In addition, under Dakota Ethanol's Operating Agreement, the presence of a Broin representative is required for a quorum of governors. All of these companies are Broin entities and are commonly owned and controlled.

        Each Broin entity receives compensation and fees for its services to Dakota Ethanol, and Broin Enterprises may receive distributions through its ownership of capital units of Dakota Ethanol. These relationships create conflicts of interest. For example, Broin Enterprises will have a conflict of interest in making decisions in its capacity as a member of Dakota Ethanol and as a participant on its Board of Governors, because those decisions may affect the compensation and fees to be received by other various Broin entities. Broin Enterprises will also similarly experience conflicts of interest in any decisions which need to be made regarding whether the various Broin related entities have complied with their agreements or whether to modify, extend or continue those contracts.

        The various Broin entities may experience conflicts of interest due to the other businesses in which they are involved or interested.    The various Broin entities that provide services to Dakota Ethanol are not required to devote their full time or attention to Dakota Ethanol, and they are and will continue to be involved in other ethanol related businesses and possibly other businesses or ventures, including ownership interests in other ethanol plants. The various Broin entities will therefore experience conflicts of interest in allocating their time and services between Dakota Ethanol and their various other business ventures. One or more of the Broin entities may have financial or other incentives to favor other businesses over Dakota Ethanol. For example, another ethanol plant in which they have a financial interest may be more successful than Dakota Ethanol is, and that fact may cause the Broin entities to devote more time and attention to that other plant. The various Broin entities' other businesses and ventures may also cause them to not have sufficient time to properly and fully fulfill their various duties and obligations to Dakota Ethanol. Nonetheless, Broin has represented to us that it will devote sufficient time to the Dakota Ethanol plant so as not to compromise its success.

        Key persons of the various Broin entities may be lost and may also have conflicts of interest.    The various Broin entities each rely upon key persons for the proper operation of their businesses. There is no assurance or guarantee of their continued services to the various Broin entities, and those persons may also provide services to others. The conflicts of interest noted in the immediately preceding paragraph are therefore also applicable to those persons.

        The fees payable to Broin Management may cause conflicts of interest for Broin Management in making marketing decisions.    A portion of the fee payable to Broin Management is a $250,000 annual management fee paid in monthly installments. The other portion of the fee is a 5% incentive fee based upon the audited annual net income of the plant. This fact could motivate Broin Management to defer or make certain business decisions during a particular trimester in order to maximize its fee instead of Dakota Ethanol's long-term best interests. Broin Management may also experience conflicts of interest in rendering its management advice and services given the compensation and fees that Dakota Ethanol pays to the various other Broin entities, especially if the management advice would result in a lowering of the compensation or other fees payable to the other Broin entities. Broin Management's management fee is payable whether the plant is profitable or not, but the annual incentive fee is payable only if the plant is profitable.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING INFORMATION

        This information statement/prospectus contains forward-looking statements involving future events, future business and other conditions, our future performance, and our expected operations. These statements are based on management's beliefs and expectations and on information currently available to management. Some of the sections of this information statement/prospectus that use forward-looking statements include, without limitation, "Summary," "Management's Plan of Operation," and "Business." Forward-looking statements may include statements which use words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "predict," "hope," "will," "should," "could," "may," "future," "potential," or the negatives of these words, and all similar expressions.

        Forward-looking statements involve numerous assumptions, risks and uncertainties. Important factors that could significantly affect our current plans, anticipated actions and future financial condition and results include, among others, those set forth under the heading "Risk Factors." Our actual results or actual business or other conditions may differ materially from those contemplated by any forward-looking statements and we are not under any duty to update the forward-looking statements contained in this information statement/prospectus. We cannot guarantee future results or performance, or what future business conditions will be like. We caution you not to put undue reliance on any forward- looking statements, which speak only as of the date of this document.

THE SPECIAL MEETING

General

        The Board of Directors of the Cooperative is presenting the accompanying ballot for use at the special meeting of shareholders to be held on March 14, 2002 at 7:00 p.m., local time, at Dakota Prairie Playhouse, 1205 North Washington, Madison, South Dakota, and at any adjournments or postponements after the special meeting if necessary. This document and the enclosed ballot form are being mailed to the Cooperative's shareholders beginning on or about [                        ], 2002.

Matters to be Considered

        The sole purpose of the special meeting will be to formally cast votes regarding the reorganization of the Cooperative into the new LLC in accordance with the Plan of Reorganization, a copy of which is attached hereto as Appendix A.

Who Can Vote

        Shareholders of record at the close of business on February 28, 2002, are entitled to notice of and may vote at the special meeting. On February 28, 2002, we expect that there will be 943 shareholders entitled to vote. Each shareholder has one vote. If at least 53 shareholders are present or represented by mail ballot at the special meeting, a quorum will exist.

How You Can Vote

        To vote on the proposed reorganization, you must use the mail ballot accompanying this document. It is the only ballot you will receive, and no additional ballots will be distributed at the special meeting. The Cooperative's Bylaws prohibit voting by proxy.

        If you are unable to attend the special meeting, you can mail or personally deliver the ballot to the Cooperative. Two envelopes, one to hold the ballot and one to return the envelope containing the ballot, are enclosed for your convenience. The Cooperative must receive your ballot by February 28, 2002, in order for your vote to be counted. You may revoke your ballot at any time up to when votes are actually tallied at the special meeting.

Votes Required

        The affirmative vote of 75% of the shareholders present, in person or by mail ballot, at the special meeting is required to approve the reorganization of the Cooperative into the new LLC.

THE REORGANIZATION

Reasons for the Reorganization

        The structure and terms of the reorganization from a Cooperative into a limited liability company were determined by the Cooperative's Board of Directors after extensive investigation of the anticipated tax and other impacts of the reorganization on the Cooperative and its shareholders. In determining whether to reorganize into a limited liability company, the Cooperative's Board considered numerous factors. The following is a brief discussion of those factors.

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  The Board concluded that continuing as a Cooperative was undesirable because the IRS is taking an increasingly conservative view of what constitutes patronage income. While federal tax regulations do not define patronage income, non-patronage income means incidental income derived from sources not directly related to the marketing, purchasing, or service activities of a cooperative. Accordingly, because approximately half of the Cooperative's income is expected to be generated from corn purchased on the open market and not from the shareholders of the Cooperative, there is a risk that a large portion of the income could be reclassified as non-patronage income and thus taxed at the entity level before distribution to shareholders.

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  Shareholders would be required to pay self-employment taxes on the Cooperative's patronage dividends. Self-employment taxes are imposed on income from self employment in order to provide those who work for themselves, such as independent contractors, sole proprietors, and general partners, with social security and disability benefits that employees have through the withholding of "FICA" taxes from their wages (and salaries). The IRS has not published authoritative rules determining whether a member of a limited liability company is exempt with respect to his share of company income. Although our tax counsel believes that the new LLC members will generally not be subject to self-employment taxes, we cannot assure you that self-employment taxes would never be applied to a member's distributive share of the new LLC's income.

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  The limited liability company form permits an expanded universe of potential members. A cooperative is generally required to limit its equity owners to producers and to distribute its earnings to shareholders based on the amount of corn each shareholder delivers to the company, rather than the value of each shareholder's investment; limited liability membership is not similarly restricted. The Board believes that, while no assurances can be given, the liquidity of shareholders' equity interests may some day be enhanced if membership in the new LLC is opened up to a broader range of investors, including investors who are not producers. However, the new LLC's Operating Agreement initially limits its membership to producers.

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  The reorganization constitutes a taxable transaction, so it was important to obtain an appraisal of the value of the Cooperative's assets, on which the tax consequences of the reorganization at both the company and the shareholder level depend. As a result, the Board obtained a restricted use report by Natwick Associates Appraisal Services indicating that, as of February 13, 2002, the value of the Dakota Ethanol, LLC on an as-built and operating basis was $45 million and the value of the Cooperative's 88% interest in Dakota Ethanol was $14,572,800. However, the appraisal does not attempt to estimate the value of current assets and the amount of any current debt that may be on hand at the time of the reorganization. Our tax counsel, Leonard, Street and Deinard Professional Association, is of the opinion, based on the Cooperative's use of current assets to pay down the permanent debt on or before March 31, 2002, that the value of the assets deemed distributed to shareholders will be approximately $586,000 greater than the appraisal value, which would result in taxable gain to shareholders of approximately $.08 per equity share. Furthermore, if current assets exceed current liabilities by more than this amount at the time of the reorganization, this taxable gain would be increased. A Complete Appraisal, Summary Report will be completed if the reorganization is approved.

        The Board also considered alternative courses of action that would be available to the Cooperative. These alternatives included converting the Cooperative to a taxable corporation. The Board determined it was impractical, limiting and burdensome for the continuing entity and its shareholders to convert to a taxable corporation because of the additional tax expense the Cooperative would incur if it converted to a taxable corporation relative to the expenses of operating as a cooperative or limited liability company. The Board also considered: continuing to operate as a cooperative and, if necessary, challenging any legal ruling related to non-patronage income; continuing to operate as a cooperative and treating any non-patronage source income as such and incurring the entity-level tax; or requiring the Cooperative's shareholders to contribute 88% of the Dakota Ethanol plant's corn requirements, which would match the Cooperative's ownership of Dakota Ethanol. The Board ultimately decided to reject these alternative courses of action because any legal challenge to the treatment of non-patronage income created too much financial uncertainty and incurring the additional tax expense or increasing shareholder corn delivery requirements were undesirable to our shareholders.

        This discussion of factors the Board considered is not intended to be exhaustive, but is believed to include all material factors. In reaching its determination to approve and recommend the reorganization, the Board did not quantify or assign a relative weight to the above factors.

Recommendation of the Board

        The Cooperative's Board has unanimously approved the Plan of Reorganization. The Board believes that it is in the best interests of the Cooperative and its shareholders to convert from a cooperative into a limited liability company. Accordingly, the Board has unanimously approved the Plan of Reorganization and recommends that shareholders of the Cooperative vote "FOR" adoption of the Plan of Reorganization. If the reorganization is not consummated for any reason, the Board presently intends to continue to operate the Cooperative in its current cooperative form.

Tax Treatment

        The reorganization will be a taxable event to Lake Area Corn Processors and its shareholders. Please see "Federal Income Tax Considerations" below for a discussion of important tax matters.

Accounting Treatment

        For financial statement purposes, the transfer of interests between the Cooperative and the new LLC will be accounted for as an exchange between related parties. An exchange between related parties of an asset not held for sale in the ordinary course of business for a similar asset or an equivalent interest in the same asset does not culminate an earnings process. As such, the exchange will not result in a gain or loss being recognized for financial statement purposes, and the book basis of assets and liabilities will be transferred from the Cooperative to the new LLC.

Regulatory Approval

        Other than the Securities and Exchange Commission declaring the registration statement on Form S-4 effective and the approval of any necessary state securities authorities, no federal or state regulatory requirements must be complied with or approval must be obtained in connection with the proposed reorganization.

Absence of Dissenters' Rights

        Shareholders who object to the reorganization of the Cooperative into the new LLC will have no appraisal or dissenters' rights under South Dakota law. Shareholders will not have any right to receive cash instead of capital units of the new LLC.

Federal Securities Law Consequences

        Under the federal securities laws, capital units of the new LLC received in the reorganization by persons who are not affiliates of the new LLC under the Securities Act of 1933, may, if done pursuant to and as allowed by the Operating Agreement of the new LLC, be resold immediately. Capital units of the new LLC received in the reorganization by "affiliates" of the new LLC may be resold only pursuant to further registration under the Securities Act, in compliance with Rule 145 under the Securities Act, or in transactions that are exempt from registration under the Securities Act. These restrictions are expected to apply to the managers and executive officers of the new LLC.

        This document cannot be used in connection with resales of capital units received in the reorganization by persons who are affiliates of the Cooperative or the new LLC.

The Plan of Reorganization

        The following is a summary of the material terms of the plan of reorganization, which is incorporated into this information statement/prospectus by reference. Please review this agreement in Appendix A.

General

        Lake Area Ethanol, LLC was formed on April 2, 2001, to be the successor to the Cooperative and to effectuate the reorganization. Under the Plan of Reorganization, if approved, the following will occur:

  •
  The Cooperative's entire business, including all of its assets and liabilities, will be transferred to the new LLC;

  •
  Each shareholder of the Cooperative will receive capital units of the new LLC equal in number to each shareholder's equity shares in the Cooperative immediately prior to the reorganization;

  •
  Each shareholder of the Cooperative who becomes a member of the new LLC by signing its Operating Agreement will have voting and other rights in the new LLC that are similar to those held in the Cooperative;

  •
  Each shareholder of the Cooperative's Corn Delivery Agreement will be assigned to the new LLC (if he consents);

  •
  The Cooperative will be liquidated and dissolved; and

  •
  Lake Area Ethanol, LLC will change its name to "Lake Area Corn Processors, LLC."

        The directors and officers of the Cooperative will be the initial directors and officers of the new LLC.

Conversion of Equity Interests; Treatment of Membership Stock

        If approved, each shareholder of the Cooperative will automatically become a unit holder of the new LLC and will become a member of the new LLC if the shareholder signs its Operating Agreement. All outstanding equity shares of the Cooperative will be converted automatically into capital units of the new LLC on a one-to-one basis.

        Any shareholder of the Cooperative who does not become a member of the new LLC will be entitled to the full economic benefits and subject to the tax consequences of owning the capital units, but will not have any voting rights. In addition, the new LLC has the right to redeem the capital units of any unit holder for $.20 per unit who does not become a member of the new LLC within 12 months of the reorganization and under other circumstances which are contained in the Operating Agreement.

Exchange of Certificates

        If the reorganization is approved, we will send you instructions for sending in your certificates for voting and equity shares of the Cooperative in exchange for the new LLC capital unit certificates.

Effective Time

        If approved by the shareholders of the Cooperative, the reorganization will occur on March 15, 2002 after the special meeting.

Conditions to Consummation of the Reorganization

        The reorganization will not be consummated unless:

  •
  We receive approval of 75% of the shareholders of the Cooperative voting at the special meeting;

  •
  There is no injunction, restraining order or order of any nature enjoining the reorganization; and

  •
  The registration statement, of which this information statement/prospectus constitutes a part, is effective and no proceedings have been commenced to stop its effectiveness.

APPRAISAL

        Because of the importance of fair market value in evaluating the tax consequences of the proposed reorganization, the Cooperative has retained Natwick Associates Appraisal Services of Fargo, North Dakota, to appraise the value of the ethanol plant and the Cooperative's 88% interest in Dakota Ethanol, which will be deemed constructively distributed to its shareholders.

        Natwick Associates, as part of its appraisal business, engages in the valuation of commercial, industrial, farmland and residential properties, with experience in ethanol plant, cemetery, funeral home, grain elevator, meat packing plant, school building and other special use property appraisals. In July 2000, Natwick Associates initially provided First National Bank of Omaha with an appraisal of Dakota Ethanol's real estate, which served as the primary collateral for the construction loan.

        Natwick Associates has issued a preliminary restricted use report to the Cooperative's Board, dated February 13, 2002, and will issue a Complete Appraisal, Summary Report when the reorganization is consummated. The Board obtained the restricted use report in connection with its consideration of the reorganization into a limited liability company. The Cooperative did not provide any valuation figures to the appraisal firm. As described below, the Cooperative and Broin and Associates did provide Natwick Associates with information about the appraised property and plans and specifications for Dakota Ethanol's ethanol plant.

        We will receive a Complete Appraisal, Summary Report as of the date of the reorganization. Although we do not anticipate that the valuation contained in the restricted use report will change, there may be changes in our business or industry or in the amount of the Cooperative's current assets or liabilities that will affect the final valuation in the Complete Appraisal, Summary Report. Neither the restricted use report or the Complete Appraisal, Summary Report constitutes a recommendation as to how any shareholder of the Cooperative should vote on the reorganization.

Summary of the Restricted Use Report

        In the restricted use report, Natwick Associates appraised the prospective market value of Dakota Ethanol's ethanol plant at $45 million, assuming that the ethanol plant was completed according to its plans and specifications. The ethanol plant did not begin producing ethanol until mid-September 2001. After subtracting the permanent debt of $26.6 million and applying the appropriate discount, Natwick Associates appraised the Cooperative's 88% membership interest in Dakota Ethanol, LLC, at $14,572,800. You can read more about how Natwick Associates reached these conclusions below under "Appraisal—Appraisal Procedures Followed."

        Subject Property of the Appraisal.    The subject property of the restricted use report is the fee simple interest in the ethanol plant owned by Dakota Ethanol located near Wentworth, South Dakota, and the Cooperative's 88% interest in Dakota Ethanol.

        Purpose of the Appraisal and Client.    One purpose of this appraisal was to develop an opinion of the prospective market value of the Cooperative's 88% membership interest in Dakota Ethanol.

        Definition of Market Value.    The appraisal defines market value as the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus.

Scope of the Appraisal

        In connection with the appraisal, Natwick Associates, among other things,

  •
  made a physical inspection of the site.

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  discussed with representatives of Dakota Ethanol and the Cooperative plans and specifications for the ethanol plant;

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  gathered information regarding the subject property from courthouse records and the personal inspection of the subject property;

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  reviewed the Member Control Agreement and Operating Agreement of Dakota Ethanol and its Management Agreement with Broin in regard to developing an opinion of appropriate discount for the 88% ownership interest of the Cooperative;

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  compiled regional, city, county and neighborhood data from several sources; and

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  conducted sales research in a 10 mile radius of the subject property.

Extraordinary Assumption

        The prospective opinion of market value of the ethanol plant set forth in the restricted use report is based on the extraordinary assumption that the property was completed according to its plans and specifications on March 15, 2002, for the reason that a prospective value opinion is intended to reflect the current expectations and perceptions of market participants along with factual data.

Appraisal Procedures Followed

        The appraisal conforms to the Uniform Standards of Professional Appraisal Practice and to guidelines issued under Title XI of the Federal Financial Institution Reform, Recovery and Enforcement Act of 1990, in accordance with Part 34, 12 CFR. The appraisal considered the sales comparison, cost and income approaches to valuation.

        Sales Comparison Approach.    The sales comparison approach uses recent sales of similar companies to estimate value. Because there were no sales of truly comparable new or nearly new ethanol plants uncovered anywhere in the United States, the sales comparison approach was generally deemed inappropriate for the appraisal. However, Natwick Associates used the sales comparison approach to value the land on which the ethanol plant is constructed.

        Cost Approach.    The cost approach estimates value by determining how much it would cost to build a new facility or replace an existing facility. Natwick Associates developed a $44.5 million indication of value based upon the cost approach and gave considerable weight to the cost of the improvements, which were not expected to have depreciated as of the date of the reorganization, in reaching its conclusion.

        Income Approach.    The income approach derives a value indication for an income-producing property by determining the present value of its anticipated benefits (cash flows and reversion). Natwick Associates developed a $47,250,000 indication of value using the income approach, which was based on the historical performance of the plant's projected markets for ethanol and distiller's dried grains with solubles.

        Determination of Market Value.    Natwick Associates gave greater weight to the cost approach than to the income approach because, when both approaches are used and the indication of value using the income approach is higher than the value indicated by the cost approach, the appraisal principle known as the "principle of substitution" requires that the appraiser use a value closer to the value indicated by the cost approach.

        According to the principle of substitution, when several similar goods or services are available, the one with the lowest price will attract the greatest demand, all other things being equal. When using an income approach results in a higher indication of value than using the cost approach, the market value will not greatly exceed what one would pay to build an identical new or replace an identical existing ethanol plant because no person would willingly pay more for something than its lowest possible price. The principle of substitution requires the application of the cost approach in this instance because any ethanol plant that was built at a cost greater than the lowest cost would have to price its products above the market and, thus, would be unable to attain profitability.

        However, the cost approach would not be used if the income approach results in a lower valuation than is reached using the cost approach because a lower income approach valuation indicates that a business's future income stream is insufficient to support its cost. When the income approach results in a valuation only somewhat greater than the cost approach—even though the income approach does not represent the best valuation—it indicates that it is reasonable to conclude that such a business, at the indicated cost approach valuation, should be financially viable.

        In the ethanol industry, the lowest price for an ethanol plant is the cost to replace an existing plant. In this case, Natwick Associates concluded that the replacement cost would be the same as the cost of the recently completed plant, or $44.5 million. Natwick Associates then ultimately concluded that the market value of the fee simple interest in Dakota Ethanol, LLC was $45 million because of the current favorable economic conditions in the ethanol industry. However, since the ethanol plant is carrying debt of $26.6 million, its equity value is $18.4 million.

        Determination of Value of Partial Interest.    After it appraised the equity value of the ethanol plant owned by Dakota Ethanol at $18.4 million, Natwick Associates made a number of further adjustments to reach an opinion of value of the Cooperative's 88% equity interest in Dakota Ethanol. These adjustments are described in the following paragraphs.

        Discount for Partial Interest.    The restricted use report defines an undivided partial interest, such as the Cooperative's 88% interest in Dakota Ethanol, as an interest in a specific property that cannot be dealt with freely by the separate owners. A partial interest may or may not have a market value in proportion to the percentage of ownership interest owing to a number of considerations or valuation factors. In the absence of comparable sales data for a partial interest in similar properties, the appraiser critically analyzes the type of property, the size of the partial interest, the physical characteristics, the market at the time of valuation, the personalities of the co-owners, the highest and best use of the property, equity requirements, conditions and terms of the other co-owners, and the benefits and liabilities accruing to the fractional interest to determine what discount, if any, to grant due to a partial interest. Natwick Associates arrived at a discount factor of 10% for the Cooperative's 88% partial equity interest in Dakota Ethanol, LLC, based on its analysis of such valuation factors. These factors constitute the added risks associated with partial, as opposed to full, ownership of the plant.

        In ascertaining the discount factor, Natwick Associates utilized an appropriate yield rate for an investment in the property. It then factored in the increased risk, including lack of control, attributable to the Cooperative's partial interest. This increased risk is based in part on Dakota Ethanol's management contract with Broin Management. Natwick Associates also factored in the lack of marketability, because there is no ready market for the equity interest in Dakota Ethanol. Natwick Associates then evaluated the risks using its best judgment, based on its prior experience in appraising ethanol plants and partial interests.

        Conclusion.    Based on the Cooperative's partial interest, restrictions on control and lack of marketability and its discounted cash flow analysis, Natwick Associates concluded that the Cooperative's 88% membership interest was $14,572,800, determined as follows:

Fee Simple Interest of Dakota Ethanol, LLC	$45,000,000

Less Permanent Debt	($26,600,000)

Value of the Equity Interest in Dakota Ethanol, LLC	$18,400,000
Gross Value of Lake Area Corn Processors Cooperative's 88% Interest in Dakota Ethanol, LLC	$16,192,000

Less 10% Discount for Partial Interest	($1,619,200)

Value of Lake Area Corn Processors Cooperative's Equity Interest in Dakota Ethanol, LLC	$14,572,800

        Other than Natwick Associates' commitment to provide a Complete Appraisal, Summary Report as of the reorganization date, the Cooperative and its affiliates have no plans, formal or informal to engage Natwick Associates for any other valuation assignment. The Cooperative has attached the restricted use report to this document as Appendix D. You should read this document to understand the matters considered and the scope of the review made by Natwick Associates.

SELECTED FINANCIAL DATA

        The following represent selected consolidated financial data of the Lake Area Corn Processors Cooperative from inception (May 25, 1999) and for the periods as follows:

	Year ended December 31,		Nine months ended September 30,
	2000	1999	2001	2000
Net sales or operating revenues	$ —	$ —	$2,552,502	$ —
Net income (loss)	121,996	(76,591)	408,502	146,821
Net income (loss) per share	.02	N/A	.05	.03
Cash dividends declared	—	—	—	—
	As of December 31,		As of September 30,
	2000	1999	2001	2000
Total Assets	24,353,913	696,681	47,301,374	18,269,862
Long-term Obligations	5,596,396	—	23,196,231	85,000

        The organization, development and construction of the plant are discussed under "Management's Plan of Operation." The results above are not indicative of the ongoing operation of the plant for the periods indicated, since the plant began its operations on September 4, 2001.

MANAGEMENT'S PLAN OF OPERATION

Overview

        Upon completion of the reorganization, the new LLC will own the Cooperative's 88% interest in Dakota Ethanol, LLC, a company that owns a 40 million gallon ethanol plant which produces ethanol and distiller's dried grains with solubles, or DDGS. Construction began in the summer of 2000 and the plant began production in mid-September 2001.

        The new LLC's fiscal year will end on December 31 of each year.

Construction Costs

        Dakota Ethanol has used the proceeds contributed from the Cooperative's equity offering which ended in September 1999, as well as funds from its lender and government sources, to acquire land and construct the plant and related facilities and improvements. A portion of those funds have also been used to purchase the initial inventory of corn, chemicals, yeast and denaturant, Dakota Ethanol's major raw materials and to cover Dakota Ethanol's other operating costs as it begins to collect receivables. Dakota Ethanol originally anticipated that a total of $44.4 million of debt and equity capital would be necessary to purchase the real estate, build the plant, make the necessary capital improvements, purchase the machinery, equipment and initial inventory, and cover start-up, financing and offering expenses. As of September 30, 2001, Dakota Ethanol had incurred approximately $44.1 million in costs.

One Year Plan of Operations

        We expect Dakota Ethanol to spend the next twelve months working with Broin to get the plant operating at full capacity. Dakota Ethanol expects to have sufficient cash to cover its inventory, operating and administrative costs for the first few weeks of operations until it begins collecting payment on its accounts receivable. Such costs include raw materials, staffing, office costs, audit, legal, regulatory compliance and staff training, and to pay expenses related to its debt financing and this offering. In the event that Dakota Ethanol does not have sufficient cash on hand to pay Broin & Associates, Inc. any retainage owed, under the terms of a Delayed Payment Agreement dated August 2, 2000, Dakota Ethanol may delay payment of up to $125,000 until it is able to pay the entire amount of retainage, if any, from cash generated from plant operations.

        The Dakota Ethanol plant, through its ethanol marketer Ethanol Products, has entered into arrangements for the delivery of ethanol. Approximately 81% of Dakota Ethanol's production has been committed under contract for the next six months. Dakota Ethanol anticipates that the remaining 19% will be sold by Ethanol Products on the spot market.

        The plant started ethanol production operations on September 4, 2001. The first ethanol shipment occurred on Friday, September 14, 2001.

        The following is our estimate of various sources and uses of funds relating to the project.

Sources Of Funds
For
Dakota Ethanol, LLC

Actual Amount Received as of September 30, 2001
Cooperative Equity Contributions	$14,700,000
Broin Equity Contribution	$2,000,000
Tax Increment Financing	$1,911,587
Loan Funds	$24,369,031

TOTAL:	$42,980,618

Uses of Funds
For
Dakota Ethanol, LLC

	Original Estimate		Amounts Incurred as of September 30, 2001
Broin Design/Build Contract
Site Work	$1,926,800		$1,926,800
Buildings/Millwright	5,547,000		6,499,365
Mechanical	5,944,400		6,516,245
Process Equipment	11,628,710		12,499,501
Electrical Systems	2,200,000		2,404,140
Instrumentation	574,000		579,680
Grain Handling	2,100,000		2,655,100
Other Construction Costs	7,199,590		5,048,590
Other Equipment Costs	965,500		968,000

Change orders for excise tax			769,857

Design/Build Contract as of September 30, 2001			39,867,278

Less refundable sales and excise tax			(1,195,429)

Turn-Key Design/Build Contract Price	38,086,000	(1)

Incurred to date			38,671,849

Owner's Project Costs
Land			106,394
Inventory—Corn	900,000		1,272,712
Inventory—Chemicals, Yeast, Denaturant	334,000		140,955
Inventory—Ethanol And DDGS	950,000		1,223,505
Spare Parts—Process Equipment	260,000		—
Start Up and Organizational costs	450,000		669,699
Water Line and Water Tower			659,478
Capitalized Interest	800,000		694,650
Financing Costs, Insurance, other	500,000		348,613
Investment in Ethanol Products, LLC			250,000
Permanent Working Capital	1,000,000
Construction Contingency	766,000		111,120

Total	$5,960,000		$5,477,126

(1)
Any change orders that Dakota Ethanol approves will be added to this amount. As of October 15, 2001, Dakota Ethanol had incurred $1,781,278 in change orders for a total amount of $39,867,278.

Administration

        Dakota Ethanol is currently operating out of its offices located at the plant site, near Wentworth, South Dakota. The Cooperative's offices are also located at the plant site. As part of Broin's responsibilities as manager, Broin was responsible for hiring and training Dakota Ethanol's office staff and production workers before the start of plant operations.

Operating and Financing Expenses

        Along with operating expenses, Dakota Ethanol has significant expenses related to financing and interest. Dakota Ethanol has allocated funds in its capital structure for these expenses; however, there can be no assurance that the funds allocated will be sufficient to cover these operating expenses. Dakota Ethanol may need additional funding to cover these costs if sufficient funds are not retained up-front or if costs are higher than expected.

Employees

        Broin Management has selected Mr. Dean Frederickson as the plant's initial general manager. Mr. Frederickson oversees and will be responsible for operations and production on a day-to-day basis. The general manager is a full-time, on-site position, but Mr. Frederickson is actually a Broin employee. Dakota Ethanol has also hired a full-time commodities manager, operations manager, maintenance manager, microbiologist, commodities supervisor, and controller. Dakota Ethanol employs 35 full-time or full-time equivalent employees. Dakota Ethanol has hired a chief mechanical operator, plant operators, plant maintenance personnel, an accountant, a receptionist and a secretary. Dakota Ethanol's annual payroll is estimated to be approximately $1,200,000 (not including the general manager's salary to be paid by Broin).

        On August 10, 2001, the Cooperative hired Mr. Alan May as its full-time membership coordinator. Mr. May works out of our office at the plant site. Mr. May is responsible for maintaining our books and records, providing general assistance to our shareholders, and handling all sales and transfers of shares. Mr. May receives assistance from a part-time office assistant. The Cooperative has also employed a small number of part-time employees on a limited basis and currently employs a part-time technical support person and web designer.

Liquidity and Capital Resources

        The Cooperative raised $15,610,000 in its equity offering completed September 10, 1999. All but $910,000 was contributed to Dakota Ethanol in exchange for its 88% ownership interest. Since its original offering, the Cooperative has redeemed 400,000 equity shares at a total price of $940,000 due to a share repurchase from South Dakota Corn Processing Investment Fund, Inc. Broin Enterprises contributed $2 million to Dakota Ethanol in exchange for its 12% membership interest. Dakota Ethanol has used the capital contributed by the Cooperative and Broin Enterprises to pay for a portion of the construction costs.

        Under the terms of its Operating Agreement, the new LLC is required to distribute all but $200,000 of net cash from operations, unless a supermajority of the Board of Managers decides otherwise or such a distribution would violate or cause a default under the terms of our debt financing or other credit facilities or is otherwise prohibited by law. Any other distributions are entirely in the discretion of the Board of Managers. If the new LLC makes distributions, it will make them proportionately to all members and unit holders on a per unit basis.

        In April 2001, Dakota Ethanol received $1,911,587 from the proceeds of tax increment financing bonds issued by Lake County, South Dakota, where the ethanol plant is located. These funds will be repaid by Lake County from the increase in property taxes paid from Dakota Ethanol to Lake County related to the improvements on the real estate on which the ethanol plant is located, and do not constitute a direct liability of Dakota Ethanol.

        Dakota Ethanol entered into a Construction Loan Agreement and Construction Note with First National Bank of Omaha as of September 25, 2000, for up to $26.6 million in debt financing to fund the balance of the construction costs for the ethanol plant. Until construction of the ethanol plant was completed, Dakota Ethanol paid interest at First National's national base rate plus 3%. Before construction was completed, Dakota Ethanol made quarterly interest only payments to First National Bank of Omaha. The outstanding principal and interest has now been amortized over a ten year period and bears 9% interest annually until September 1, 2011. Dakota Ethanol will make 40 quarterly payments of interest and principal. If any amount remains unpaid on September 1, 2011, it will bear 12% interest annually. In addition to the regular payments, the Construction Loan Agreement provides that 10% of Dakota Ethanol's excess cash flow, as defined in the Construction Loan Agreement, must be paid to First National Bank of Omaha annually on the unpaid principal amount.

        The construction loan is secured by Dakota Ethanol's real property, personal property (including general intangibles), an assignment of its interest in the Design/Build Contract with Broin and an assignment of all rents and leases in favor of First National.

        The Construction Loan Agreement requires that Dakota Ethanol provide First National with audited annual and unaudited quarterly financial statements. Dakota Ethanol is currently not in compliance with this requirement and has obtained a waiver from First National, but intends to comply now that the ethanol plant has begun operations. The scope of the waiver received from First National for the violation of the various loan covenants depends on the covenant. For example, Dakota Ethanol must provide annual audits through August 31, 2000. First National has waived this covenant for the applicable period. First National's waiver of the unaudited quarterly financial statement covers the period through August 31, 2001. First National has also waived other specific covenants that Dakota Ethanol has violated through August 31, 2001.

        The Construction Loan Agreement also contains debt service coverage ratio, working capital, net worth and other standard negative and affirmative covenants. If an event of default, as defined in the Construction Loan Agreement, occurs, First National Bank of Omaha may terminate the Construction Loan Agreement and declare the entire amount immediately due and owing. Events of default under the Agreement include failure to make payments when due or violation of one or more of the Agreement's covenants.

        The Financial Accounting Standards Board has recently issued pronouncements regarding Business Combinations, Goodwill and Other Intangible Assets, and Accounting for Asset Retirement Obligations. Management is reviewing these pronouncements, but does not expect the implementation of these pronouncements to have a significant effect on the financial statements.

Dilution

        The new LLC may seek additional equity financing in the future, which could cause additional dilution to you, and a reduction in your percentage equity interest. If you become a member of the new LLC in this offering, you will not have preemptive rights to purchase additional units in any subsequent offering to preserve your equity ownership percentage.

Distribution Policy

        The new LLC has not declared or paid any distributions on its capital units. The new LLC will be required under its Operating Agreement, subject to any loan covenants or restrictions imposed on Dakota Ethanol by First National, to distribute all but $200,000 of our net cash from operations each year to our unit holders and members in proportion to the number of units held, provided any such distribution is not otherwise prohibited by law. By "net cash from operations," we mean the gross cash proceeds from our operations, sales, and other dispositions of assets, including but not limited to investment assets (but not including sales and other dispositions of all or substantially all of the assets of the company), less the portion thereof used to pay, or set aside for, all of our expenses, debt payments, capital improvements, replacements and contingencies, as determined by our Board of Managers. Any additional distributions will be solely in the discretion of the Board of Managers and we cannot assure you that we will ever be able to pay any distributions to our unit holders and members.

Historical Financial Statements

        Lake Area Ethanol, LLC was formed on April 2, 2001, in anticipation of the reorganization and has not been a separate operating entity. The new LLC has no substantial assets and has earned no income from operations.

        Consolidated audited and unaudited financial statements of Dakota Ethanol and Lake Area Corn Processors Cooperative are located under Appendix C, attached hereto and incorporated by reference.

BUSINESS

Background—The Ethanol Industry

        Ethanol is a chemical produced by the fermentation of sugars found in grains and other biomass. Although ethanol can be produced from a number of different types of grains, such as wheat and sorghum, as well as from agricultural waste products such as sugar, rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes, approximately 90% of ethanol in the United States today is produced from corn because corn produces large quantities of carbohydrates, which convert into glucose more easily than other kinds of biomass. A typical bushel of U.S. Number Two Corn weighs approximately 54 pounds and typically yields 2.65 gallons of undenatured fuel ethanol. Current annual domestic ethanol production capacity is approximately 2 billion gallons.

        Ethanol contains 35% oxygen by weight. When combined with gasoline, ethanol acts as an oxygenate, which is to say it increases the percentage of oxygen in gasoline. As a result, the gasoline burns more cleanly, and releases less carbon monoxide and other exhaust emissions into the atmosphere. Oxygenated gasoline is commonly referred to as reformulated gasoline or "RFG." Although not all scientists agree about the existence or extent of environmental benefits associated with the use of ethanol, the use of ethanol is commonly viewed as a way to improve the quality of automobile emissions.

        The Federal Clean Air Act.    The use of ethanol as an additive to gasoline was stimulated by the Federal Clean Air Act, which was significantly amended in 1990. The 1990 amendments mandated the use of oxygenated fuels (with a minimum of 2.7% oxygen by volume) in specific regions of the United States during the winter months to reduce carbon monoxide. Cities, regions and states not meeting minimum clean air standards for these pollutants must require the use of cleaner-burning fuels. Accordingly, they require that oxygenates be added to gasoline sold in these locations.

        Ten major U.S. metropolitan areas are out of compliance with the Clean Air Act standards and are required to use RFG year-round. Other areas are only required to use RFG during the winter months. Five states, the District of Columbia, and eight metropolitan areas have voluntarily chosen to use RFG to help achieve their clean air goals.

        Approximately 35% of the gasoline sold in the U.S. contains oxygenates. Currently, the most common oxygenate is methyl tertiary butyl ether, or MTBE. MTBE, a petroleum-based product, is produced from methanol and natural gas and is largely imported from the Middle East. About 13% of the nation's RFG uses ethanol as an oxygenate and MTBE makes up the vast majority of the balance. However, since MTBE was introduced and has become a commonly used oxygenate, MTBE has been found in well water, lakes and streams. While MTBE has not been classified as a carcinogen, it has been shown to cause cancer in animals and its continued use has raised serious environmental concerns. On March 20, 2000, the Environmental Protection Agency called for MTBE to be banned or have its use significantly reduced because of environmental problems associated with its use as a fuel oxygenate. Although several bills that would ban the use of MTBE nationwide have been introduced before Congress, to date none have been successful. Based on industry sources, we anticipate that the nationwide demand for ethanol will increase to 3.5 billion gallons per year by 2005 if MTBE's use is banned nationwide. This increased demand would represent an increase of 150% over the current annual domestic ethanol production capacity of approximately 2 billion gallons.

        Furthermore, fourteen states have already enacted laws banning or greatly restricting the sale of MTBE. These laws will become effective at various times over the next five years. California's ban on the sale of MTBE is scheduled to become effective on January 1, 2003. On June 12, 2001, the Environmental Protection Agency denied California's request for a waiver of the oxygenated fuel requirement of the 1990 Clean Air Act Amendments. On August 13, 2001, California filed suit against the Environmental Protection Agency seeking to overturn the Environmental Protection Agency's decision. If California is required to continue to comply with the oxygenated fuel requirements, it is estimated that California will need over 500 million gallons of ethanol per year to replace MTBE as an oxygenate. In addition, several other states, mainly in the Northeast, have indicated that they plan to seek a waiver of the oxygenated fuel requirement from the Environmental Protection Agency.

        Governmental Incentives.    Recognizing the need for a cleaner source of energy, and appreciating that ethanol is also renewable and can be produced in the United States, legislators have created federal and state incentives for ethanol production. These tax incentives allow the ethanol industry to compete successfully in domestic fuel markets with gasoline blended with MTBE produced by the oil industry. Although the tax regulatory program is complicated and there are other federal tax incentives for ethanol production, the most important incentive for the ethanol plant and Dakota Ethanol's anticipated customers is the partial exemption from the federal excise tax on gasoline.

        The 5.3 cents per gallon partial exemption from the federal excise tax on gasoline is for alcohol fuels such as ethanol that are produced from biomass and used as fuels. Currently, if gasoline contains up to 10% ethanol produced from biomass, then the gasoline is exempt from 5.3 cents of the 18.4 cents per gallon federal excise tax. This exemption will be reduced from 5.3 cents per gallon to 5.2 cents per gallon for the years 2003 and 2004 and 5.1 cents per gallon for 2005, 2006 and 2007, when the current legislation is scheduled to expire.

        There is also a federal small producer tax credit, but we do not believe that Dakota Ethanol will qualify for the small producer tax credit because its anticipated annual production capacity of 40 million gallons exceeds the small producer 30 million gallon limit.

        Eligible ethanol producers may also receive cash incentives through the United States Department of Agriculture's Commodity Credit Corporation's Bioenergy Program in the federal fiscal years of 2001 and 2002. The federal fiscal year ends on September 30. To be eligible for the Bioenergy Program, an ethanol producer must file an agreement form before October 1 of each year estimating its increased bioenergy production for the year and submit quarterly applications for payment documenting actual production for the year to date. Cash payments are based on the increase in gallons of ethanol produced from the prior federal fiscal year and the market price of corn at the end of each quarter, with a more favorable calculation structure used for producers who generate less than 65 million gallons of ethanol annually. The maximum amount any one producer may receive annually under the program is $7.5 million. Funding for the program is limited to $150 million per year with a proration factor used if estimated payments to all eligible producers for the fiscal year exceed the available funding. Dakota Ethanol has filed agreements to be eligible for payments under this program for the 2001 and 2002 fiscal years, but the amount of payments Dakota Ethanol will be eligible to receive, if any, is not yet known.

        In addition to the federal fuel tax exemption and Bioenergy Program cash incentives, South Dakota provides an incentive production payment to ethanol producers. The production incentive consists of a direct payment to South Dakota producers of up to $.20 per gallon, which is divided among producers of fuel ethanol within South Dakota up to a maximum of 5 million gallons per year with a maximum of $10 million over the life of a plant. Accordingly, the maximum amount a South Dakota ethanol producer can currently receive in a year is $1 million. These incentive payments are funded from a $.02 fee on each gallon of gasoline brought into South Dakota by pipeline. Historically, sufficient funds have generally been available to pay the maximum amount available to all qualified producers in South Dakota; however, there is currently a shortfall of approximately $874,000 to fully fund this subsidy. Although we believe that legislative support for ethanol will continue in South Dakota, we cannot predict whether or to what extent the production incentive payments will be available in the future. Unless legislation to fully fund this subsidy is introduced and becomes law, the funds available to individual South Dakota ethanol producers such as Dakota Ethanol will decrease as the allocated funds are divided among an increasing number of producers in the state.

        Industry Growth.    Because of federal and state policies promoting cleaner air and the state and federal tax and production incentives mentioned above, the ethanol industry has grown substantially in recent years. Currently, U.S. ethanol plants have the capacity to produce approximately 2 billion gallons of ethanol annually, compared to only 175 million gallons in 1980. There are more than 55 ethanol production facilities located in the United States, with the great majority of them located in the

Midwest in the corn-producing states of Illinois, Wisconsin, Minnesota, Iowa, North Dakota, South Dakota, Nebraska and Kansas. In addition to Dakota Ethanol, South Dakota currently has three plants producing approximately 28 million gallons of ethanol annually from over 10 million bushels of corn, and three plants under construction that combined will have the capacity to produce an additional 105 million gallons annually. An additional 40 million gallon plant to be located in southeastern South Dakota is being planned by Great Plains Ethanol, LLC.

        In addition, automobile companies have begun developing ethanol-friendly vehicles. Gasoline blends containing up to 10% ethanol are approved under the warranties of most major domestic and foreign automobile manufacturers marketing vehicles in the United States, and many recommend the use of cleaner burning fuel, such as ethanol, in their vehicle owner manuals. Similarly, most major manufacturers of power equipment, motorcycles, snowmobiles and outboard motors endorse the use of ethanol blends in their products. In the last several years, automobile companies have introduced a growing number of flexible fuel vehicles that operate on fuel mixtures of up to 85% ethanol. In addition, ethanol industry advocates have developed new diesel fuels, commonly referred to as "OxyDiesel," which are a blend of diesel fuel and ethanol.

The Ethanol Plant and Production Process

        Dakota Ethanol generally has corn delivered by semi-trailer trucks, although it also has facilities to have corn delivered by rail, if necessary. Upon receipt, the corn is first weighed and tested, then put in a storage bin. The corn is then conveyed to a scalper to remove rocks and debris, then sent to a processing bin. Next, the corn is transported to a hammer-mill or grinder where it is ground into flour and conveyed into a tank for enzymatic processing.

        An ethanol plant is essentially a fermentation plant. The ground corn, which contains starch, is mixed with water to form a mash. The mash is heated and enzymes added to convert the starch into fermentable sugars. Fermentation occurs when yeast is added to convert the sugars into ethanol and carbon dioxide. The carbon dioxide may either be captured and sold, if nearby markets exist, or released into the atmosphere. Fermentation produces a mixture called "beer," which contains about 10% ethanol and 90% water. The "beer" is then boiled in a distillation column to separate the water, resulting in ethyl alcohol that is 90 to 95% pure. The mixture then goes through a dehydration process, which increases the alcohol content to 99% or greater. This product is then mixed with a certified denaturant to make the product impotable and commercially saleable.

        The solids removed during the distillation process are centrifuged and then conveyed to the distiller's dried grains with solubles, or DDGS, dryer system. A syrup is added to the mixture as it enters the dryer, where moisture is removed. This process produces DDGS. DDGS is a co-product of the ethanol production process, but it is not ethyl alcohol that has undergone additional processing. DDGS is produced from the protein, fiber, vitamins, and minerals that are not used in producing ethanol. Ethanol production from corn uses only the starch contained in the corn. You can read more about DDGS, an animal feed supplement, below under "Additional Products."

        Dakota Ethanol devotes equal effort to the production of ethanol and DDGS. All marketing efforts are handled by Ethanol Products and Dakota Commodities, the companies Dakota Ethanol has contracted with to market the ethanol and DDGS it produces. You can read more about our marketing contracts with Ethanol Products under "Business—Ethanol Marketing" and Dakota Commodities under "Business—Distiller's Dried Grains with Solubles; Additional Products" below.

        Dakota Ethanol retained Broin to design, build, manage and operate its ethanol plant. Broin's extensive experience and its other relationships with Dakota Ethanol are described below under the section entitled "Broin." See also "Conflicts of Interest" above for more information about Broin.

        In October 1999 Dakota Ethanol entered into a design/build contract with Broin to design and construct the plant for a total construction cost of $38,086,000 for a turn-key plant, including site preparation, design and construction and all machinery and equipment. Any change orders that Dakota Ethanol approves will be added to this amount. As of October 15, 2001, Dakota Ethanol had incurred

$1,781,278 in change orders for a total amount of $39,867,278. In addition, as of September 30, 2001, Dakota Ethanol had incurred construction costs of $38,671,849 and additional up front owner's project costs of $5,477,126 for acquisition of the site, start up and organizational costs, a water line and water tower, capitalized interest, financing costs and insurance, and a construction contingency. For more information on construction and other costs, please see "Management's Plan of Operation—Uses of Funds." In addition, Dakota Ethanol has committed to purchase a thermal oxidizer for approximately $1,200,000.

        In April 2000, Dakota Ethanol purchased approximately 77 acres of farm land located in Lake County, South Dakota. The site was selected by Dakota Ethanol's Board of Governors and is large enough to provide for expansion. The total consideration paid to acquire this land was $106,000.

        Dakota Ethanol's plant and facilities occupy approximately 35 acres of the 77 acre site and have the capacity to produce up to 40 million gallons of ethanol per year beginning in the first year of operation. Broin's experience has been that ethanol plants can typically produce more than their design capacity, and after the first year of operation, Dakota Ethanol expects its production to increase 3% annually for the next three years.

        Dakota Ethanol has entered into a License Agreement with Broin to utilize Broin's technology in relation to the operation and maintenance of Dakota Ethanol's ethanol plant for as long as the plant exists. Specifically, Broin's technology is all of Broin's proprietary rights, including patents, copyrights, trade secrets, formulas, research data, processes, know-how and specifications related to Broin's design and construction of the ethanol plant. If either Dakota Ethanol or Broin breaches the terms of the License Agreement, the non-breaching party may exercise any remedies available to it, including specific performance and requesting injunctive relief. As part of the License Agreement, Broin agreed to indemnify Dakota Ethanol in matters brought by third parties alleging infringement by Broin's technology.

        Broin has guaranteed that the plant will produce an average of 4,807 gallons per hour (Williams Pipeline standard) of denatured fuel grade ethanol or at least 40 million gallons on an annualized basis. In addition, Broin has guaranteed a yield of at least 2.7 gallons of denatured ethanol per 56 pound bushel of corn or approximately 2.56 gallons of undenatured ethanol (test weight 54 pounds or greater). Broin's engineers will stay on-site following the commencement of operation and provide continuing assistance until such specifications are reached for a period of seven consecutive days at no additional cost to Dakota Ethanol.

Ethanol Marketing

        The target market area for the ethanol produced at the plant includes local, regional and national markets. The local and regional markets include the state of South Dakota, as well as markets in Minnesota and northwest Iowa. Shipping is done primarily by truck and rail to markets in South Dakota, Minnesota and Iowa. Shipping to the Minneapolis and St. Paul, Minnesota markets is done exclusively by rail. The plant site is served by multiple South Dakota State highways. Interstate Highways 29 and 90 provide excellent transportation links in all directions.

        The plant is designed with rail facilities and connections to the Burlington Northern Santa Fe railroad system, which facilitate transporting the ethanol Dakota Ethanol produces to its national target markets. Approximately 70% of the ethanol is expected to be marketed by rail. The national target rail markets for the facility include Chicago, the Pacific Northwest, the Southern and Southwest markets, as well as potential new markets on the East Coast and California due to anticipated MTBE phase outs.

        Dakota Ethanol has signed a contract with Ethanol Products LLC, a Broin affiliate, to market the ethanol produced at its plant. Ethanol Products currently markets ethanol for seven producers located in Minnesota, South Dakota, North Dakota and Missouri. We do not expect to be dependent on one or a limited number of major customers. On August 7, 2000, Dakota Ethanol invested $250,000 in Ethanol Products, LLC. In exchange for its contribution to Ethanol Products, Dakota Ethanol received a Class B ownership interest of approximately 7% and receives an allocation of Ethanol Product's earnings or losses of 4.6%. Other regional ethanol plants operated and managed by Broin (and Broin Enterprises, Inc.) also contributed capital to Ethanol Products in exchange for Class B ownership interests and also receive an allocation of earnings and loss that is less than the percentage of their Class B ownership interest percentage. Broin Enterprises, Inc. invested $1,350,000 in Ethanol Products in exchange for a 39.7% Class A ownership interest and receives a 48.1% allocation of earnings or losses. Three Class C members of Ethanol Products—all of whom are Broin employees—who invested $50,000 each in Ethanol Products receive a slightly higher allocation of earnings and loss than their percentage ownership interests. Jeff Broin and Larry Ward, who serve on the Dakota Ethanol Board of Managers, have direct conflicts of interest as a result of their ownership interests in Ethanol Products.

        Dakota Ethanol's Ethanol Marketing Contract with Ethanol Products is in effect for automatically renewing 5 year terms, beginning from the start of ethanol production at the plant. Under the contract, Ethanol Products charges Dakota Ethanol a marketing fee of $.004 per gallon of ethanol sold and an administrative fee of $.0025 per gallon of ethanol sold. In addition, Ethanol Products may, if available, offer Dakota Ethanol the opportunity to participate in certain "value added opportunities," such as on a spot market or contract rollover basis. It will be Dakota Ethanol's decision whether to participate in these opportunities and the terms of each will be negotiated on a case by case basis. All account receivable losses arising from the marketing of ethanol are Dakota Ethanol's sole responsibility.

        In October 1, 2001, approximately 81% of Dakota Ethanol's production was committed under contract for the next six months. Between 80% and 90% of ethanol is purchased under contracts which are between six months and one year in duration. Unless there is a shift in industry practice, Dakota Ethanol intends to enter into contracts to sell between 80% and 90% of its ethanol under such contracts. Dakota Ethanol may enter into contracts of a longer duration to meet customer demand. Likewise, Dakota Ethanol may enter into shorter contracts or sell ethanol on the spot market if customers or the ethanol market demand it.

Corn Supply

        The plant's location in Lake County, South Dakota provides accessibility to corn at necessary levels. In 2000, 12,536,000 bushels of corn for grain were produced in Lake County and 96,081,000 bushels of corn for grain were produced in nearby Brookings, Kingsbury, Moody, Miner, Hanson, McCook and Minnehaha counties. Our members are required to deliver a portion of the approximately 14 million bushels of corn required on an annual basis by the plant. The Cooperative's shareholders currently supply approximately 50% of Dakota Ethanol's corn supply, and the balance is purchased from other local corn producers on the open market. Any shortfall in the corn supplied by members will be made up with corn purchased in the open market. All of the corn Dakota Ethanol purchases will be tested and must meet high quality control standards to ensure the efficient operation and quality products of the plant. Dakota Ethanol will use the United States Department of Agriculture's grade requirements for U.S. Number Two Corn.

        From time to time Dakota Ethanol may also decide to accept corn that does not meet the criteria for U.S. Number Two Corn or is otherwise substandard. If it does, it is not required to pay the price it is paying for U.S. Number Two Corn and will discount the price or make other allowances to account for the corn's lesser grade quality or condition at delivery.

Corn Delivery Agreements

        Lake Area Ethanol's members deliver corn on a trimester basis (4 month periods). The plant pays an average of market prices at predetermined elevators plus freight from the point of origin. Our average trimester prices are based upon daily prices at Eastern Farmers Cooperative in Canton, South Dakota; Cargill AgHorizons in Emery, South Dakota; Cargill AgHorizons in Pipestone, Minnesota; and South Dakota Wheat Growers in Wolsey, South Dakota. At the end of each trimester, Dakota Ethanol averages all of the daily prices to reach the price for each trimester. The established delivery periods will end on April 30, August 31 and December 31 of each year. Each member is required to deliver one bushel of corn per capital unit owned. For example, if you own 2,500 Lake Area Ethanol, LLC capital units, you will be required to deliver 2,500 bushels of corn annually. Members will be required to deliver a third of their annual delivery requirement of corn during each trimester. Deliveries by members will be spaced throughout the trimester and each member will be given a delivery period prior to the start of each trimester. The per bushel price paid to members at the time of delivery will be estimated by the Dakota Ethanol Board of Governors at the beginning of each delivery period. Eighty percent of the estimated corn delivery price will be paid at delivery. At the end of each delivery period, an additional payment will be made to correct the price to equal the actual average of the above-named surrounding elevators during the delivery period plus freight from the member's point of origin. All corn delivered by members must meet the same high quality standards Dakota Ethanol sets for all corn that it purchases, unless it agrees to accept corn of lesser quality, as described above.

Hedging

        Due to fluctuations in the price of corn, Dakota Ethanol engaged Broin Management in December, 1999 to help us develop a hedging strategy. Hedging means protecting the price at which Dakota Ethanol buys corn and the price at which it will sell its products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of such hedging activities is dependent upon, among other things, the cost of corn and Dakota Ethanol's ability to sell sufficient amounts of ethanol and DDGS to utilize all of the corn subject to the futures contracts. Under the terms of Dakota Ethanol's Corn Price Risk Management Agreement with Broin Management, Dakota Ethanol pays Broin Management an annual fee of $50,000 to engage in hedging and price risk management for its corn pricing requirements. This Agreement is for automatically renewing 1 year terms.

Distiller's Dried Grains with Solubles; Additional Products

        A co-product of the ethanol production process is distiller's dried grains with solubles, or DDGS. DDGS is a high protein, high energy feed supplement marketed primarily to the dairy, beef, sheep, swine and poultry industries. DDGS is produced from the protein, fiber, vitamins, and minerals in corn that are not consumed in producing ethanol. DDGS is a popular feed supplement, with approximately 3 million tons sold annually. DDGS may be sold and shipped to any market regardless of its vicinity to an ethanol plant. When operated at its annual capacity of 40 million gallons, the plant will have the ability to dry all distiller's grains produced. Broin has guaranteed that the plant will yield 17 pounds of DDGS per 56 pound bushel of corn (test weight 54 pounds or greater).

        Dakota Ethanol has negotiated and entered into a DDGS marketing contract with Dakota Commodities, a division of Broin Enterprises, Inc., to market all of the DDGS from the plant. The DDGS marketing contract is in effect for 5 years from the start of production of DDGS at the plant. It automatically renews for additional five year periods, unless discontinued by either party upon at least three months prior written notice of nonrenewal. Dakota Ethanol pays Dakota Commodities a marketing fee of 3% of the gross monthly sales of DDGS with a minimum annual fee of $200,000 per year. Dakota Commodities is responsible for invoicing all loads, receiving payments from customers and paying freight when necessary. All account receivable losses arising from the sales of DDGS are Dakota Ethanol's sole responsibility.

        While carbon dioxide is also a co-product of the ethanol production process, the potential demand for carbon dioxide in the local market has not been determined and Dakota Ethanol's plant is not currently equipped to capture and sell the carbon dioxide produced at the plant.

Broin

        Dakota Ethanol is heavily dependent upon Broin and Associates and its affiliated companies for virtually all aspects of its plant, including plant management and operation, and the marketing and sale of ethanol and DDGS.

        Dakota Ethanol's Board of Governors believes it is a significant advantage to the success of its business to be associated with Broin because of Broin's experience, expertise and successful history of developing ethanol projects similar to Dakota Ethanol's plant.

        Broin and Associates, Inc.    Broin and Associates is a Sioux Falls, South Dakota based engineering and construction management firm specializing in the design, engineering, construction, and plant start-up of new ethanol production facilities in the Midwest. It was formed in 1991 to meet a need in the marketplace for a company specializing in the design and construction of ethanol plants. Broin and Associates is owned by Robert, Jeff, Todd and Lowell Broin and Robert Broin is the President. Jeff Broin currently serves on the Board of Managers of Dakota Ethanol and six other ethanol production facilities managed by Broin.

        Broin and Associates has completed the construction or expansion of ten ethanol plants since 1993:

  •
  a 4 million gallon per year capacity ethanol plant for Heartland Grain Fields, L.P. in Aberdeen, South Dakota (the plant has completed an expansion);

  •
  Broin Enterprises, located in Scotland, South Dakota, which began as a 1 million gallon per year ethanol plant in 1987, increased its capacity in 1994 and is currently operating at over 8.5 million gallons;

  •
  the Heartland Corn Products 10 million gallon ethanol plant in Winthrop, Minnesota;

  •
  the Al-Corn Clean Fuel 10 million gallon ethanol plant in Claremont, Minnesota, the first facility in the country that incorporates innovative waste treatment technology in a traditional high-yield processing system;

  •
  an 11.5 million gallon ethanol plant for Ethano12000, LLP in Bingham Lake, Minnesota which, after only three years of operation, completed an expansion in August 2000 to 27 million gallons per year production and is currently operating at 29 million gallons per year;

  •
  the Pro-Corn LLC 12 million gallon ethanol plant in Preston, Minnesota;

  •
  the Agri-Energy, LLC 12 million gallon ethanol plant in Luverne, Minnesota;

  •
  the EXOL 13 million gallon ethanol plant near Albert Lea, Minnesota;

  •
  a 15 million gallon per year facility for Northeast Missouri Grain Processors in Macon, Missouri; and

  •
  a 14 million gallon plant for Golden Triangle Energy, LLC near Craig, Missouri.

Broin and Associates also began construction for an expansion at EXOL to 36 million gallons per year production, which is expected to be completed in the fall of 2001. Broin and Associates began construction of a 40 million gallon plant in the spring of 2001 for Northern Lights Ethanol, LLC near Milbank, South Dakota and is expected to begin construction of another 40 million gallon plant for Great Plains Ethanol, LLC near Parker in Turner County, South Dakota in the summer of 2002. In addition, construction began on TCE, LLC near Coon Rapids, Iowa in June, 2001 and on Michigan Ethanol, LLC in Tuscola County, Michigan in August, 2001.

        Broin Management, LLC.    Broin Management, LLC serves as the manager of Dakota Ethanol and manages the plant's day-to-day operations pursuant to a Management Agreement dated October 7, 1999. The Management Agreement is in effect until January 1, 2006, and automatically renews for an additional five year term unless either party gives notice of termination within 90 days of January 1, 2006. We pay Broin Management a fixed annual fee of $250,000, to be adjusted annually for inflation. We also pay Broin Management 5% of our audited annual net income. Dakota Ethanol pays certain expenses incurred with respect to operation of the plant and other expenses are included as part of Broin Management's fees. You can read more about these expenses, which are described later in this document, under "Management."

        Broin Management is a management firm consisting of a team of individuals with more than fifty years of experience in the ethanol industry. Ethanol facility operations, microbiological research, grain hedging, raw materials purchasing and ongoing professional support are specialties of the group. Other plants managed by Broin Management include Broin Enterprises, Scotland, South Dakota; Ethano12000, Bingham Lake, Minnesota; Pro-Corn, Preston, Minnesota; Agri-Energy, Luverne, Minnesota; EXOL, Albert Lea, Minnesota; Golden Triangle Energy, Craig, Missouri; and Northeast Missouri Growers, Macon, Missouri.

        Broin Management provides process consulting, engineering (with the exception of major equipment changes or expansions), Distributive Control System assistance, Distributive Control System operations monitoring via computer network, new technology updates, operations assistance, microbiology assistance, access to reduced pricing for enzymes, insurance, chemicals and other inputs. Dakota Ethanol has not conducted any independent research and development activities apart from its engagement of Broin.

        Ethanol Products, LLC.    Ethanol Products, LLC markets the ethanol Dakota Ethanol produces. See "Ethanol Marketing" above for a description of Dakota Ethanol's marketing arrangements with Ethanol Products. Dakota Ethanol owns a 7% interest in Ethanol Products, LLC and Broin Enterprises owns a 39% interest in Ethanol Products, LLC.

        Dakota Commodities.    Dakota Commodities is a division of Broin Enterprises that is responsible for marketing the DDGS Dakota Ethanol produces. See "Distiller's Dried Grains with Solubles" above for a description of Dakota Ethanol's marketing arrangement with Dakota Commodities.

        The following table summarizes our relationship with each of the Broin entities discussed above and describes the consideration that we pay for the services of each:

Entity	Relationship to Dakota Ethanol	Payment to Broin Entity
Broin and Associates, Inc.	Design and build ethanol plant	$38,086,000(1)
Broin Management, LLC	Manage ethanol plant operations; corn price hedging services	$250,000 annual fee, plus 5% net income for management services; $50,000 annually for hedging services
Ethanol Products, LLC	Market and sell ethanol	$.004 per gallon marketing fee, $.0025 per gallon administrative fee
Dakota Commodities	Market and sell DDGS	3% of gross sales, with $200,000 annual minimum

(1)
Any change orders that Dakota Ethanol approves will be added to this amount. As of October 15, 2001, Dakota Ethanol had approved $1,781,278 in change orders, for a total of $39,867,278.

Transportation and Delivery

        The plant has the facilities to receive corn by truck and rail and to load ethanol and DDGS onto trucks and rail cars. Burlington Northern Santa Fe (BNSF) provides rail service directly to the plant.

        Dakota Ethanol entered into a lease for 75 railway covered hopper cars at a rate of $500 per month per car with the Chicago Freight Car Leasing Co on June 6, 2001. The lease also requires Dakota Ethanol to pay the Chicago Freight Car Leasing Co. $.025 per mile for each mile each car averages in excess of 35,000 miles per calendar year. At the earliest, the lease expires five years after the average in-service date of all cars and automatically renews for additional one year periods thereafter unless either party gives written notice to the other 90 days before the then current termination date.

        BNSF has made certain track, bed and siding improvements on the rail line between West Junction, near Sioux Falls, South Dakota and Wentworth, South Dakota, near the site of the ethanol plant. At an August 15, 2001 meeting of the Lake Area Regional Railroad Authority held in Sioux Falls, South Dakota, South Dakota Governor William Janklow indicated that the State of South Dakota would likely assist in financing these improvements. However, the method, terms, and details of any such financial assistance have not been determined. In addition, Dakota Ethanol's and the BNSF's role in financing these improvements, if any, remains to be determined.

Utilities

        The production of ethanol is a very energy intensive process, using significant amounts of electricity and natural gas. Water supply and quality are also important considerations.

        U.S. Energy Services.    Dakota Ethanol has entered into two agreements with U.S. Energy Services, Inc. to assist it in managing its energy needs. U.S. Energy has provided Dakota Ethanol with an analysis of how it can most efficiently and economically meet its natural gas and electricity needs, negotiated directly with the various utility and other companies on its behalf, and continues to advise it on an ongoing basis on its energy usage and needs. Dakota Ethanol pays $1,950 a month for these services, which include a monthly projection of natural gas and electricity needs and preparing consolidated monthly natural gas and electricity invoices.

        Natural Gas.    Dakota Ethanol anticipates that its plant will require a natural gas supply of approximately 42,000 therms daily to operate the plant at its production capacity. A therm is a unit used to measure a specific quantity of heat. It has entered into an agreement with NorthWestern Public Service pursuant to which NorthWestern has agreed to distribute natural gas from Northern Natural Gas Company's pipeline to the ethanol plant at a transportation price of $0.12 per MMBtu transported. One MMBtu is the equivalent of 10 therms. This agreement is for an initial term of 10 years from the date the ethanol plant begins operations, with one year automatic renewal periods thereafter. To access sufficient supplies of natural gas to operate the plant, approximately 8 to 9 miles of distribution pipelines have been installed and paid for by NorthWestern Public Service.

        Dakota Ethanol has also entered into a Gas Management Agreement with NorthWestern Energy to arrange for the transportation of natural gas from the wellhead to the distribution pipeline, although the natural gas will be transported in pipelines owned by the Northern Natural Gas Company. This agreement will expire on October 31, 2003.

        Natural gas prices have historically fluctuated dramatically, which could significantly affect the profitability of Dakota Ethanol's operations. Please see "Risk Factors—Operating and Market Risks" for more information about natural gas related risks.

        Electricity.    Dakota Ethanol entered into an Electric Service Agreement with the Sioux Valley Southwestern Electric Cooperative, Inc. on August 21, 2000 to provide all of the electric power and energy requirements for the ethanol plant for 10 years from the date the plant begins operations. Dakota Ethanol will be a member of the Sioux Valley Cooperative during the term of the Agreement. The Agreement automatically renews for additional 5 year periods, unless Dakota Ethanol or Sioux Valley give 18 months notice before the end of the then-current period of intent not to renew.

        Electrical service under the Agreement with Sioux Valley is limited to 5,000 kVA, which we expect will be sufficient to meet Dakota Ethanol's needs. In 2001, Dakota Ethanol will pay Sioux Valley a monthly facility charge of $11,400 plus an energy charge of $2.15 per kWH and a monthly demand charge of $5.80 per KW. These rates will increase annually throughout the term of the Agreement.

        Dakota Ethanol also entered into a Line Extension Agreement with Sioux Valley on July 21, 2000, pursuant to which Sioux Valley agreed to construct and maintain approximately three miles of three-phase 12.5 kV distribution line from existing Sioux Valley lines to the Dakota Ethanol plant. In exchange, Dakota Ethanol agreed to pay Sioux Valley $15,000 within 30 days of the line extension's completion and $1,183 per month for ten years beginning when the ethanol plant begins operations or October 1, 2001, whichever occurs first.

        Water.    Dakota Ethanol will require a significant supply of water. Dakota Ethanol entered into a Water Purchase Agreement with Big Sioux Community Water System, Inc. on June 2, 2000. Under this Agreement, Big Sioux built a 500,000 gallon elevated water tower near the plant. Dakota Ethanol transferred 1 acre of property to Big Sioux for construction of this water tower and granted Big Sioux a permanent easement to this site. Dakota Ethanol pays Big Sioux $.50 per thousand gallons for impotable water and $1.50 per thousand gallons for potable water. Dakota Ethanol's Agreement with Big Sioux is for automatically renewing 5 year terms.

Competition

        Dakota Ethanol is in direct competition with numerous other ethanol producers, many of whom have greater resources than it does. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Dakota Ethanol's ethanol plant competes with other ethanol producers on the basis of price and, to a lesser extent, delivery service. Dakota Ethanol believes it can compete favorably with other ethanol producers due to its proximity to ample corn supplies at favorable prices. Historically, prices for corn grown in South Dakota have been low, compared to prices for corn grown in other areas of the United States.

        The ethanol industry has grown to over 55 production facilities in the United States. Industry authorities estimate that these facilities are capable of producing approximately 2 billion gallons of ethanol per year. The largest ethanol producers include Archer Daniels Midland, Cargill, Minnesota Corn Processors, Midwest Grain, Williams Energy Service, New Energy Corporation and High Plains Corporation, all of which are capable of producing more ethanol than Dakota Ethanol expects to produce. In addition, there are several regional farmer-owned entities recently formed, or in the process of formation, of a similar size and with similar resources to Dakota Ethanol's. The following table identifies most of the ethanol producers in the United States.

U.S. Production Capacity

million gallons per year (mmgy)

Company	Feedstock	Location	MMGY
A.E. Staley	corn	Loudon, TN	45
AGP	corn	Hastings, NE	52
Agri-Energy, LLC	corn	Luverne, MN	17
Alchem	corn/barley	Grafton, ND	11
Al-Corn Clean Fuels	corn	Claremont, MN	17
Archer Daniels Midland	corn	Decatur, IL	310
Archer Daniels Midland	corn	Peoria, IL	200
Archer Daniels Midland	corn	Cedar Rapids, IA	200
Archer Daniels Midland	corn	Clinton, IA	160
Archer Daniels Midland	corn	Walhalla, ND	28
Broin Enterprises	corn	Scotland, SD	8
Cargill	corn	Blair, NE	70
Cargill	corn	Eddyville, IA	35
Chief Ethanol	corn	Hastings, NE	62
Corn Plus	corn	Winnebago, MN	18
Chippewa Valley Ethanol	corn	Benson, MN	20
ESE Alcohol	corn	Leoti, KS	1.1
Ethano12000	corn	Bingham Lake, MN	32
Exol	corn	Albert Lea, MN	17
Georgia-Pacific	paper waste	Bellingham, WA	7

Golden Cheese Company	cheese whey	Corona, CA	2.8
Gopher State Ethanol	corn	St. Paul, MN	15
Grain Processing Corp.	corn	Muscatine, IA	10
Heartland Corn Products	corn	Winthrop, MN	17
Heartland Grain Fuel	corn	Aberdeen, SD	8
Heartland Grain Fuel	corn	Huron, SD	12
High Plains Corp.	milo/corn	York, NE	35
High Plains Corp.	milo/corn	Colwich, KS	20
High Plains Corp.	milo/corn	Portales, NM	12
J.R. Simplot	potato waste	Caldwell, ID	3
J.R. Simplot	potato waste	Burley, ID	3
Jonton Alcohol	corn	Edinburg, TX	1.2
Kraft, Inc.	cheese whey	Melrose, MN	3
Manildra Ethanol	corn/mil/wheat starch	Hamburg, IA	7
Merrick/Coors	brewery waste	Golden, CO	1.5
Midwest Grain Products	corn/wheat starch	Atchison, KS	30
Midwest Grain Products	corn/wheat starch	Pekin, IL	72
Minnesota Clean Fuels	waste sucrose	Dundas, MN	1.5
Minnesota Corn Processors	corn	Columbus, NE	80
Minnesota Corn Processors	corn	Marshall, MN	35
Minnesota Energy	corn	Buffalo Lake, MN	12
Diversified Energy Co. (DENCO)	corn	Morris, MN	15
Nebraska Energy	corn	Aurora, NE	30
Northeast Missouri Ethanol	corn	Macon, MO	17
New Energy Corp.	corn	South Bend, IN	85
Pabst Brewing	brewery waste	Olympia, WA	0.7
Parallel Products	food/bev. waste	Bartow, FL	2
Parallel Products	food/bev. waste	Rancho Cucamonga, CA	3
Parallel Products	food/bev. waste	Louisville, KY	7
Permeate Refining	sugars and starches	Hopkinton, IA	1.5
Pro-Corn, LLC	corn	Preston, MN	17
Reeve Agri-Energy	corn/milo	Garden City, KS	10
Sunrise Energy	corn	Blairstown, IA	7
Sutherland Associates	corn	Sutherland, NE	15
Williams Energy Services	corn	Pekin, IL	100
Wyoming Ethanol	corn	Torrington, WY	6
Total Ethanol Production Capacity		2024.3 million gallons

Source: American Coalition for Ethanol 11/2/2000.

        In addition to the facilities listed above, plans to construct new plants or to expand existing plants have also been announced which would increase the ethanol production capacity of our competitors. We are unable to determine the number and production capacity of plants that ultimately may be constructed, the timing of such construction or the effect of resulting production upon the demand or price for the ethanol Dakota Ethanol provides.

Alternative Fuel Additives

        The ethanol plant also competes with producers of MTBE, which costs less to produce than ethanol. MTBE is the other oxygenate commonly used in fuels for compliance with Federal Clean Air Act mandates, and is ethanol's major competitor in the oxygenate market. Many major oil companies produce MTBE and, because it is petroleum-based, its use is strongly supported by them. These companies have significant resources with which to market MTBE and to influence legislation and public perception of MTBE. These companies also have sufficient resources to begin production of ethanol should they choose to do so.

        In addition, ethyl tertiary butyl ether (ETBE) is an ethanol oxygenate made from a combination of ethanol and isobutylene which some expect to become profitable in the next ten years. Unlike ethanol, ETBE can be easily blended with gasoline and shipped in multifuel pipelines.

        Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development by ethanol and oil companies with far greater resources than we have. New products or methods of ethanol production developed by larger, better financed competitors could provide them with competitive advantages over us and harm our business.

Employees

        Broin Management has selected Mr. Dean Frederickson as the initial general manager who oversees and is responsible for operations and production on a day-to-day basis. The general manager is a full-time, on-site position, although Mr. Frederickson is actually a Broin employee. Dakota Ethanol has also hired a commodities manager. In addition, Dakota Ethanol employs 35 full-time or full-time equivalent employees, including an operations manager, a maintenance manager, a microbiologist, a chief mechanical operator, plant operators, plant maintenance personnel, an accountant, a receptionist and a secretary. Dakota Ethanol's annual payroll is approximately $1,200,000 (not including the general manager's salary to be paid by Broin).

Environmental and Other Government Regulation

        Broin and Associates has assisted Dakota Ethanol in obtaining all necessary permits and will continue to advise it on environmental and other regulatory compliance issues. Dakota Ethanol has obtained various environmental, construction and operating permits, as discussed below.

        The inability to comply with the various environmental or other governmental regulations may have a material effect on Dakota Ethanol's business.

        Title Five Operating Permit.    Dakota Ethanol has obtained a Title Five Operating Permit from the South Dakota Department of Environment and Natural Resources. In South Dakota, the Title Five Operating Permit serves as the air quality, construction and operation permit for the ethanol plant. Dakota Ethanol must conduct ongoing emissions testing to verify compliance with the Title Five Operating Permit.

        Surface Water Discharge Permit.    Dakota Ethanol has received a Surface Water Discharge Permit, which regulates the terms of any waste water discharges and surface water runoff. The permit allows Dakota Ethanol to discharge water used to cool closed circuit systems in the ethanol plant and to produce ethanol. The permit is valid until July 31, 2006. The permit requires Dakota Ethanol to provide ongoing compliance reports to the South Dakota Department of Environment and Natural Resources.

        Spill Prevention, Control and Countermeasures Plan.    Dakota Ethanol must prepare a spill prevention, control and countermeasures plan in accordance with standards set by the Environmental Protection Agency within 6 months after operations began. The plan will outline Dakota Ethanol's spill prevention measures for oil-based products such as denatured ethanol and will be supervised by Environmental Protection Agency. The plan must be reviewed and certified by a professional engineer.

        Army Corps of Engineers, Nationwide Permit No. (26).    Dakota Ethanol has requested and received authorization from the Army Corps of Engineers to complete the site grading associated with construction of access roads through four wetland basins on Dakota Ethanol's construction site. This permit was valid until February 11, 2002.

        Reconnaissance Cultural Resources Survey.    Dakota Ethanol retained Patricia K. Downing to conduct a reconnaissance cultural resources survey in April 1999 at the construction site. Ms. Downing did not identify any new cultural sites during her survey and concluded that the probability of finding further cultural resources was minimal. However, the planned railroad spur will affect an existing railroad, so Ms. Downing recommended a "no adverse effect" determination for the project and Section 106 clearance before proceeding with construction. Based on Ms. Downing's recommendation, the Army Corps of Engineers, on behalf of Dakota Ethanol, asked for and received a "no adverse effect" determination from the South Dakota State Historical Society on December 10, 1999.

        Nuisance.    Dakota Ethanol could also be subject to environmental or nuisance claims from adjacent property owners or residents in the area of the ethanol plant arising from foul smells or other air or water discharges from the plant.

Legal Proceedings

        From time to time in the ordinary course of Dakota Ethanol's, the Cooperative's, and the new LLC's business, each may be named as a defendant in legal proceedings related to various issues, including without limitation, workers' compensation claims, tort claims or contractual disputes. Dakota Ethanol, the Cooperative, and the new LLC are not currently involved in any such legal proceedings and is not aware of any potential claims. Dakota Ethanol, the Cooperative, and the new LLC intend to carry insurance which will provide protection against general commercial liability claims, claims against our directors and officers, business interruption, automobile liability and workers compensation claims.

MANAGEMENT

Lake Area Ethanol, LLC Board of Managers

Initial Board Members of Lake Area Ethanol, LLC

        The group of 12 individuals currently serving on the Cooperative's Board of Directors will serve as the new LLC's initial Board of Managers until the expiration of their original staggered terms on the Cooperative's Board of Directors. Thereafter, Board members will be elected by the members to staggered three year terms. Because the new LLC is a newly formed company, all members of the initial Board of Managers are serving in their initial term of office. They were selected because of their involvement in the formation, development and construction stages of the Cooperative and their experience in the agriculture industry.

        The table below describes important information about the members of the Board of Managers.

Name, Address and Telephone	Age	Occupation	Term Expiring	Background
Ronald C. Alverson 24212 459th Avenue Chester, SD 57016	49	Farmer	2003	Ron graduated from Chester High School in 1970, and from South Dakota State University in 1974 with a bachelor of science in agronomy. Ron has been involved in farming since 1974. Ron was a charter member and past president of the South Dakota Corn Grower's Association, and past Board member of the National Corn Grower's Association. Ron is currently serving as chairman of the Chester United Methodist Church administrative Board.
Todd M. Brown 47139 246th Street Dell Rapids, SD 57022	36	Farmer	2002
				Todd has been farming on the family farm since 1983. His farm is located near Dell Rapids. Todd has been involved in the South Dakota Cattleman's Association and the National Corn Grower's Association.
Dale A. Bunkers 24007 461st Avenue Chester, SD 57016	54	Farmer	2003
				Dale has been farming in the Chester and Colman, South Dakota area since 1967. Dale graduated from St. Mary's High School in Dell Rapids, South Dakota. Dale served in the United States Navy, and completed a tour of duty in Viet Nam. Dale has served as a Board member of the Chester Fire District and a member of the Chester Fire Department. Dale has been active in St. Joseph's Catholic Church, and was a co-executive director with his wife, Rita, of Marriage Encounter in South Dakota.

Roger L. Orton 22637 465th Avenue Rutland, SD 57057	49	Farmer	2004
				Roger graduated from Rutland High School, and from the University of South Dakota in 1974 with a bachelor of science in accounting. From 1974 to 1981, Roger worked for the University of Nebraska Medical Center in Omaha, Nebraska, eventually serving as manager of plant accounting. Since 1981, Roger has been farming a corn and soybean rotation in the Rutland area, including the family's Century farm. Roger is the financial secretary of First Presbyterian Church of Wentworth. Roger is currently serving on the Lake County planning and zoning Board, Farmer's and Merchant's Co-op Oil Company, Wentworth Development Corporation and Wentworth Fire Protection District and Fire Department. Roger is a member of the South Dakota Corn Grower's Association, the National Corn Grower's Association, and the South Dakota Soybean Association.
Doyle C. Paul 23139 455th Avenue Madison, SD 57042	47	Farmer	2002
				Doyle is a life long resident of Madison. Doyle has been farming for the last twenty-eight years. He is a member of the United Methodist Church of Madison where he has served on the Administrative Board. Doyle has also served two terms on the Leroy Township Board and two terms on the Arlington Farmer's Propane Board.
Dale I. Schut 46209 242nd Street Chester, SD 57016	44	Farmer	2004
				Dale graduated from Chester High School in 1974, and then worked at Gehl until 1997. Dale has been farming since 1979. Dale is a member of the South Dakota Soybean Processors, a member of the South Dakota Corn Grower's Association, the South Dakota Soybean Association, and St. Jacob's Lutheran Church of rural Colton, South Dakota. Dale is also a cooperative seed agent for Cropland Seed.

John T. Silvernail 1026 NE Eighth Street Madison, SD 57402	64	Executive Director—Lake Area Improvement Corporation	2003
				John was employed by the US West Management Team until 1986 and has been employed by the Lake Area Improvement Corporation for the last six and a half years. He has been active in numerous agricultural and community development organizations since 1987 and currently serves as a board member or a committee member for six organizations in addition to his membership on the Board of Lake Area Corn Processors.
Dale L. Thompson 44762 241st Street Winfred, SD 57076	53	Farmer	2002
				Dale has farmed in Lake County, South Dakota, since 1969. He graduated in 1969 from South Dakota State University. Dale is a member of Trinity Lutheran Church, and is presently serving on the KingBrook Rural Water Board and a member of the South Dakota Corn Grower's Association.
Douglas L. Van Duyn 46316 250th Street Colton, SD 57018	48	Farmer	2004
				Doug graduated from Tri Valley High School in 1971, and has been farming near Colton since graduation. Doug's operation consists of a corn, soybean and alfalfa rotation, feedlot enterprise and cow herd. Doug has served 18 years as a township supervisor of Teapi Township, as a director of the Minnehaha County Cattleman's Association, and as a director of the Colton Farmer's Elevator.

Gregory Van Zanten 46000 244th Street Colton, SD 57018	48	Farmer	2003
				Greg graduated from Chester High School and attended South Dakota State University before starting his farming career in 1973. Greg presently operates a 2,000 acre corn and soybean farm and operates a 6,000 head per year custom hog feeding enterprise. Greg was a four-time NCGA State Corn Yield Contest winner (1987-88-89-91), and was named a South Dakota master pork producer in 1998. Greg served on the South Dakota Corn Utilization Council from 1989-1991. He served on the Governor's task force with the South Dakota Pork Producers Council in establishing custom hog feeding guidelines for South Dakota. Greg was elected to the Chester area school board in 1994 and again in 1997, and attends Christian Reformed Church in Colton, where he has served on the church council and many committees.
Brian D. Woldt 46264 230th Street Wentworth, SD 57075	36	Farmer	2002
				Brian graduated from Rutland High School and attended National College of Business in Sioux Falls, before moving to Dallas, Texas for 12 years. Brian has held various technical and financial positions while employed at Electronic Data Systems and Perot Systems Corporation. Brian returned to Lake County in 1993 to pursue a farming career. Brian has been farming since 1994.
Thomas H. Wolf 23620 456th Avenue Madison, SD 57042	69	Farmer	2004
				Tom recently retired from farming after 26 years in the business. Tom is a member of St. Thomas Catholic Church and the Knights of Columbus. Tom has served on his local Township Board and 15 years on the Farm Services Agency County Management Board.

Committees of the Lake Area Ethanol, LLC Board of Managers

        Following the reorganization, the Board of the new LLC will have the following committees: members committee, at large committee, legislative committee, research and development committee, and executive committee.

Compensation of Lake Area Ethanol, LLC Board Members

        Members of the Cooperative's Board of Directors are currently reimbursed for actual expenses of attending board and committee meetings and provided a per diem payment for services performed on behalf of the new LLC in the amount of $100 for each regular board meeting, a $.345 mileage reimbursement, and a monthly communications allowance of $25. In addition, all committee members receive a per diem of $50 per meeting attended and a $.345 mileage reimbursement.

        We expect that members of the new LLC will receive similar compensation. The new LLC's Operating Agreement provides that the Board of Managers must approve any Board compensation.

Executive Officers of Lake Area Ethanol, LLC

        Upon completion of the reorganization, the following individuals will serve as executive officers of the new LLC in the capacities listed. These officers serve at the discretion of the Board of Managers and can be terminated without notice.

        The executive officers of the Cooperative are also serving as the executive officers of the new LLC, as set forth below. These individuals are also Board Members of the new LLC and additional information about them can be found under "Lake Area Ethanol, LLC Board of Managers—Initial Board Members of Lake Area Ethanol, LLC" above.

		Lake Area Corn Processors Cooperative	Lake Area Ethanol, LLC
Name
	Age	Position	Position
Ronald C. Alverson	49	President	Chief Executive Officer
Doyle Paul	47	Vice President	Vice President
Roger L. Orton	49	Treasurer	Chief Financial Officer
Gregory Van Zanten	48	Secretary	Secretary

        The Board and the Cooperative's shareholders have also approved a payment of $4,955 to each director for 4,000 miles for reimbursement of mileage incurred by each of them from May 25, 1999 to June 8, 2000, which payments have been made in full to each Board member.

Compensation of Executive Officers

        Mr. Alverson does not receive a salary or bonus for his services as Chief Executive Officer of Lake Area Ethanol, LLC. Mr. Alverson has not received any options or other long-term incentive awards. Mr. Alverson does not receive any health-care, retirement or other benefits, but is reimbursed for his out-of-pocket costs and expenses incurred in connection with his position.

        Summary Compensation Table.    The following table sets forth all the compensation paid to each of our executive officers during the current year.

		Annual Compensation			Long-Term Compensation
Awards
Payouts
Securities Underlying Options/ SARs(#)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)		LTIP Payouts	All Other Compensation ($)
Ronald C. Alverson Chief Executive Officer	2002 2001	— —	— —	— —	— —	— —	— —	— —

Dakota Ethanol, LLC Board of Governors

        Dakota Ethanol, LLC's Board of Governors consists of seven individuals representing Dakota Ethanol, LLC's two members, the Cooperative and Broin Enterprises, Inc. Broin Enterprises, Inc. elects two members of the Board and the Cooperative's Board of Directors elects five members of the Board. The Cooperative's Board of Directors selected Todd Brown, Dale Schut, Dale Thompson, Brian Woldt, and Douglas Van Duyn, whose biographical information is provided above, to represent the Cooperative on Dakota Ethanol, LLC's Board of Governors.

        Broin Enterprises, Inc. has appointed Jeffrey S. Broin, 35, and Larry Ward, 45, as its representatives on the Board of Governors of Dakota Ethanol, LLC. Jeff and Larry have been integrally involved in this ethanol project from the early planning stages and have been instrumental in the construction and management of ethanol plants in the Midwest and in ethanol product marketing since 1987. Broin and Associates, Inc. hired Larry in August 1999. Jeff and Larry may be contacted at Broin's offices at 2209 East 57th Street North, Sioux Falls, SD 57108, telephone (605) 965-2200.

        Jeff Broin is currently the Chief Executive Officer of Broin and Associates, Inc., the Chief Managing Officer of Broin Management, LLC and has been the Chief Executive Officer of Broin Enterprises, Inc. since 1987. Jeff also managed Broin Enterprise's ethanol plant in Scotland, South Dakota for approximately 10 years. These businesses are described under "Business—Broin." Jeff has a Bachelor of Science in Agricultural Business from the University of Wisconsin. Jeff also has served on the Board of the American Coalition for Ethanol since 1990, as the acting Director of the South Dakota Ethanol Producers Association since 1991, and as a member of the Renewable Fuels Association since 1997. He is also an associate member of the South Dakota Corn Growers Association. Jeff serves on the Boards of six other ethanol plants operated and managed by Broin Management.

        Larry Ward has been with Broin for four years and is currently the Director of Management and the Director of Marketing and Development for Broin and Associates, Inc. and Broin Management, LLC. These businesses are described under "Business—Broin." Larry received a degree in business from Mankato State University, Mankato, Minnesota in 1980 and a Masters of Business Administration from the University of South Dakota, Vermillion, South Dakota in 1990. In the past, Larry has served as a board member on the Renewable Fuels Association and the Minnesota Coalition of Ethanol and currently serves on the boards of four ethanol plants and is an advisor to the boards of seven additional ethanol plants.

        If the Plan of Reorganization is approved, the new LLC will assume the Cooperative's rights and responsibilities with respect to selecting representatives on Dakota Ethanol, LLC's Board of Governors. The Board of Managers of Lake Area Ethanol currently intends to have the same individuals continue representing it on Dakota Ethanol, LLC's Board of Governors.

        Compensation of Directors of Dakota Ethanol, LLC.    Directors of Dakota Ethanol receive a $100 per diem for attending each Board meeting. Directors began receiving this amount in July, 2000; however, no payments will be made until after the ethanol plant becomes profitable.

        Executive Officers of Dakota Ethanol, LLC.    The executive officers of Dakota Ethanol are Douglas Van Duyn, Chairman; Jeff Broin, Vice-Chairman; Brian Woldt, Secretary; and Todd Brown, Treasurer. Detailed information about all executive officers of Dakota Ethanol except Jeff Broin can be found under "Management—Executive Officers of Lake Area Ethanol, LLC" above. Detailed information about Jeff Broin can be found under "Management—Dakota Ethanol, LLC Board of Governors" above.

        Although Dakota Ethanol's Board of Governors has the authority to manage and oversee the business and affairs of Dakota Ethanol, its manager, Broin Management, LLC, will be responsible for the day-to-day management decisions and for running the ethanol plant pursuant to the Management Agreement discussed below.

        Employee Benefit Plans.    Dakota Ethanol offers its full-time employees health and life insurance, sponsors a 401K plan and offers paid vacation.

Management Agreement

        Management of Dakota Ethanol's day-to-day operations and administration are performed by Broin Management, LLC, in accordance with the terms of a Management Agreement between Broin Management and Dakota Ethanol dated October 7, 1999. Broin Management, LLC's address is 2209 East 57th Street North, Sioux Falls, South Dakota 57104, and is an affiliate of Broin Enterprises, Inc.

        Broin Management will serve as Dakota Ethanol's manager until January 1, 2006, pursuant to the Management Agreement. The Management Agreement will automatically renew for 5 year terms after the initial term unless either party gives proper notice under the Agreement.

        In general, under the Management Agreement, Broin Management has the responsibility and authority to:

  •
  implement the decisions of Dakota Ethanol's Board of Governors;

  •
  conduct and manage the day-to-day operations of the ethanol plant;

  •
  make personnel decisions at the ethanol plant; and

  •
  make tax and insurance decisions with regard to the plant.

        Under the Management Agreement, either party may terminate the other "for cause," which is defined as:

  •
  for Broin Management, its failure or refusal to perform under the agreement or willful misconduct, embezzlement, or other illegal or unethical acts.

  •
  for Dakota Ethanol, its refusal to pay the management fees or incentive bonuses to Broin Management when due.

        Dakota Ethanol has agreed to reimburse Broin Management for all operational costs it incurs conducting the day-to-day business of the ethanol plant. However, Broin Management has agreed to provide Dakota Ethanol with the following services as part of its fee at no additional expense:

  •
  the full-time services of an ethanol plant manager;

  •
  ongoing process consulting and most engineering services;

  •
  ongoing Distributive Control System, operations, and microbiology assistance;

  •
  ongoing new technology updates; and

  •
  access to any available group pricing inputs to the production process.

        Dakota Ethanol has agreed to pay Broin Management the following compensation for its services under the Management Agreement:

  •
  an annual management fee of $250,000, to be adjusted annually for inflation; and

  •
  a trimester/annual incentive bonus of 5% of the ethanol plant's audited annual net income.

Relationships Between Board Members, Executive Officers and Key Employees

        No family relationship exists between any of the Cooperative's or the new LLC's Board members, officers or key employees; however, Jeff Broin serves on the Board of Governors of Dakota Ethanol and is a part owner of Broin Management, LLC and Broin Enterprises, Inc, and Larry Ward also serves on the Board of Governors of Dakota Ethanol and is an employee of Broin and Associates and Broin Management.

Dakota Ethanol, LLC

        Dakota Ethanol is owned by the Cooperative and Broin Enterprises, Inc. Broin Enterprises owns 12% of Dakota Ethanol's outstanding membership interests, and the Cooperative owns the remaining 88% of its outstanding membership interests. If the asset transfer and dissolution of the Cooperative is approved, the Cooperative's interest in Dakota Ethanol will be transferred to the new LLC and the new LLC will assume all of the Cooperative's rights and obligations as an 88% member of Dakota Ethanol. The new LLC's and Broin Enterprises' right to profits and losses of Dakota Ethanol will be proportionate with the investments of each; however, Broin Enterprises will have a significantly higher percentage representation on Dakota Ethanol's Board of Governors than its ownership percentage.

Ownership by Management

        The following table sets forth the beneficial ownership by management of the Cooperative's non-voting equity stock as of February 1, 2002.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owner (in shares)	Percent of Class
Non-voting equity stock	Ronald C. Alverson, President, Director(2)	100,000	1.35
Non-voting equity stock	Todd M. Brown, Director	40,000	*
Non-voting equity stock	Dale A. Bunkers, Director	40,000	*
Non-voting equity stock	Roger L. Orton, Director(3)	50,000	*
Non-voting equity stock	Doyle C. Paul, Director	30,000	*
Non-voting equity stock	Dale I. Schut, Director	25,000	*
Non-voting equity stock	John T. Silvernail, Director	5,000	*
Non-voting equity stock	Dale L. Thompson, Director	45,000	*
Non-voting equity stock	Douglas L. Van Duyn, Director	24,000	*
Non-voting equity stock	Gregory Van Zanten, Director	25,000	*
Non-voting equity stock	Brian D. Woldt, Director	90,000	1.22
Non-voting equity stock	Thomas H. Wolf, Director	5,000	*
Non-voting equity stock	Directors and named executive officer, as a group	479,000	6.47

*
Percentage of shares beneficially owned does not exceed 1% of the class

(1)
The addresses for each of the individual Directors listed above is set forth under "Lake Area Ethanol, LLC Board of Managers—Initial Board Members of Lake Area Ethanol, LLC."

(2)
Includes 5,000 shares held of record by one or Mr. Alverson's immmediate family members.

(3)
These shares are held by the Orton Family Trust.

        No person, including any "group," is known to be the beneficial owner of more than five percent of any class of the Cooperative's voting shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The individual Board members and executive officers of Dakota Ethanol, the Cooperative or the new LLC have not entered into, and do not anticipate entering into, any contractual or other transactions between themselves and Dakota Ethanol, the Cooperative or the new LLC, except for Subscription Agreements for their equity shares in the Cooperative and Corn Delivery Agreements in forms identical to those provided to other investors. None of the individual Board members or executive officers of Dakota Ethanol, the Cooperative or the new LLC is receiving any compensation relative to the distribution of capital units of the new LLC upon the liquidation of the Cooperative. However, as described in "Management—Compensation of Lake Area Ethanol, LLC Board Members," the Cooperative's directors receive a per diem and other reimbursement and compensation for their Board services and we expect that the managers of the new LLC will receive the same payments.

        Jeff Broin and Larry Ward are members of the Board of Governors of Dakota Ethanol and are also affiliates of each of the Broin entities that are an integral part of this project. Dakota Ethanol had a Design/Build Contract with Broin and Associates for the construction of the ethanol plant and has an agreement with Broin Management for the operation of the ethanol plant. Dakota Ethanol also has agreements with Ethanol Products and Dakota Commodities, other Broin entities, for the marketing and sale of ethanol and DDGS produced at the ethanol plant.

        Broin Enterprises, Inc., which currently owns a 12% interest in Dakota Ethanol, has indicated that it plans to transfer its 12% ownership to five individual Broin family members. This transfer has been approved by the Cooperative and Dakota Ethanol's governing boards and will be done in accordance with the provisions of Dakota Ethanol's Member Control Agreement."

DESCRIPTION OF CAPITAL UNITS AND OPERATING AGREEMENT

        We are offering capital units of the new LLC only to the current holders of the Cooperative's equity shares. If the reorganization is approved, the new LLC's capital units will be distributed upon the liquidation of the Cooperative. If you receive capital units, you must also execute and agree to the terms of our Operating Agreement to become a member of the new LLC. The rights, privileges, obligations and restrictions associated with membership in the new LLC are found in the Articles of Organization and Operating Agreement attached to this Information Statement/Prospectus as Appendix B. The following provisions are intended to be a summary of the Articles of Organization and Operating Agreement. You should refer to the Articles of Organization and Operating Agreement for a complete description of these provisions.

Issuance of Capital Units

        If the reorganization is approved, we will issue an aggregate of 7,405,000 capital units to the Cooperative which will be distributed pro rata to its shareholders upon liquidation. When issued, all capital units will be fully paid and nonassessable and will not be subject to redemption or conversion, other than as set forth below.

Member Qualifications

        To become entitled to the benefits of membership, you must agree to be bound by our Operating Agreement. If you transfer your capital units, the new owner will be required to sign our Operating Agreement to become a member. If you do not become a member within 12 months, we will generally have the option to redeem your capital units at a fraction of their original price. See "Redemption" below for additional information on redemption.

        Corn Delivery Requirement.    You will still have a corn delivery requirement of one bushel of corn annually for each capital unit you own. To become an initial member, you will be required to consent to the assignment of your Corn Delivery Agreement with the Cooperative to the new LLC. Anyone who purchases or acquires capital units from you will also be required to enter into a Corn Delivery Agreement, regardless of whether that person is a producer. Anyone who acquires capital units who is not a producer must purchase corn on the open market to fulfill this corn delivery requirement. If you fail to deliver corn on time or to meet our quality standards in accordance with the Corn Delivery Agreement, we may, among other things, redeem your capital units as explained under "Redemption" below.

        Minimum Investment.    There is a minimum capital units ownership requirement of 5,000 units. If you become the owner of less than 5,000 capital units, we will have the option to redeem your capital units as explained under "Redemption" below.

        Admission of Additional Members.    The Board of Managers may admit additional members to the new LLC in their discretion if capital units are transferred to any non-member or upon the sale or issuance of additional capital units by the new LLC; however, no additional members may be admitted without the approval of the Board of Managers, and the Board of Managers may refuse to admit any person or entity as a member in its sole discretion. No additional members will be admitted without signing and agreeing to be bound by the Operating Agreement. Any new members must, at least initially, also submit an executed Corn Delivery Agreement.

        If any person becomes the beneficial owner of capital units and does not become a member, whether though the failure to sign our Operating Agreement, because the Board of Managers refuses to admit such person, or for any other reason, we may redeem such person's capital units at a price of $0.20 per unit. Any person who owns capital units, but is not a member, will be entitled to receive distributions and other economic rights related to ownership of the capital units, and will be required to pay the corresponding share of taxes relating to such person's capital units; however, such person will not be entitled to voting rights associated with membership.

        Additional Capital Units and Classes of Members.    The new LLC's Board of Managers may create and issue additional capital units or additional classes of capital units on such terms and conditions as the Board of Managers may determine at the time of admission.

        Representations and Warranties of Members.    When signing the new LLC's Operating Agreement, you will be required to make a number of representations and warranties to the new LLC and every other member. These representations and warranties include, but are not limited to, the following:

  •
  if you are a legal entity, that you are duly organized, validly existing and in good standing under the laws of the state of organization and are duly qualified and in good standing as a foreign corporation in the jurisdiction of your principal place of business (if not incorporated therein);

  •
  if you are an individual, your state of residence;

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  that you have full authority to execute and agree to the Operating Agreement and to perform your obligations under the Operating Agreement;

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  that you have duly executed and delivered the Operating Agreement; and

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  that your authorization, execution, delivery, and performance of the Operating Agreement does not conflict with any other agreement or arrangement to which you are a party or by which you are bound.

Rights of Members

        Election of Board of Managers.    The Cooperative's current Board members will serve until their original terms of directors of the Cooperative would have expired. Thereafter, managers will serve staggered three year terms.

        Voting.    All matters coming to a vote of members will be determined by the vote of a majority of the members, regardless of the number of capital units owned. The following matters are the only matters which will require the vote of the members:

  •
  the election and removal of members of the Board of Managers;

  •
  our merger or consolidation with another business entity;

  •
  the sale of substantially all of our assets; and

  •
  our voluntary dissolution.

        The new LLC's Board of Managers will decide all other matters, as described under "Board of Managers" below.

        Annual Distributions.    The Operating Agreement requires that the new LLC distribute net cash for operations, if any, at least annually of an amount sufficient to reduce the new LLC's cumulative net cash form operations to $200,000 unless;

  •
  a super majority of the Board of Managers decides it is not in the best interests of the new LLC or its members;

  •
  such distribution violates or causes us to default under any of the terms of any of our credit facilities or debt instruments; or

  •
  such distribution is prohibited by any law restricting distributions in the event of insolvency.

        The Board of Managers may, but is not required to, make additional distributions to our members and unit holders. The new LLC will make all distributions to our members and unit holders in proportion to the number of capital units owned.

        Right to Information; Confidentiality.    Prior to its annual meeting each year, the new LLC will send each member a copy of our annual report and audited financial statements for the previous year. Each member is entitled to have access to certain financial and other information under the law of South

Dakota. In fulfilling our obligation to provide such information to you, the new LLC may require that you follow certain statutory procedures and the new LLC may charge you a nominal fee for copies. By signing the Operating Agreement, you agree to hold in strict confidence any information that is not publicly available regarding the new LLC's business, affairs, properties, and financial condition you may receive from us. You also agree to keep confidential certain information about other companies you may receive from us.

        Meetings.    The new LLC plans to have an annual meeting of members for the transaction of all business which may come before the meeting on a date determined by the Board of Managers. The new LLC may have a special members meeting at any time at the request of the Chief Executive Officer, the Board of Managers or the holders of at least 10% of the capital units. Any such request must state the purpose or purposes of such meeting and the matters proposed to be acted on at the special meeting. Notices will be sent to members of the time and place of any annual or special meeting of members. Members may vote by proxy at any annual or special meeting of members.

        No Preemptive Rights.    You will not have any preemptive rights to purchase additional capital units if the new LLC offers to sell or issue additional capital units or other securities in the future. If the new LLC makes an additional offering of capital units or other securities, the Board of Managers may decide to offer the members an opportunity to participate, but it is under no obligation to do so.

        No Conversion Rights.    The capital units do not have any conversion rights.

        No Dissenters' Rights.    Members do not have dissenters' rights. This means that if the new LLC were to merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, you will not have the right to seek appraisal or payment of fair value for your capital units.

Management

        The new LLC will be managed by a Board of Managers and the day-to-day operations of Dakota Ethanol will be managed and conducted by Broin Management, LLC.

        Board of Managers.    The new LLC's initial Board of Managers will have 12 members, all of whom serve as directors of the Cooperative. The initial Board of Managers members are identified under "Management—Lake Area Ethanol, LLC Board of Managers." The initial Board of Managers will serve until their original terms as directors of the Cooperative would have expired. Thereafter, managers shall serve staggered terms of three years. Managers shall not serve more than three three-year terms; provided that the original terms of the initial managers shall not be included in such calculation.

        Managers may be removed for any reason by the affirmative vote of a majority of the members or by a 75% super majority vote of the Board of Managers. If a vacancy occurs as a result of the death or disability of a member of the Board of Managers, then the Board of Managers will appoint a new manager to fill the vacancy until the next member meeting held for the purposes of electing managers. The members will then elect a new manager to fill the vacancy for the remainder of the original term. The new LLC's Board of Managers may also delegate its authority to a committee or committees it designates.

        The new LLC's Operating Agreement contains provisions that may delay, defer or prevent a change in control and make removal of its management more difficult. These include its provisions for a staggered board of managers, the board of manager's ability in its sole discretion to refuse to admit new members, and significant restrictions on transferability of capital units.

        In general, our Board of Managers will manage the business and affairs of the new LLC. Our Board of Managers' decisions generally must be approved by a majority vote of disinterested managers. Specific examples include:

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  managing the new LLC's interest in Dakota Ethanol, including selecting individuals to represent the new LLC on Dakota Ethanol's Board of Governors;

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  directing the expenditure or investment of our funds and borrowings from banks or other lending institutions;

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  administering our Capital Unit Transfer System; and

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  making distributions to members.

        Certain decisions by our Board of Managers require a 75% super majority vote. These include the following:

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  amendments to our Operating Agreement and/or Articles of Organization;

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  the removal of any officer or member of the Board of Managers;

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  changes in the size of the Board of Managers; and

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  any decision to distribute more or less net cash from operations than is otherwise set forth in the Operating Agreement.

        There are also certain actions that our Board of Managers cannot take without the approval of our members. These are:

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  the merger or consolidation of the new LLC with another entity;

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  the sale of substantially all of the new LLC's assets; and

  •
  the voluntary dissolution of the new LLC.

        Officers.    The Board of Managers has elected a Chief Executive Officer who will serve as the new LLC's principal executive officer, preside over the meetings of the Board of Managers and members and perform other duties as may be necessary from time to time in accordance with the Operating Agreement. The Board of Managers has also elected one Vice President and may elect one or more additional Vice Presidents, as it may deem appropriate, to act in the absence of the Chief Executive Officer, and have selected a Chief Financial Officer to serve as the principal accounting and financial officer and a Secretary to perform the duties and functions of that office. Officers need not be members of the Board of Managers or members of the new LLC and, unless the Board of Managers decides otherwise, they will receive no compensation for their services as officers of the Board of Managers other than any fee they may receive for serving as a manager.

Indemnification

        We will generally indemnify, or reimburse, any of our officers, members or managers, and former officers, members or managers against expenses actually and reasonably incurred by such person in connection with the defense of an action, suit or proceeding, civil or criminal, in which such person is made a party by reason of being or having been an officer, member or manager, with us. Also, none of our officers, members or managers shall generally be liable to us or our members for monetary damages for an act or omission in such person's capacity as an officer, member or manager of the company. However, an officer, member, or manager will not be entitled to indemnification and may be liable to the company or our members if the person is found liable for any of the following:

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  breaching his or her duty of loyalty to us or our members;

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  an act or omission not in good faith that constitutes a breach of duty to us or our members or an act or omission that involves intentional misconduct or a known violation of the law;

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  a transaction from which the person received an improper benefit whether or not the benefit resulted from an action taken within the scope of the person's office or duties; or

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  an act or omission for which the liability of the person is expressly provided for by applicable statute.

        The South Dakota Limited Liability Company Act provides no specific limitations on indemnification of officers, managers or members of limited liability companies, although the duty of loyalty, duty of care and obligation of good faith and fair dealing of any officer, manager or member may not be waived. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is against public policy and unenforceable.

Disposition of Capital Units; Restrictions on Transfer

        You will not be permitted to freely transfer or sell your capital units. All transfers must be approved by the Board of Managers and must comply with our Capital Unit Transfer System, which is designed to conform with certain tax regulations that are important for us to maintain our single-level tax status. To find out more about the restrictions, see "Federal Income Tax Consequences—Publicly Traded Partnership Rules" below. If any member or unit holder transfers his capital units in violation of the publicly traded partnership rules or without our prior written consent, the transfer will be null and void and we will have the option to redeem the capital units subject to the attempted transfer.

        The Board of Managers will not approve any sale or transfer of capital units unless it is registered under the Securities Act of 1933, as amended, and any applicable state securities laws or we have determined that it is exempt from registration under those laws. In addition, the Board of Managers will not approve any sale or transfer that would result in the loss of our partnership status within the meaning of the tax code.

Bankruptcy of a Member

        If any member becomes bankrupt or subject to insolvency proceedings as described in the Operating Agreement, we will have the right to offer the bankrupt member's capital units for sale through the Capital Units Transfer System, and if such a sale is not completed within 240 days, we will have the option to redeem and cancel the bankrupt member's capital units at a purchase price of $.20 per capital unit or the lowest amount which may be approved by the bankruptcy court.

Redemption

        We may redeem your capital units at a price of $.20 per capital unit upon any of the following events:

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  if you try to transfer your capital units without following the procedures required by the Operating Agreement;

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  if you or anyone who acquires your capital units does not become a member within a year after acquiring capital units;

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  if you become the beneficial owner of less than 5,000 capital units and do not remedy such failure to meet the minimum investment requirement within 240 days;

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  if you breach your obligations under your Corn Delivery Agreement and do not cure such breach after we send you written notice; or

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  if you become bankrupt and we are not able to sell your capital units within 240 days through the Capital Units Transfer System.

Capital Accounts

        In accordance with the tax regulations discussed in greater detail under "Federal Income Tax Consequences," we will establish a capital account for each member. The initial capital account balance will be equal to the member's deemed capital contribution, i.e., the value of such member's equity share in the Cooperative, which is presently anticipated to be at least $2.00 per share. The capital account will be increased by the member's share of income and decreased by distributions and the member's share of net losses. The capital accounts will be used to determine relative distributions upon liquidation, as set forth below. You will not be entitled to the return of any part of your contribution or to be paid interest in respect of either your capital account or your capital contributions. If you transfer your capital units, your capital account balance with respect to the transferred units will be credited to the new owner of the capital units at its then current balance, regardless of the price paid in the transfer.

Liability of Members

        You will not be personally liable for a debt, obligation, or liability of the new LLC solely by reason of being a member.

Sinking Fund Provisions

        There are no sinking fund provisions.

Further Calls or Assessments

        You will not be liable for further calls or assessments by the new LLC.

Liquidation upon Dissolution

        The new LLC's voluntary dissolution may be effected only upon the prior approval of the affirmative vote of the majority of our members. In the event of a voluntary or involuntary dissolution and liquidation, our assets will be applied and distributed as follows: first, to our creditors in the order of priority as provided by law, and then to our members and any other capital unit holders in proportion to the positive balance in their respective capital accounts (which will correspond to the number of capital units owned by each member). To the extent that a deficit, if any, in the capital account of any member resulted from or was attributable to deductions or losses of the new LLC (including non-cash items such as depreciation), or distributions of money pursuant to the terms of the Operating Agreement to all members in proportion to the number of capital units owned by each member, upon dissolution of the new LLC such deficit would not be an asset of the new LLC and such member would not be obligated to contribute such amount to the new LLC to bring the balance of his capital accounts to zero.

COMPARISON OF RIGHTS OF EQUITY OWNERS

        The rights of shareholders are currently governed by South Dakota law and the Articles of Incorporation and Bylaws of the Cooperative. Upon completion of the reorganization, the rights of members will be governed by South Dakota law and the Articles of Organization and Operating Agreement of Lake Area Ethanol, LLC. The following is a summary of the material differences between the shares of the Cooperative and the capital units of the new LLC. A copy of the Articles of Organization and Operating Agreement is attached as Appendix B to this document. The Articles of Incorporation and Bylaws of Lake Area Corn Processors Cooperative may be obtained from Lake Area Corn Processors Cooperative, without charge, by contacting Ron Alverson, Lake Area Corn Processors Cooperative, 46269 SD Highway 34, P.O. Box 100, Wentworth, South Dakota, 57075.

	Equity and Voting Shares of Lake Area Corn Processors Cooperative	Capital Units of Lake Area Ethanol, LLC
Taxation	Lake Area Corn Processors is exempt from taxation at the company level under Subchapter T of the tax code so long as it distributes at least 20% of patronage distributions to its shareholders in cash. Each shareholder is subject to income tax based on the amount of patronage and dividends distributed to the shareholder.	The new LLC will be treated as a partnership for federal income tax purposes. The new LLC will pay no tax on its net income. Rather, each member is subject to income tax based on the member's allocable share of income, gain, loss, deduction and credits, whether or not any cash is actually distributed to the member.
Limited Liability	Shareholders are not personally liable for the debts, obligations and liabilities of Lake Area Corn Processors Cooperative.	Under South Dakota law and the Operating Agreement, members will not be personally liable for the debts, obligations and liabilities of the new LLC.
Distributions
The Cooperative is required under the tax code to distribute 20% of its annual net income to shareholders based on patronage. Under the terms of its Construction Loan Agreement with First National Bank of Omaha, Dakota Ethanol is required to pay 10% of its annual net income to the bank on unpaid principal.
Under the Operating Agreement, the Board may not retain more than $200,000 of net cash from operations, unless a 75% supermajority decides otherwise, it would violate or cause a default under the terms of any debt financing or other credit facilities, or is otherwise prohibited by law.
Corn Delivery Obligation	Shareholders are obligated to deliver one bushel of corn each year for each equity share they own.	Members are obligated to deliver one bushel of corn each year for each capital unit they own.
Authorized and Outstanding Capital
The Cooperative's Articles of Incorporation provide for authorized capital stock consisting of 2,000 shares of voting stock with a par value of $100.00, 10,000,000 shares of non-voting equity stock with a par value of $2.00, and 2,500,000 shares of non-membership preferred stock with a par value of $2.00.
The Operating Agreement provides authorized capital consisting of 7,405,000 capital units to be issued to the Cooperative in the reorganization. It also allows the Board to create and issue additional capital units, including capital units with different rights, powers and duties. There are currently no capital units issued and outstanding.

Membership Interests
Each equity share represents the right and obligation to deliver corn to the Cooperative. Each voting share represents the right to vote on those matters on which the Cooperative's shareholders are entitled to vote. The Cooperative is a closed-end Cooperative, which means that new shareholders may only be admitted by purchasing shares from existing shareholders.
Under the Operating Agreement, each Class A member receives one vote on each matter brought to a vote of the members, regardless of the number of capital units owned. Initially, only shareholders of the Cooperative may become members in the reorganization, and only if such shareholder agrees to be bound by the Operating Agreement and consents to the assignment of his Corn Delivery Agreement from the Cooperative to the new LLC. If a unit holder owns less than 5,000 capital units, the new LLC may redeem the unit holder's capital units.
Liquidity and Transferability
There is no public trading market for the Cooperative's stock. Its Bylaws allow for the Board or shareholders to impose restrictions on the transfer of shares and allow for the transfer of shares to certain family members and others. Shareholders may only transfer their shares to other producers.
There is no public trading market for the capital units. The Operating Agreement imposes strict transfer restrictions to preserve the new LLC's partnership tax status. The Board must approve all transfers. The Board will generally approve sales or gifts to qualified family members and transfers upon death. The new LLC will also operate a matching service, through which you may be able to sell your capital units.
Voting Rights
Under the Cooperative's Articles, each shareholder is entitled to one vote, regardless of the number of shares owned, except for the election of directors, who are elected by a plurality. A shareholder may cast one vote for each director's position to be filled.
Under the Operating Agreement, each member is entitled to one vote on each matter brought to a vote of the members, regardless of the number of capital units owned. Unit holders owning less than 5,000 capital units have no voting rights.
	The Cooperative's Bylaws prohibit voting by proxies.	The Operating Agreement permits voting by mail ballot and proxies.
Termination of Membership	The Cooperative's Bylaws provide that the Board, in its sole discretion, may terminate a shareholder's membership if the member:		In general, a member's membership interest will terminate upon a duly authorized redemption, sale or transfer of the membership interest.
	•	has become ineligible for membership,

•	has failed to patronize the Cooperative for a period of 1 year or more,
•	has moved outside the territory served by the Cooperative,
•	has violated any of the provisions of the Articles or Bylaws,
•	breaches any contract with the Cooperative,
•	remains indebted to the Cooperative for 90 days after the indebtedness first becomes payable, or
•	willfully obstructs any lawful purpose or activity of the Cooperative.
Redemption	Under the Cooperative's Bylaws, the voting and equity stock may be redeemed in the sole discretion	Capital units may be redeemed at a price of $.20 per unit if:
	of the Board for either the par value of the shares or the book value of the shares, if less than par value. The voting stock has a par value of $100.00 per share and the equity	•	a member transfers or attempts to transfer capital units other than as required by the Operating Agreement,
	stock has a par value of $2.00 share. The Board may also redeem the preferred shares for par value in its sole discretion. The preferred stock	•	a unit holder does not become a member within one year of acquiring capital units,
	has a par value of $2.00 per share.	•	becomes the beneficial owner of less than 5,000 capital units and the minimum number of capital units are not acquired within 240 days,
		•	breaches obligations under the Corn Delivery Agreement that are not cured after written notice, or
		•	becomes bankrupt and the member's capital units are not able to be sold within 240 days through the Capital Units Transfer System.
Annual Meetings	The Cooperative's Bylaws provide that the annual meeting of shareholders shall be held within 180 days of the close of the fiscal year.
The Operating Agreement provides that the Board shall determine the date of the annual meeting of members. Failure to hold an annual meeting at the designated time will not cause the new LLC to dissolve.

Vote on Extraordinary Transactions
South Dakota law requires that a merger, consolidation or division of a Cooperative must be approved by a majority of any quorum of shareholders entitled to vote on such transaction and that any disposal of all or substantially all of the Cooperative's fixed assets or its voluntary dissolution must be approved by three-fourths of the shareholders. The Cooperative's Articles of Incorporation and Bylaws do not contain voting requirements for extraordinary transactions.
A merger or consolidation of the new LLC with another business entity, a sale of substantially all of the new LLC's assets and its voluntary dissolution must be approved by the affirmative vote of the members.
Amendment of Governing Documents
	Under South Dakota law, the Cooperative may amend its Articles by majority vote of shareholders, and may amend its Bylaws if the amendment is approved by the Board of Directors or by a majority of shareholders present at a duly called meeting.	The Board of the new LLC may amend the Articles of Organization and the Operating Agreement only by supermajority vote.
Preemptive Rights	Because the Cooperative is a closed Cooperative, it will not issue any additional shares under any circumstances. Accordingly, preemptive rights are not applicable to the Cooperative's shareholders.	Members have no preemptive rights to participate in any later securities offerings of the new LLC under its Operating Agreement, Articles of Organization or South Dakota law.
Appraisal Rights of Dissenting Members
Neither the South Dakota law or the Cooperative's Articles or Bylaws grants appraisal rights. This means that if a shareholder does not vote to approve a decision, such as a merger, and the proposed merger is approved by other shareholders, the dissenting shareholder has no right to demand that his or her shares be appraised and receive that amount.
Neither South Dakota law or the Operating Agreement grants appraisal rights. This means that if a member does not vote to approve a decision, such as a merger, and the proposed merger is approved by other members, the dissenting member has no right to demand that his or her capital units be appraised and receive that amount.
Liquidating Rights
Upon liquidation, assets remaining after the satisfaction of all debts and liabilities are distributed as follows: (1) holders of preferred stock shall receive the par value of their preferred shares, if any (2) holders of voting and equity stock shall receive the lesser of book or par value for their shares; (3) holders of credits in the revolving capital shall receive the principal amount of their credits; and (4) any remaining assets shall be distributed on a patronage basis to all patrons.
Upon liquidation, assets remaining after the satisfaction of all debts and liabilities of the new LLC's will be distributed to its capital unit holders (whether or not they are members) in proportion to their positive capital account balances.

Reporting Requirements	The Cooperative is not subject to the reporting requirements of the Securities Exchange Act of 1934.	The new LLC will be subject to the reporting requirements of the Securities Exchange Act of 1934 and will file annual, quarterly and special reports with the Securities and Exchange Commission.
Fiduciary Duties
The directors and officers of the Cooperative owe a fiduciary duty of loyalty and duty of care to the Cooperative. The fiduciary duty of loyalty includes an obligation to exercise good faith and not act adversely to the Cooperative. The duty of care includes an obligation to exercise the highest level of diligence and due care when acting on behalf of the Cooperative.
A manager of a manager-managed LLC and officers of a LLC owe a fiduciary duty of care and duty of loyalty to the LLC and its members. The duty of loyalty includes an obligation to hold as a trustee for the LLC any property, profit, or benefit derived by the member or manager in their conduct on behalf of the LLC; an obligation to refrain from dealing with the LLC as or on behalf of a party holding an adverse interest to the LLC; and an obligation not to compete with the LLC. Additionally, a manager of a manager-managed LLC, and officers of an LLC owe a duty of care, which includes refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of the law.
Indemnification
The Cooperative's Bylaws provide that it shall indemnify any person made a party to a proceeding because he was a director of the Cooperative. The Bylaws also provide that the Cooperative may indemnify and advance expenses to non-director officers, agents, and employees. Indemnification for liabilities under the federal securities laws may not be enforceable.
The Operating Agreement requires the new LLC to indemnify to the fullest extent permitted by South Dakota law its current and former officers, members and managers for expenses actually and reasonably incurred in connection with the defense of an action, suit or proceeding, civil or criminal, in which said person is made a party because he is or was an officer, member or manager of the new LLC. However, this indemnification obligation does not apply if the claim results from a breach of duty of loyalty; a breach of duty not made in good faith, an act or omission involving gross negligence, intentional misconduct or a known violation of the law; a transaction that resulted in an improper benefit to the defendant; or for liability provided for by statute. Indemnification for liabilities under the federal securities laws may not be enforceable.

FEDERAL INCOME TAX CONSEQUENCES

        This section sets forth the opinion of our tax counsel, Leonard, Street and Deinard Professional Association, as to the material federal income tax consequences relating to ownership of capital units of the new LLC, including the federal income tax consequences of the reorganization of the Cooperative into a limited liability company. This section is based on current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

        This section assumes each member is an individual and does not generally discuss the federal income tax consequences to corporate taxpayers, tax-exempt pensions, profit-sharing trusts or IRA's, foreign taxpayers, estates or taxable trusts as investors in capital units.

        Except as expressly noted, the statements, conclusions and opinions contained in this section and the opinion attached as Exhibit 8.1 to the registration statement constitute the opinion of our tax counsel, Leonard, Street and Deinard Professional Association, regarding general federal income tax consequences of owning capital units. Our tax counsel's opinions are based upon the assumption that events will occur in the manner described in the registration statement. In each case, our tax counsel is of the opinion that, if the issue were litigated, although the outcome of the litigation cannot be predicted with certainty, a court should hold as set forth below. Our tax counsel emphasizes that its opinion extends only to matters of law. Nevertheless, the tax consequences to the new LLC and its members are highly dependent on matters of fact that are not addressed in this opinion. You should know that the legal opinion of our tax counsel does not assure the intended tax consequences because it does not bind either the Internal Revenue Service ("IRS") or the courts. No rulings have been or will be requested from the IRS regarding the tax matters we describe.

        This section does not address all the tax considerations that may be relevant to particular members in light of their personal investment circumstances, or to certain types of members that may be subject to special tax rules. Therefore, you are urged to consult your tax advisor regarding the tax consequences to you of owning capital units.

Reorganization of Lake Area Corn Processors Cooperative into a Limited Liability Company

        For state business law purposes, the reorganization of the Cooperative into a South Dakota limited liability company will consist of two steps: first, the transfer to Lake Area Ethanol, LLC of all of the Cooperative's assets (including the Cooperative's membership interest in Dakota Ethanol) and its liabilities in exchange for all of the capital units of the new LLC and, second, the distribution in liquidation of the Cooperative of all the capital units in the new LLC to the members. For income tax purposes, however, the members will be treated as receiving in a liquidating distribution undivided interests in the assets of the Cooperative (principally its membership interest in Dakota Ethanol), subject to all its liabilities, and then immediately afterwards transferring such assets and liabilities to the new LLC in exchange for its capital units. This transaction will be treated as a taxable liquidation of the Cooperative, as set forth below.

Tax Consequences of the Reorganization to Lake Area Corn Processors Cooperative

        The reorganization of the Cooperative into the new LLC constitutes a taxable liquidation of the Cooperative. Section 336(a) of the tax code requires a corporation to recognize gain or loss on a liquidating distribution of appreciated property just as if it had sold the property to the distributees for an amount equal to the property's fair market value.

        As stated above, for federal income tax purposes the reorganization will be treated as a liquidating distribution of the Cooperative's assets and liabilities to its shareholders, rather than a distribution of interests in the new LLC, the newly-formed entity. The Cooperative's assets consist principally of an 88% membership interest in Dakota Ethanol as of the date of the reorganization. The Cooperative and Dakota Ethanol each currently have cash and other current assets. Dakota Ethanol has also incurred various operating expenses and will continue to do so until the date of the reorganization. Based on the Cooperative's expected paydown of permanent debt by approximately $586,000 on or before March 31, 2002, our tax counsel believes that the aggregate value of the deemed distribution on the date of the reorganization will exceed the appraised value of the Cooperative's 88% membership interest in Dakota Ethanol.

        The Cooperative has had a restricted use report prepared of the appraisal of the ethanol production facility owned by Dakota Ethanol, which is the basis for appraising the fair market value of the Cooperative's 88% membership interest in Dakota Ethanol as of the date of the reorganization. The value of the membership interest may exceed the Cooperative's tax basis in Dakota Ethanol, depending on the amount of current assets and current liabilities at the time of the deemed distribution. The Cooperative, accordingly, may realize some gain on the deemed distribution of the membership interest to its shareholders. The restricted use report, prepared by Natwick Associates Appraisal Services, has appraised the facility at $45,000,000 (without taking into account any debt financing) on an as-built basis. The restricted use report has valued the Cooperative's 88% membership interest at $14,572,800, after taking into account the long-term debt financing of $26.6 million (but ignoring the effect of current liabilities) and applying a discount of 10% to the equity value of the interest. However, the Complete Appraisal, Summary Report will appraise Dakota Ethanol, and take into account inventories, cash and other property, and current liabilities owned by Dakota Ethanol less its long-term and current liabilities as of the date of the reorganization. There can be no assurance that the IRS will not challenge the appraised value of the Cooperative's interest in Dakota Ethanol. The value of the distribution to the shareholders will be reduced by any corporate level tax imposed, and as noted below, shareholders will realize some taxable gain on the receipt of the new LLC interests. The deemed distribution of the Dakota Ethanol interest will result in the termination of Dakota Ethanol for income tax purposes, pursuant to tax code Section 707(b)(1)(B). The only significant consequence of this termination should be the termination of "old" Dakota Ethanol's tax elections and the resulting need for "new" Dakota Ethanol to make such elections anew.

Federal Tax Consequences of the Reorganization to Shareholders

        Amounts received by a shareholder in complete liquidation of a corporation are treated as full payment in exchange for the shareholder's stock under Section 331(a) of the tax code. Accordingly, depending on the amount of the deemed distribution to shareholders and their individual tax basis in their equity shares, shareholders of the Cooperative will recognize gain (or in some cases, a loss) as a result of the reorganization. This gain (or loss) will be measured by the difference between the adjusted tax basis of the shareholder's Cooperative shares and the fair market value of the deemed liquidating distribution received by that shareholder.

        The determination of the fair market value of the deemed distribution will depend on the Complete Appraisal, Summary Report. Such value is expected to exceed $2.00 per capital unit (the original issue price to shareholders of an equity share of the Cooperative) by at least $.08 per capital unit. This value is subject to adjustment if the Complete Appraisal, Summary Report differs from the restricted use report. It should be noted that the IRS is not bound by the Complete Appraisal, Summary Report, and if it successfully challenges the appraisal, the value of the distribution may increase, causing each shareholder to recognize more gain or less loss on the reorganization than is currently anticipated.

        The original tax basis of a shareholder's equity share in the Cooperative is its original issue price. Shareholders who acquired their shares by purchase from another shareholder will have a basis equal to their purchase price. Shareholders who acquired their shares from a decedent will have a basis equal to the value of the share for estate tax purposes. Finally, shareholders who acquired their shares by gift will have a basis equal to the donor's basis. However, if use of the donor's basis will produce a loss and if the fair market value at the time of the gift was less than the donor's basis, then the donee's basis will be the fair market value at the time of the gift.

        Capital Losses—Non-corporate Taxpayers.    Noncorporate taxpayers such as individuals, trusts and estates may deduct capital losses to the extent of capital gains recognized by the taxpayer during the taxable year, plus $3,000. Unused capital losses may not be carried back but may be carried forward indefinitely until they are fully used or the taxpayer dies. Thus, an individual shareholder who has no other capital gains or losses could deduct $3,000 per year until the loss on the distribution is fully deducted or the shareholder dies. In addition to capital gains the shareholder may realize on sale of capital assets, it also should be noted that tax code Section 1231 net gains are treated as capital gains that may be offset by capital loss deductions or carry forwards.

        Capital Losses—C Corporations.    In the case of a C corporation, capital losses are deductible only to the extent of capital gains. C corporations may not use any part of their capital losses to reduce ordinary taxable income under tax code section 1211(a). A C corporation deducts its capital losses against its capital gains for the taxable year. A C corporation that sustains capital losses in excess of capital gains in the taxable year has a net capital loss which, in general, subject to limitations, can be carried back three years and forward five years until it is used. The amount of net capital loss, whether long or short-term, carried back or carried forward to another year is treated as a short-term capital loss in the year to which it is carried under tax code Section 1212(a)(1).

        Deemed Formation of Limited Liability Company.    Distribution of capital units in the new LLC to shareholders will be treated for tax purposes as a constructive formation by the members of the new LLC of a tax partnership. Accordingly, the members will be treated as having contributed the assets they are deemed to receive in the liquidation of the Cooperative to the new LLC, subject to liabilities. In general, under tax code Section 721 neither gain nor loss is recognized to a tax partnership or its partners in the case of a contribution of property to the partnership in exchange for an interest in the partnership.

Importance of the Complete Appraisal, Summary Report to Lake Area Corn Processors Cooperative and its Shareholders

        The tax treatment of the Cooperative and the tax treatment of the shareholders with respect to the deemed distribution, and the initial asset basis in the hands of the new LLC, all depend in significant part on the accuracy of the Complete Appraisal, Summary Report. While we have no reason to believe that the Complete Appraisal, Summary Report will not be accepted by the IRS, there can be no assurance that the IRS will not challenge the values used in determining gain or loss at the Cooperative or shareholder level or that a court will not sustain a challenge.

IRS Information Reporting Requirements

        The Cooperative is required to file Form 966 notifying the IRS of the taxable liquidation within 30 days of a formal adoption of the plan of reorganization, and to supplement the filing if the plan is later amended. The Cooperative will be required to issue a Form 1099-DIV to each shareholder whose shares have a value of more than $600 not later than January 31, 2003, and transmit the information to the IRS before February 28, 2003.

Federal Income Tax Consequences of Capital Unit Ownership

        Tax Status of Lake Area Ethanol, LLC.    Single-tax treatment and the ability to make cash distributions to members without incurring an entity level federal income tax depend on the treatment of the new LLC as a partnership for income tax purposes. Our tax counsel is of the opinion that the new LLC will be treated as a partnership for federal income tax purposes. This means that the new LLC will pay no federal income tax and members will pay tax on their share of the new LLC's net income. Under Treasury Regulations known as the "check-the-box" regulations, an unincorporated entity such as a limited liability company generally will be taxed as a partnership unless the entity is considered a publicly traded partnership or the entity affirmatively elects to be taxed as a corporation.

        The new LLC will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded partnership. In early 1997, a study of partnership law by the staff of the Congressional Joint Committee on Taxation questioned the legal authority of the Treasury to issue the check-the-box regulations. Although none of the staff's recommendations were enacted into law, Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.

        If the new LLC fails to qualify for partnership taxation for whatever reason, it will be treated as a "C corporation" for federal income tax purposes. As a C corporation, it would be taxed on its taxable income at corporate rates. Currently the maximum effective federal corporate rate is 35%. Distributions to members would generally be taxed again against members as corporate dividends, but members would not be required to report their share of the new LLC's income, gains, losses, deductions or credits on their tax returns. Because a tax would be imposed upon the new LLC as an entity, the cash available for distribution to members would be reduced by the amount of tax paid which could cause a reduction in the value of the capital units.

        Publicly Traded Partnership Rules.    To qualify for taxation as a partnership, the new LLC must not be treated as a publicly traded partnership under Section 7704 of the tax code. Generally, the tax code provides that a publicly traded partnership will be taxed as a corporation. The tax code defines a publicly traded partnership as a partnership whose interests are traded on an established securities market, or are readily tradable on a secondary market (or the substantial equivalent). Although there is no legal authority on whether a limited liability company is subject to these rules, it is probable that the new LLC is subject to the publicly traded partnership rules because it has elected to be classified and taxed as a partnership.

        Our tax counsel is of the opinion that the new LLC will not be treated as a publicly traded partnership provided that transfers of capital units are made only pursuant to the "safe harbors" permitted in its Operating Agreement and described below. Under Section 1.7704-1 of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner's interests or admitting the transferee as a partner.

        The new LLC does not intend to list its capital units on any stock exchange or the NASDAQ Stock Market, nor will it provide any information to broker-dealers which would enable broker-dealers to trade capital units under Rule 15c2-11 of the Securities Exchange Act of 1934, as amended. In addition, Section 4.1(a) of its Operating Agreement generally only permits transfers of capital units that will preserve the partnership tax status of the new LLC by complying with the provisions of the Treasury Regulations. These generally provide that interests will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred pursuant to "safe harbors" that include:

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  "private" transfers;

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  qualified redemptions and repurchases; or

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  transfers pursuant to a qualified matching service.

        Private transfers include, among others:

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  transfers in which the transferee's tax basis is determined by reference to the transferor's tax basis in the interests transferred;

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  transfers by reason of death, including transfers from an estate or testamentary trust;

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  transfers, including gifts, between members of a "family" (as defined in Section 267(c)(4) of the tax code);

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  transfers from retirement plans qualified under Section 401(a) of the tax code or an IRA; and

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  "block" transfers. A block transfer is a transfer by a member and any related person as defined in the tax code in one or more transactions during any 30 calendar day period of interests representing in the aggregate more than two percent of the total interests in partnership capital or profits.

        Transfers pursuant to a qualified redemption or repurchase are disregarded in determining whether interests are readily tradable on a secondary market if several conditions are met. First, the redemption or repurchase cannot occur until at least 60 days after the partnership receives written notice of the member's intent to exercise the redemption or repurchase right. Second, either the purchase price is not established until at least 60 days after receipt of notification or the purchase price is established not more than four times during the entity's tax year. Third, the sum of the interests in capital or profits transferred during the year, other than in private transfers, cannot exceed 10 percent of the total interests in partnership capital or profits.

        Transfers through a qualified matching service also are disregarded in determining whether interests are readily tradable. A matching service is qualified only if:

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  it consists of a computerized or printed system that lists customers' bid and/or ask prices in order to match members who want to sell with persons who want to buy;

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  matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

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  the seller cannot enter into a binding agreement to sell the interest until the fifteenth calendar day after his interest is listed, which date must be confirmable by maintenance of contemporaneous records;

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  the closing of a sale effected through the matching service does not occur prior to the forty-fifth calendar day after the interest is listed;

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  the matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price, nonfirm price quotes, or quotes that express an interest in acquiring an interest without an accompanying price, nonbinding indications of interest;

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  the matching service does not display quotes at which any person is committed to buy or sell a interest at the quoted price (firm quotes);

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  the seller's information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

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  the sum of the percentage interests transferred during the entity's tax year, excluding private transfers, does not exceed 10 percent of the total interests in partnership capital or profits.

Tax Treatment of Lake Area Ethanol, LLC's Operations

        Use of Calendar Year.    Because the new LLC will be taxed as a partnership, it will have its own taxable year separate from the taxable years of the members. Unless a business purpose can be established to support a different taxable year, a partnership must use the "majority interest taxable year" which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests. In the new LLC's case, the majority interest taxable year is the calendar year (i.e., twelve months ending December 31).

        Flow-Through of Partnership Taxable Income or Loss to Members.    Each member will be required to report on his income tax return for his taxable year with which or within which ends the new LLC's taxable year his distributive share of the income, gains, losses, deductions and credits of the new LLC without regard to whether corresponding cash distributions are received. Our tax counsel is of the opinion that the allocations to members in the Operating Agreement will be respected under applicable provisions of the tax code and Treasury Regulations.

        To illustrate the flow-through of such items, if you are a member for the entire calendar year 2002 and you use a calendar year for your individual income taxes, you should include your share of the new LLC's 2002 taxable income or loss on your income tax return for the year 2002 (to be filed by April 15,

2003). If you have a June 30 fiscal year you should report your share of the new LLC's 2002 taxable income or loss on your income tax return for the fiscal year ending June 30, 2003. Income, gains, losses, deductions and credits for the new LLC's initial tax year ending December 31, 2001, will be reportable in a calendar year taxpayer's income tax return for 2001, due April 15, 2002. A fiscal year taxpayer having a June 30 fiscal year must report his share of the new LLC's 2001 income or loss on his return for the year ending June 30, 2002. The new LLC will provide each member with Schedule K-1 for each LLC tax year, indicating the member's share of the new LLC's annual income, gains, losses, deductions and credits and their separately stated components, within a reasonable time following the end of each calendar year.

        Tax Treatment of Distributions.    Distributions to a member generally will not be taxable to the member for federal income tax purposes as long as such a distribution does not exceed the member's basis in his units immediately before the distribution. Cash distributions in excess of unit basis—which are considered unlikely—are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.

Initial Tax Basis of Units and Periodic Basis Adjustments

        Our tax counsel is of the opinion that the basis of a member's interest in the new LLC will be determined and adjusted as follows. Under tax code Section 722, a member's initial basis in the new LLC interest will be equal to the sum of the amount of money and the contributor's adjusted basis of any property contributed to the new LLC. In particular, the basis of a member's capital units will be equal initially to the basis of the assets such member is deemed to contribute to the new LLC as a result of the reorganization, reduced by any reduction of a member's share of liabilities to which such assets are subject, or which are assumed by the new LLC, and increased by a member's share of the new LLC's debt. The basis of such assets will be equal to their respective fair market values immediately before their deemed distribution to the members by the Cooperative. As described above, in the aggregate this value is not expected materially (if at all) to exceed $2.00 per equity share of the Cooperative.

        Each member's initial basis in the new LLC will be increased to reflect the member's distributive share of the new LLC's taxable income and tax-exempt income, and any increase in a member's share of the new LLC's debt. If a member makes additional capital contributions at any time, the adjusted unit basis is increased by the amount of any cash contributed or the adjusted basis in any property contributed.

        A member's unit basis will be decreased, but not below zero, by

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  the amount of any cash distributed to the member;

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  the basis of any other property distributed;

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  the amount of depletion deductions;

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  the member's distributive share of losses and nondeductible expenditures of the new LLC that are "not properly chargeable to capital account"; and

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  any reduction in that member's share of the new LLC's debt.

        The unit basis calculations are accordingly complex. A member is only required to compute unit basis if it is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:

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  the end of a taxable year during which the new LLC suffered a loss, for the purpose of determining the deductibility of the member's share of the loss;

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  upon the liquidation or disposition of a member's interest; and

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  upon the nonliquidating distribution of cash or property to a member, in order to ascertain the basis of distributed property or the taxability of cash distributed.

        Our tax counsel is of the opinion that distributions to a member should not be taxable to the member unless the amount of the distribution exceeds the member's basis in his interest immediately before the distribution. Except in the case of a taxable sale of a unit or liquidation of the new LLC, exact computations for this purpose ordinarily are not necessary. For example, a member who regularly receives cash distributions that are less than or equal to his share of the new LLC's taxable income will have no deemed sale or exchange by reason of the distributions. Consequently, under these circumstances, no computations are necessary to demonstrate that cash distributions are not taxable to members under tax code Section 731(a)(1). The purpose of the basis adjustments is to keep track of a member's "tax investment" in the new LLC with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the capital units.

        Deductibility of Losses; Passive Loss Limitations.    In general, a member may deduct losses allocated to him, subject to a number of restrictions. Those restrictions include a general rule that losses cannot be deducted if they exceed a member's basis in his capital units nor to the extent they exceed the member's at-risk amount. Our tax counsel is of the opinion that these specific restrictions are not likely to impact the members of the new LLC, but that, if the new LLC incurs a taxable loss or if taxable income is insufficient to cover interest expense on the new LLC's related borrowing, the passive activity loss deduction rules are likely to have widespread effect.

        Tax code Section 469 substantially restricts the ability of taxpayers to deduct losses from passive activities. Passive activities generally include activities conducted by pass-through entities, such as the new LLC and other partnerships, limited liability companies or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer's income from other passive activities. Passive activity losses that are not deductible because of these rules may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a member's entire interest in the new LLC to an unrelated party in a fully taxable transaction.

        It is important to note that "passive activities" do not include dividends and interest income that normally are considered to be "passive" in nature; nor do they include farming operations in which the taxpayer is a material participant.

        Members may borrow funds to purchase their equity interest in the new LLC and deduct the interest expense. However, this interest expense will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a member's only passive activity is the new LLC, and if the new LLC incurs a net loss, no interest expense on related borrowing would be deductible. If that member's share of the new LLC's taxable income is less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the member's entire interest in the new LLC to an unrelated party in a fully taxable transaction.

        Alternative Minimum Tax.    If the new LLC adopts accelerated methods of depreciation, it is possible that taxable income for alternative minimum tax purposes might exceed regular taxable income passed through to the members. This depends on each individual member's specific circumstances, and therefore each member should consult with his own tax advisor as to the consequences of LLC activities for the member's alternative minimum tax situation.

Tax Consequences of Disposition of Capital Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of capital units equal to the difference between the amount realized and the member's basis in the capital units sold. Amount realized includes cash and the fair market value of other property received plus the member's share of the new LLC's debt. Because of the inclusion of debt in basis, it is possible that a member could have a tax liability on sale that exceeds the proceeds of sale.

        Our tax counsel is of the opinion that, assuming a member's capital units are a "capital asset" in his hands, which is ordinarily the case, gain or loss recognized by such member on the sale or exchange of a capital unit held for more than one year will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under tax code Section 751 to the extent attributable to depreciation recapture or other "unrealized receivables" or "substantially appreciated inventory" owned by the new LLC. The new LLC will adopt conventions to assist those members that sell capital units in apportioning the gain among the various categories.

        Allocations and Distributions Following Capital Unit Transfers.    If any capital unit is transferred during any accounting period in compliance with the provisions of Article 4.1(a) of the Operating Agreement, then solely for purposes of making allocations and distributions, the new LLC expects to use an interim closing of the books method, rather than a daily proration of profit or loss for the entire period, and the convention that recognizes the transfer as of the beginning of the month following the month in which the notice, documentation and information requirements of Article 4.1(a) have been substantially complied with. All distributions on or before the end of the calendar month in which these requirements have been substantially complied with will be made to the transferor and all distributions thereafter will be made to the transferee. However, the Board of Managers has the authority to adopt any other reasonable permitted method or convention.

        Effect of Tax Code Section 754 Election on Unit Transfers.    The adjusted basis of each member in his capital units ("outside basis") initially will be equal to the member's proportionate share of the adjusted basis of the new LLC in its assets ("inside basis"). Because the reorganization is a taxable transaction, both the outside and the inside basis will initially be equal to the value of the new LLC's assets, which is the measure of the amount realized by the members on the deemed distribution. Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the member's proportionate share of the inside basis.

        Section 754 of the tax code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a member to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a member. Once the amount of the transferee's basis adjustment is determined, it is allocated among the new LLC's various assets pursuant to tax code Section 755.

        A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity's inside basis. In this case, a special calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of limited liability company property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.

        Tax code Section 743(b) provides that the partnership or limited liability company is responsible for making the basis adjustments. However, the unit transferees are required to report the basis adjustments. Transferees accomplish this by attaching statements to their returns that show how the Section 743(b) adjustment was determined and how the adjustment was allocated among the various partnership properties.

        Treasury Regulations clarify that partnerships are required to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on the partnership. The partnership reports basis adjustments by attaching statements to its returns when it acquires knowledge of transfers subject to Section 743. In addition, partnerships are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee's Schedule K-1 are adjusted amounts.

        Transferees are subject to an affirmative obligation to notify partnerships of their basis in acquired interests. To accommodate partnership concerns about the reliability of the information provided, partnerships are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee's basis in the partnership interest under tax code Section 1014, unless clearly erroneous.

        Section 4.2 of the Operating Agreement provides that the new LLC will not make a Section 754 election unless the Board of Managers determines in its sole discretion to do so. The new LLC is unlikely to make such an election unless the tax benefits made available to affected transferees by the election are likely to be sufficient to justify the increased cost and administrative burden of accounting for the resulting basis adjustments. Depending on the circumstances, the value of capital units may be affected positively or negatively by whether or not the new LLC makes a Section 754 election. The Tax Matters Partner intends to monitor prices at which capital units change hands and is likely to authorize the election only when and if capital unit prices become materially greater than the new LLC's per capital unit inside basis and only if it determines that this material difference is likely to continue or increase over time. If the new LLC decides to make a Section 754 election, the election is made by the new LLC on a timely filed partnership income tax return and it is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.

        IRS Reporting Requirement.    Article 4.1(a) of the Operating Agreement contains the requirements for a valid transfer of units, including proper documentation and Board approval. In addition, the IRS requires a taxpayer who sells or exchanges a capital unit to notify the new LLC in writing within 30 days or, for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to "Section 751(a) exchanges," it is likely that any transfer of a capital unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor and, if known, of the transferee and the exchange date. The IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.

Other Tax Matters

        Tax Information To Members; Consistent Reporting.    The new LLC will be required to provide each member with a Schedule K-1 (or authorized substitute therefore) on an annual basis. Harsh penalties are provided for failure to do so unless reasonable cause for the failure is established.

        Each member's Schedule K-1 will set out the holder's distributive share of each item of income, gain, loss, deduction or credit that is required to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 "Notice of Inconsistent Treatment or Administrative Adjustment Request, AAR" with the original or amended return in which the inconsistent position is taken.

        IRS Audit Procedures.    Prior to 1982, regardless of the size of a partnership, adjustments to a partnership's items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes.

        The Tax Equity and Fiscal Responsibility Act of 1982 established unified audit rules applicable to most (but not all) partnerships. These rules require the tax treatment of all "partnership items" to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since the new LLC will be taxed as a partnership, these rules are applicable to it and its members.

        The IRS may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the IRS must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement.

        IRS rules establish the "Tax Matters Partner" as the primary representative of a partnership in dealings with the IRS. The Tax Matters Partner must be a "member-manager" which is defined as a limited liability company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In the new LLC's case, this would the Chief Financial Officer. Section 7.9 of the Operating Agreement designates the Chief Financial Officer as the Tax Matters Partner. In the event there is no Chief Financial Officer, then the Board of Managers shall appoint a member of the Board of Managers who owns capital units as the Tax Matters Partner.

        The IRS generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the IRS. For partnerships with more than 100 partners, however, the IRS generally is not required to give notice to any partner whose profits interest is less than one percent.

        After the IRS makes an administrative adjustment, the Tax Matters Partner (and, in limited circumstances, other partners) may file a petition for readjustment of partnership items in the Tax Court, the district court in which the partnerships principal place of business is located, or the Claims Court.

        New Elective Procedures For Large Partnerships.    The Taxpayer Relief Act of 1997 contains an elective provision under which the income tax reporting and IRS auditing of partnerships of more than 100 partners is streamlined. This statute reduces the number of items that must be separately stated on the Schedules K-1 that are issued to the partners which will ease the burden on their tax preparers.

        If the election is made, IRS audit adjustments generally will flow through to the partners for the year in which the adjustment takes effect. However, the partnership may elect to pay an imputed underpayment that is calculated by netting the adjustments to the income and loss items of the partnership and multiplying that amount by the highest tax rate whether individual or corporate. A partner may not file a claim for credit or refund of his allocable share of the payment.

        Timing adjustments are made in the year of audit in order to avoid adjustments to multiple years where possible. In addition, the partnership, rather than the partners individually, generally is liable for any interest and penalties that result from a partnership audit adjustment. Penalties, such as the accuracy and fraud penalties, are determined on a year-by-year basis, without offsets, based on an imputed underpayment. Any payment for federal income taxes, interest, or penalties, that an electing large partnership is required to make is non-deductible.

        Under the electing large partnership audit rules, a partner is not permitted to report any partnership items inconsistently with the partnership return, even if the partner notifies the IRS of the inconsistency. The IRS may treat a partnership item that was reported inconsistently by a partner as a mathematical or clerical error and immediately assess any additional tax against that partner. The IRS is not required to give notice to individual partners of the commencement of an administrative proceeding or of a final adjustment. Instead, the IRS is authorized to send notice of a partnership adjustment to the partnership itself by certified or registered mail. An administrative adjustment may be challenged in the Tax Court, the district court in which the partnerships principal place of business is located, or the Claims Court. However, only the partnership, and not partners individually, can petition for a readjustment of partnership items.

        The Board of Managers of the new LLC will review the new large partnership procedures with its legal counsel and certified public accountants to determine whether it appears advantageous to elect to be subject to the new procedures.

        Self-Employment Tax.    The tax code and Treasury Regulations provide that general partners are subject to self-employment tax on their distributive share of partnership income and that limited partners who do not render services to the partnership are not subject to self-employment tax. Neither the tax code nor the Treasury Regulations address the treatment of limited liability company members for self-employment tax purposes. Proposed regulations, however, were issued in 1997 that provide generally for imposition of the self-employment tax on limited liability company members only if they have personal liability for limited liability company obligations, have authority to contract on behalf of the company, or participate in the company's business for more than 500 hours each year. Few, if any, of the company's members would be subject to self-employment tax under this test.

        The status of the proposed regulations is uncertain because they were subject to a Congressional moratorium that ended July 1, 1998 and the Treasury has not taken steps to finalize them. Nevertheless, because of the similarity of limited liability company members and limited partners, it is believed to be highly likely that the new LLC members will be treated similar to limited partners, i.e., generally not subject to self-employment tax on their share of limited liability company earnings.

        State Income Taxes.    Members generally are subject to tax in their state of residence as well as in those states in which the entity does business if their share of income exceeds the minimum filing requirements. Since the new LLC will potentially be doing business in several states, this could create a substantial reporting burden for the members. South Dakota has no state income tax and because of special reporting conventions, a South Dakota resident member generally will not have to file individually in such other states. Many states allow "composite reporting" by partnerships and limited liability companies wherein the entity pays income taxes to the state and the individual members are relieved of the reporting responsibility in such state. Their state of residence generally will allow a tax credit for state income taxes paid by the entity for the benefit of the member. However, since South Dakota has no state income tax, a South Dakota resident would not receive such a tax credit. Members who are residents of any state other than South Dakota will need to determine for themselves the state income tax consequences of their capital unit ownership.

PLAN OF DISTRIBUTION

        We are offering to distribute the capital units of the new LLC directly to the Cooperative's shareholders. We are offering the capital units only in states where the Cooperative's shareholders reside: South Dakota, Minnesota, North Dakota and Iowa. We must obtain approval from securities' regulatory authorities in these states.

        We have no underwriter. We are not using agents or brokers. The members of our Board of Managers will be the principal persons involved in completing the reorganization and distributing the capital units in reliance on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. We will not pay our Board of Managers or any other person any commissions in connection with these activities. No member of our Board of Managers has any relationship to any broker-dealer.

        If the reorganization is approved, we will send you instructions for sending in your certificates for voting and equity shares of the Cooperative in exchange for the new LLC capital units certificates. You will receive an ownership interest in the new LLC that is directly proportional to your ownership interest in the Cooperative.

LEGAL MATTERS

        The validity of the capital units of Lake Area Ethanol, LLC being offered in this Information Statement/Prospectus will be passed upon by Hagen, Wilka & Archer, P.C., Sioux Falls, South Dakota.

WHERE YOU CAN FIND MORE INFORMATION

        Lake Area Ethanol, LLC does not currently file reports with the Securities and Exchange Commission; however, if we complete this offering, we will file annual, quarterly and special reports with the SEC. You may read and copy any reports that Lake Area Ethanol, LLC files at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The reports and other information we file will be available in the EDGAR database located on the SEC's website at (http://www.sec.gov), as well as from commercial document retrieval services.

        Lake Area Ethanol, LLC has filed a Registration Statement with the SEC on Form S-4 that registers the issuance of the capital units offered by this Information Statement/Prospectus. This document is a part of that Registration Statement. As allowed by SEC rules, this document does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

        You should rely only on the information contained in this document to decide whether to purchase capital units. We have not authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date on the cover page.

APPENDIX A

PLAN OF REORGANIZATION

PLAN OF REORGANIZATION

        THIS PLAN OF REORGANIZATION (the "Plan") entered into by and between Lake Area Corn Processors Cooperative, a South Dakota cooperative corporation (the "Cooperative") and Lake Area Ethanol, LLC, a newly formed South Dakota limited liability company (the "LLC"), as of this 25th day of July, 2001, shall be effective only upon the adoption and approval of the Plan at a special meeting of shareholders of the Corporation by the affirmative vote of the holders of three-fourths of the votes cast thereon. The day of such adoption and approval by the shareholders is hereinafter called the "Effective Date."

        WHEREAS, the Board of Directors of the Cooperative has determined that it is desirable and in the best interests of the shareholders of the Cooperative to convert from a cooperative structure to a limited liability company structure in accordance with this Plan; and

        WHEREAS, the Cooperative has formed the LLC solely for the purposes of implementing this Plan; and

        WHEREAS, it is the intent of the Cooperative and the LLC that upon the consummation of the transactions contemplated by this Plan, (a) the Cooperative's entire business, including all of its assets and liabilities without limitation, will be owned by the LLC, (b) each shareholder of the Cooperative will own capital units of the LLC equal in number to such shareholder's equity shares of the Cooperative immediately prior to the Effective Date, preserving the ownership percentages of each of the Cooperative's shareholders, and (c) each shareholder of the Cooperative who becomes a member of the LLC will have voting rights in the LLC that are comparable to the voting rights represented by such shareholder's voting share of the Cooperative immediately prior to the Effective Date.

        NOW, THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

        1.    Transfer and Exchange.    (a) As promptly as practicable after the Effective Date, the Cooperative shall assign and transfer to the LLC and the LLC shall assume, subject to any liens, pledges, or encumbrances of any kind, nature or description whatsoever, all of the Cooperative's assets, properties, and business as a going concern, including, but not limited to, goodwill, cash, notes, securities, accounts receivable, security interests, inventories, equipment, furniture and fixtures, trademarks, trade names, including the Cooperative's name, accrued interest, prepaid insurance, other prepaid expense, and deposits which the Cooperative owns or to which it was entitled on the Effective Date (regardless of whether reflected on the Cooperative's balance sheet as of the Effective Date).

        (b)  As soon as practicable after the Effective Date, the Cooperative shall assign and transfer to the LLC and the LLC shall assume, without limitation, all known and unknown, ascertainable and contingent liabilities of the Cooperative, including, without limitation, costs associated with the implementation of the Plan and any other expenses, debts, taxes, judgments, or liens of any kind, nature or description, for which the Cooperative was liable on the Effective Date or which the Cooperative incurs during the winding-up period (regardless of whether reflected on the Cooperative's balance sheet as of the Effective Date).

        (c)  In exchange for such transfer of the Cooperative's assets and liabilities to the LLC, the LLC shall issue to the Cooperative Class A Capital Units of the LLC equal in number to the issued and outstanding equity shares of the Cooperative as of the Effective Date.

        2.    Dissolution.    As promptly as practicable after the Effective Date, the Cooperative shall be dissolved in accordance with the laws of the State of South Dakota and the Cooperative shall file with the Secretary of State of the State of South Dakota a Certificate of Dissolution substantially in the form attached as Exhibit A hereto.

        3.    Name Change.    As promptly as practicable after the Certificate of Dissolution has been filed, the LLC shall change its name to "Lake Area Corn Processors, LLC" and the LLC shall file with the Secretary of State of the State of South Dakota such notices or certificates as are necessary to accomplish the same.

        4.    Cessation of Business.    After the Effective Date, the Cooperative shall not engage in any business activities except for the purposes of preserving the values of its assets, adjusting and winding up its business and affairs, and distributing its assets in accordance with the Plan. The directors and the officers now in office shall continue in office solely for these purposes.

        5.    Restrictions on Transfer of Shares.    The proportionate interests of the shareholders in the assets of the Cooperative shall be fixed on the basis of their respective shareholdings at the close of business on the Effective Date. At such time the books of the Cooperative shall be closed. Thereafter, unless the books are reopened because the Plan cannot be carried into effect under the laws of the State of South Dakota, or otherwise, the shareholders' respective interests in the assets of the Cooperative shall not be transferable by the negotiation of share certificates or otherwise.

        6.    Distribution of Assets.    All assets remaining after the transfer and exchange pursuant to paragraph 1 above, consisting solely of the Class A Capital Units of the LLC issued pursuant to paragraph 1(c) above, shall be distributed to shareholders in liquidation of the Cooperative, in accordance with paragraphs 7 and 8 below.

        7.    Right to Liquidating Distribution.    As soon as practicable after the Effective Date, each shareholder of record shall be given notice to deliver to the LLC the certificates representing all the Cooperative's equity shares and voting shares owned by such shareholder as of the close of business on the Effective Date. The tendered certificates shall be cancelled and a notation shall be made thereon of the distribution in liquidation of the Cooperative. The certificates will then be returned to the owners thereof together with the property distributable to shareholders in accordance with paragraph 8 below, consisting solely of Class A Capital Units of the LLC issued pursuant to paragraph 1(c) above. The property of the Cooperative as determined under paragraph 6 above shall be divided among the shareholders on a pro rata basis in proportion to each shareholders' ownership of equity shares. Accordingly, each shareholder of the Cooperative shall receive one Class A Capital Unit of the LLC in exchange for each tendered equity share of the Cooperative, which units shall be represented by a capital units certificate issued to such shareholder by the LLC. Shareholders shall not receive any additional consideration for their tendered voting shares.

        8.    Agent for Shareholders.    The LLC is hereby appointed Agent for Shareholders to receive on behalf of the Cooperative's shareholders, the property to be distributed hereunder. On                        , 2001, hereinafter called the "Distribution Date," or as soon as practicable thereafter, the Cooperative will deliver to the Agent for Shareholders the property to be distributed to the shareholders as determined under paragraph 6 above, which shall consist solely of all of the issued and outstanding Class A Capital Units of the LLC, issued to the Cooperative pursuant to paragraph 1(c) above. All property distributable to the shareholders will be distributed by the Agent for Shareholders as soon as practicable within the calendar month beginning with the Distribution Date to those shareholders who have delivered their certificates representing equity and voting shares of the Cooperative as provided in paragraph 7 above. The remainder of such property will be held for the account of those shareholders who have not delivered their equity and voting share certificates, to be paid to such shareholders upon delivery of their share certificates. No interest shall accrue at any time on any property held for distribution. The Agent for Shareholders and any shareholder who has granted a security interest in tendered shares of the Cooperative shall cooperate with the party or parties who hold such security interest to grant such lienholder a comparable security interest in the Class A Capital Units of the LLC to be distributed to such shareholder in accordance with paragraph 7 above.

        9.    Adoption of Operating Agreement.    Upon the consummation of the transactions contemplated by this Plan, an Operating Agreement substantially in the form attached hereto as Exhibit B, shall be adopted by the LLC automatically and without further action of the LLC's capital unit holders, and such Operating Agreement shall thereafter govern the management and affairs of the LLC and the rights and duties of its capital unit holders. The notice given to shareholders of the Cooperative under paragraph 7 shall include a counterpart signature page for the Operating Agreement and a consent to the assignment to the LLC of the Cooperative's corn delivery agreement with such shareholder. Upon execution and delivery of such counterpart signature page and assignment of corn delivery agreement, shareholders of the Cooperative will become members of the LLC, entitled to the full rights and privileges of membership as set forth in the Operating Agreement. Shareholders of the Cooperative who do not become members of the LLC shall be entitled to the full economic benefits and subject to the tax consequences of ownership of LLC capital units, but shall not be eligible for voting rights which are accorded exclusively to members pursuant to the Operating Agreement. In addition, the LLC will have the right to redeem a holder's LLC capital units at a price of $.20 per unit if such holder does not become a member of the LLC within 12 months of acquiring the capital units and under certain other circumstances as set forth in the Operating Agreement.

        10.    Power of Board of Directors.    The Board of Directors and, if authorized by the directors, the officers, shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as they may consider desirable to carry out the purposes of the Plan, including the execution and filing of all such certificates, documents, tax returns, and other documents which may be necessary or appropriate to implement the Plan. The directors may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the transfer, exchange, dissolution, complete liquidation, and termination of existence of the Cooperative, and the distribution of its assets to the Cooperative's shareholders in accordance with the laws of the State of South Dakota. The death, resignation, or other disability of any director or officer of the Cooperative shall not impair the authority of the surviving or remaining director(s) or officer(s) to exercise any of the powers provided for in the Plan. Upon such death, resignation, or other disability, the surviving or remaining director(s), or, if there be none, the surviving or remaining officer(s), shall have authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining director(s) or officer(s) to exercise any of the powers provided for in the Plan.

        IN WITNESS WHEREOF, the undersigned have executed and entered into this Plan of Reorganization as of the date first set forth above.

LAKE AREA CORN PROCESSORS COOPERATIVE
By:	/s/ RON ALVERSON
Name:	Ron Alverson
Its:	President
LAKE AREA ETHANOL, LLC
By:	/s/ RON ALVERSON
Name:	Ron Alverson
Its:	Chief Executive Officer

APPENDIX B

ARTICLES OF ORGANIZATION
AND
OPERATING AGREEMENT

ARTICLES OF ORGANIZATION
OF
LAKE AREA ETHANOL, LLC

ARTICLE I

        The name of the Limited Liability Company is Lake Area Ethanol, LLC.

ARTICLE II

        The duration of the company is perpetual.

ARTICLE III

        The address of the initial designated office is:

    Post Office Box 100
    Wentworth, SD 57075

ARTICLE IV

        The name and street address of the initial agent for service of process is:

    Ronald C. Alverson
    Rural Route 1, Box 71
    Chester, SD 57016

ARTICLE V

        The name and address of each organizer:

    Ronald C. Alverson
    Rural Route 1, Box 71
    Chester, SD 57016

    Roger L. Orton
    Rural Route 1, Box 65
    Rutland, SD 57057

    Doyle C. Paul
    Rural Route 1, Box 57
    Madison, SD 57042

    Gregory Van Zanten
    Rural Route 1, Box 110
    Colton, SD 57018

ARTICLE VI

        The company is to be a manager-managed company. The names and addresses of the initial managers are:

Name	Address
Ronald C. Alverson	Rural Route 1, Box 71 Chester, SD 57016
Todd M. Brown	47139 - 246th Street Dell Rapids, SD 57022
Dale A. Bunkers	Rural Route 1, Box 58 Chester, SD 57016
Roger L. Orton	Rural Route 1, Box 65 Rutland, SD 57057
Doyle C. Paul	Rural Route 1, Box 57 Madison, SD 57042
Dale I. Schut	46209 242nd Street Chester, SD 57016
John T. Silvernail	1026 NE Eighth Street Madison, SD 57042
Dale L. Thompson	Rural Route 1, Box 160 Winfred, SD 57076
Douglas L. Van Duyn	46316 - 250th Street Colton, SD 57018
Gregory Van Zanten	Rural Route 1, Box 110 Colton, SD 57018
Brian D. Woldt	Rural Route 1, Box 13 Wentworth, SD 57075
Thomas H. Wolf	Rural Route 2, Box 47 Madison, SD 57042

ARTICLE VII

        The members of the company are not to be liable for its debts and obligations under Section 303 (c).

ARTICLE VIII

        There shall initially be one class of members of the Company. Unless and until an Operating Agreement is duly adopted by the members, the rights, powers or duties of members shall be determined pursuant to the South Dakota Limited Liability Company Act, as it may be amended from time to time (the "Act"). In the event an Operating Agreement is adopted by the members, the rights, including voting rights, powers and duties of each class of members shall thereafter be determined in accordance with such Operating Agreement. The managers, in the manner provided by the Act or as otherwise provided in an Operating Agreement, may in the future create additional classes of members having certain relative rights, including voting rights, powers and duties determined at the time of creation. The rights, powers or duties of a newly created class may be senior to those of one or more existing classes of members.

        Dated March 28, 2001.

/s/ RONALD C. ALVERSON
Ronald C. Alverson
/s/ ROGER L. ORTON
Roger L. Orton
/s/ DOYLE C. PAUL
Doyle C. Paul
/s/ GREGORY VAN ZANTEN
Gregory Van Zanten

CONSENT OF APPOINTMENT BY THE REGISTERED AGENT

        I, Ronald C. Alverson, hereby give my consent to serve as the registered agent for Lake Area Ethanol, LLC.

        Dated this 28th day of March, 2001.

/s/ RONALD C. ALVERSON Ronald C. Alverson

OPERATING AGREEMENT
OF
LAKE AREA CORN PROCESSORS, LLC

        This Operating Agreement of Lake Area Corn Processors, LLC (formerly, Lake Area Ethanol, LLC), dated as of the 25th day of July, 2001, is executed and agreed to, for good and valuable consideration, by the Members (as defined below).

ARTICLE 1
DEFINITIONS

        As used in this Operating Agreement, the following terms have the following meanings:

        1.1  "Act" means the South Dakota Limited Liability Company Act and any successor statute, as amended from time to time.

        1.2  "Affiliate" of any Person shall mean any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

        1.3  "Articles" means the Articles of Organization filed with the Secretary of State of South Dakota on April 2, 2001, by which Lake Area Corn Processors, LLC was organized as a South Dakota limited liability company under and pursuant to the Act.

        1.4  "Board of Managers" means the Managers acting as a group with the powers set forth in the Articles and this Operating Agreement.

        1.5  "Bankrupt Member" means (except to the extent that the Board of Managers determines otherwise) any Member (a) that makes a general assignment for the benefit of creditors; (b) files a voluntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code; (c) files a petition or answer seeking for the Member a liquidation, dissolution, or similar relief under any law; (d) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (a) through (c); (e) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member's or of all or any substantial part of the Member's properties; or (f) against which an involuntary petition has been filed and a proceeding seeking relief under Chapter 7 of the United States Bankruptcy Code, liquidation, dissolution, or similar relief under any law has been commenced and 90 days have expired without dismissal thereof or with respect to which, without the Member's consent or acquiescence, a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

        1.6  "Capital Contribution" means any actual contribution by a Member to the capital of the Company in the Reorganization or through the purchase of Capital Units (but does not include subscribed for, but unpaid Capital Units).

        1.7  "Capital Unit" or "Unit" means Capital Units of the Company with the rights and privileges set forth in this Operating Agreement, including Class A Capital Units, and any other class of Capital Units as may be approved and adopted by the Board of Managers.

        1.8  "Capital Unit Transfer System" means the procedures set forth in Article 4 of this Operating Agreement governing all Dispositions of Capital Units.

        1.9  "Class A Members" means holders of Class A Capital Units who have executed and agreed to be bound by this Operating Agreement.

        1.10"Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

        1.11"Committed Capital" means $2.00 per Class A Capital Unit with respect to Members receiving Class A Capital Units in the Reorganization, and, with respect to any additional Members, the purchase price of the Capital Units subscribed for in any subsequent offering pursuant to a subscription agreement that has been accepted by the Company, regardless of whether such purchase price has been fully paid.

        1.12"Company" means Lake Area Corn Processors, LLC (formerly, Lake Area Ethanol, LLC), a manager-managed South Dakota limited liability company.

        1.13"Cooperative" means Lake Area Corn Processors Cooperative, a South Dakota cooperative corporation.

        1.14"Corn Delivery Agreement" means the agreement between each Member and the Company requiring each Member to deliver to the Company on an annual basis one bushel of corn per Capital Unit owned by the Member.

        1.15"Dakota Ethanol" means Dakota Ethanol, LLC, a South Dakota limited liability company, formed for the purpose of constructing, owning and operating an ethanol production facility near Wentworth, South Dakota.

        1.16"Dispose," "Disposing," or "Disposition" means the sale, assignment, transfer, gift, exchange, or other disposition of one or more Capital Units, whether voluntary or involuntary, but not the mortgage, pledge, or grant of a security interest therein.

        1.17"Manager" means any natural Person who is a member of the Board of Managers of the Company, whether initially named in the Articles or later elected as provided in this Operating Agreement.

        1.18"Member" means any Person who holds one or more Capital Units and has executed this Operating Agreement, whether initially admitted as of the date of this Operating Agreement or later admitted to the Company as a Member as provided in this Operating Agreement. Unless the context otherwise requires, the term "Member" shall include any Member's representative in event of the death, incapacity, or liquidation of the Member. Except as specifically stated otherwise, "Members" refers to all Class A Members.

        1.19"Net Cash from Operations" means the gross cash proceeds from the Company's investments, operations, sales, and other dispositions of assets, including but not limited to investment assets (but not including sales and other dispositions of all or substantially all of the assets of the Company), less the portion thereof used to pay, or set aside for, the established reserves for all the Company's expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Board of Managers. Net Cash from Operations shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reduction of reserves previously established, but not expended, as authorized by the Board of Managers.

        1.20"Ownership Percentage" with respect to any Member means the percentage of ownership of a Member determined by taking the total Capital Units held by such Member divided by the aggregate total number of issued and outstanding Capital Units.

        1.21"Person" includes an individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, estate, corporation, foreign corporation, cooperative, custodian, trustee, executor, administrator, nominee or entity in a representative capacity.

        1.22"Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative.

        1.23"Reorganization" means the exchange of all of the assets and liabilities of the Cooperative for the Class A Capital Units of the Company, the subsequent dissolution of the Cooperative and distribution of the Company's Class A Capital Units to the Cooperative's shareholders in liquidation of the Cooperative, and the adoption of this Operating Agreement concurrently therewith, all pursuant to the Plan of Reorganization dated July 25, 2001.

        1.24"Super Majority Vote" means the affirmative vote of 75% of the total number of Managers elected to the Board of Managers.

        1.25"Trimester" means any of the four-month periods ending on April 30, August 31 and December 31, which shall be the periods set by the Board of Managers for delivery of corn to the Company for resale by the Company to Dakota Ethanol for processing in its ethanol plant, and may be used for other administrative matters.

        Other terms defined herein have the meanings so given them.

ARTICLE 2
ORGANIZATION

        2.1    Formation.    The Company has been organized as a South Dakota limited liability company by the filing of Articles under and pursuant to the Act and the issuance of a certificate of organization for the Company by the Secretary of State of South Dakota.

        2.2    Name.    The name of the Company is Lake Area Corn Processors, LLC and all Company business must be conducted in that name or such other names that comply with applicable law as the Board of Managers may select from time to time.

        2.3    Registered Office; Registered Agent, Principal Office in the United States; Other Offices.    The registered office of the Company required by the Act to be maintained in the State of South Dakota shall be the office of the initial registered agent named in the Articles or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of South Dakota shall be the initial registered agent named in the Articles or such other Person or Persons as the Board of Managers may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at such place as the Board of Managers may designate from time to time, which need not be in the State of South Dakota, and the Company shall maintain records there as required by the Act and shall keep the street address of such principal office at the registered office of the Company in the State of South Dakota. The Company may have such other offices as the Board of Managers may designate from time to time.

        2.4    Purpose.    The purpose of the Company is to own a membership interest in Dakota Ethanol, which will produce and market ethanol and ethanol co-products from its ethanol production facility located near Wentworth, South Dakota, and any other purpose allowed under South Dakota law.

        2.5    Foreign Qualification.    Prior to the Company's conducting business in any jurisdiction other than South Dakota, the Board of Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board of Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board of Managers, the Company's officers (as specified in Article 7) shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Operating Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

        2.6    Term.    The Company commenced its existence on the date the Secretary of State of South Dakota issued a certificate of organization for the Company and shall continue in existence until dissolved.

        2.7    Mergers and Exchanges.    The Company may be a party to (a) a merger, (b) a consolidation, or (c) an exchange or acquisition, subject to the requirements of this Operating Agreement. Consent to any such merger, consolidation, exchange or acquisition shall be by vote of the Members as set forth in Article 3.

        2.8    No State-Law Partnership.    The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture for any purposes other than federal income and state income tax purposes, and this Operating Agreement shall not be construed to suggest otherwise.

        2.9    Fiscal Year.    After such time as the Reorganization is completed, the Company's fiscal year shall end on December 31 of each year or such other date as the Board of Managers shall determine.

ARTICLE 3
MEMBERS

        3.1    Members.

          (a)  The initial Member of the Company is the Cooperative, whose Capital Units are being distributed to the Cooperative's shareholders in the Reorganization concurrently with the adoption of this Operating Agreement.

          (b)  Shareholders of the Cooperative receiving Capital Units in the Reorganization shall be admitted as Members without discretion of the Board Managers at such time as: (i) such Person has submitted to the Company a counterpart signature agreeing to be bound by this Operating Agreement, and (ii) such Person has consented to the assignment of such Person's Corn Delivery Agreement from the Cooperative to the Company. Until such time as a Person who acquires Capital Units in the Reorganization becomes a Member in accordance with the foregoing, such Person shall receive the allocations of income, gain, losses, deductions, credits and distributions in accordance with Article 6 of this Operating Agreement, but shall have no voting rights and such Person's Capital Units shall become subject to optional redemption by the Company in accordance with Section 4.3 of this Operating Agreement on the anniversary of the Reorganization.

          (c)  Additional Persons may be admitted as Members by acquiring a minimum of 5,000 Capital Units (i) directly from the Company or (ii) from a Member in a Disposition in compliance with the provisions of this Operating Agreement, subject to Section 3.3.

          (d)  Any Person who satisfies the requirements of this Operating Agreement may be a Member unless the Person lacks capacity apart from the Act.

        3.2    Representations and Warranties.    Each Member represents and warrants to the Company and each other Member that:

          (a)  if that Member is a corporation, it is duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein);

          (b)  if that Member is a limited liability company, it is duly organized, validly existing, and (if applicable) in good standing under the laws of the state of its organization and is duly qualified and (if applicable) in good standing as a foreign limited liability company in the jurisdiction of its principal place of business (if not organized therein);

          (c)  if that Member is a partnership, trust, or other entity, it is duly formed, validly existing, and (if applicable) in good standing under the laws of the state of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein), and the representations and warranties in clause (a), (b) or (c), as applicable, are true and correct with respect to each partner (other than limited partners), trustee or other member thereof;

          (d)  that the Member has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Operating Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Operating Agreement by that Member have been duly taken;

          (e)  that the Member has duly executed and delivered this Operating Agreement; and

          (f)    that the Member's authorization, execution, delivery and performance of this Operating Agreement does not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound.

        3.3    Admission of Additional Members.    No Person shall become a Member without the approval of the Board of Managers. The Board of Managers may refuse to admit any Person as a Member in its sole discretion. Additional Persons may be admitted to the Company in the discretion of the Board of Managers. Any such admission also must comply with the requirements described elsewhere in this Operating Agreement and will be effective only after such Person has executed and delivered to the Company a written document including such Person's: (a) address for notices, (b) agreement to be bound by this Operating Agreement, (c) execution of an assignment of the Person's Corn Delivery Agreement from the Cooperative to the Company or the execution of an original Corn Delivery Agreement, and (d) representation and warranty that the representations and warranties required of all Members in this Operating Agreement are true and correct with respect to such Person. The provisions of this section shall apply to any Person who acquires Capital Units directly from the Company or through a Disposition by a Member.

        3.4    Interests in a Member.    A Member that is not a natural person may not cause or permit an interest, direct or indirect, in itself to be Disposed of in violation of the Securities Act of 1933, as amended, or such that, after the Disposition, (a) the Company would be considered to have terminated within the meaning of Section 708 of the Code or (b) without the consent of the Board of Managers, that Member shall cease to be controlled by substantially the same Persons who control it as of the date of its admission to the Company. On any breach of this Section 3.4, the Company shall have the option to redeem, and on exercise of that option the breaching Member shall surrender, the breaching Member's Capital Units in accordance with Section 4.3 of this Operating Agreement.

        3.5    Information.

          (a)  In addition to the other rights specifically set forth in this Operating Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated. The Members agree, however, that, except as otherwise provided by law, the Board of Managers from time to time may determine, due to contractual obligations, business concerns, or other considerations, that certain information regarding the business, affairs, properties and financial condition of the Company should be kept confidential and not provided to some or all other Members, and that it is not just or reasonable for those Members or their assignees or representatives to examine or copy any such confidential information.

          (b)  The Members acknowledge that from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with whom it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member, except for disclosures (i) compelled by law (but the Member must notify the Board of Managers promptly of any request for that information before disclosing it, if practicable), (ii) to advisers or representatives of the Member or Persons who have acquired that Member's Capital Units through a Disposition as permitted by this Operating Agreement, but only if the recipients have agreed to be bound by the provisions of this section, or (iii) of information that the Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that a breach of the provisions of this section may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this section may be enforced by specific performance.

        3.6    Liabilities to Third Parties.    Except as otherwise expressly agreed in writing, no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.

        3.7    Withdrawal.    A Member does not have the right or power to withdraw from the Company as a Member, except as set forth in this Operating Agreement.

        3.8    Lack of Authority.    No Member, other than a Member acting in his or her capacity as an officer of the Company, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except with the prior consent of the Board of Managers.

        3.9    Classes and Voting.    Unless the Articles state to the contrary or as provided by this Operating Agreement, or any amendment hereto, there shall be one class of Members. The Board of Managers may establish additional classes or groups of one or more Members.

          (a)    Class A Members.    Class A Members shall be entitled to vote on all matters coming to a vote of the Class A Members. Each Class A Member may cast only one vote on each matter brought to a vote of the Class A Members, regardless of the number of Class A Capital Units owned. On all matters to be voted upon by the Class A Members, the affirmative vote of the majority of the Class A Members shall be the act of the Class A Members. Each Class A Member shall be required to execute a Corn Delivery Agreement in a form approved by the Board of Managers.

          (b)    Voting.    Members shall only be entitled to vote on the following matters: (i) the merger or consolidation of the Company with another business entity or the exchange of interests in the Company for interests in another company; (ii) the sale, lease, exchange or other disposition of substantially all of the Company's assets; (iii) voluntary dissolution of the Company; and (iv) the election and removal of individuals serving on the Board of Managers.

        3.10    Place and Manner of Meeting.    All meetings of the Members shall be held at such time and place, within or without the State of South Dakota, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Presence in person, or by proxy or written ballot, shall constitute participation in a meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

        3.11    Conduct of Meetings.    All meetings of the Members shall be presided over by the Chief Executive Officer. All meetings of the Members shall be conducted in general accordance with the most recent edition of Roberts' Rules of Order, or such other rules and procedures as may be determined by the Board of Managers in its discretion.

        3.12    Annual Meeting.    The annual meeting of the Members for the transaction of all business which may come before the meeting shall be held on a date determined by the Board of Managers. Failure to hold the annual meeting at the designated time shall not be grounds for dissolution of the Company.

        3.13    Special Meetings.    A special meeting of the Members may be called at any time by the Chief Executive Officer, the Board of Managers or by the Secretary upon the request of 10% of the Class A Members. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted on at the special meeting.

        3.14    Notice.    Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting either personally or by mail, by or at the direction of the Chief Executive Officer, the Secretary or the Board of Managers calling the meeting, to each Member entitled to vote at the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at the Member's address as it appears on the records of the Company, with postage thereon prepaid.

          (a)  If a purpose of any Member meeting is to consider any of the following matters, the notice must state such purpose:

    (i)
    a plan of merger, consolidation or exchange;

    (ii)
    the sale, lease, exchange or other disposition of all, or substantially all, of the Company's assets;

    (iii)
    the voluntary dissolution of the Company; or

    (iv)
    the removal of any member or members of the Board of Managers.

          (b)  The notice for any Member meeting relating to any of the purposes listed in (a) above must be accompanied by a copy or summary of the respective:

    (i)
    plan of merger, consolidation or exchange;

    (ii)
    the transaction description for the proposed sale, lease, exchange or other disposition of all, or substantially all, of the Company's assets;

    (iii)
    the plan of liquidation; or

    (iv)
    identification of the Manager or Managers whose removal is sought.

        3.15    Quorum of Members.    Ten percent of the Class A Members represented in person, by proxy or by written ballot, shall constitute a quorum at a meeting of the Members. The Members present at a duly organized meeting at which a quorum is present may transact business until adjournment, notwithstanding the departure or withdrawal of enough Members to leave less than a quorum.

        3.16    Voting of Capital Units by Company.    A Capital Unit owned by another limited liability company, corporation or other legal entity, the majority of which is owned or controlled by this Company, and a Capital Unit held by this Company in a fiduciary capacity, shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total Capital Units of a class at any given time.

        3.17    Closing Record Books and Fixing Record Data.    For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof or in order to make a determination of Members for any other proper purpose, the Board of Managers may provide that the record books shall be closed for a stated period not exceeding 10 days. If the record books shall be closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such books shall be closed for a period not exceeding 10 days immediately preceding such meeting. In lieu of closing the record books, the Board of Managers may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than 60 days and in the case of a meeting of Members, not less than 10 days prior to the date of which the particular action requiring such determination of Members is to be taken. If the record books are not closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, the date on which notice of the meeting is mailed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of record books and the stated period of closing has expired.

        3.18    Fixing Record Dates for Ballots by Mail.    Unless a record date shall have previously been fixed or determined herein, whenever action by Members is proposed to be taken by written ballot without attendance being required at a meeting of Members, the Board of Managers may fix a record date for purposes of determining Members entitled to vote by ballot on the action, which record date shall be set by the Board of Managers not more than 60 days prior to the deadline for returning ballots to the Company. If no record date has been fixed by the Board of Managers, the record date for determining Members entitled to vote by written ballot without requiring attendance at a meeting of Members shall be at the close of business on the tenth day preceding the mailing of the written ballots to the Members.

        3.19    Proxies.    At all meetings of Members, a Member may vote by proxy executed in writing by the Member or by the Member's duly authorized attorney-in-fact, except with respect to the election of individuals to the Board of Managers for which Members shall be required to vote in person or if permitted by the Board of Managers, by mail-in ballot. Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. A proxy shall be considered filed with the Company when received by the Company at its executive offices, unless later revoked. No proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.

ARTICLE 4
DISPOSITION OF CAPITAL UNITS

        4.1    General Restrictions on the Disposition of Capital Units.

          (a)  No Disposition of Capital Units shall be valid except as specifically provided in this Article 4. To be valid, a Disposition must be approved by the Board of Managers and comply with the Company's Capital Units Transfer System as adopted or approved by the Board of Managers, as it may be amended from time to time. The Capital Units Transfer System shall conform with Section 1.7704-1 et seq. of the Treasury Regulations as adopted or amended by the Internal Revenue Service from time to time, and it is the intent of this Operating Agreement that: (i) the tax status of this Company be the same as for a partnership, (ii) this Company preserve its partnership tax status by complying with Section 1.7704-1, et seq., and any amendments thereto, and (iii) to the extent possible, this Operating Agreement shall be read and interpreted to prohibit the free transferability of Capital Units. Any attempted Disposition by a Person of Capital Units or any other interest or right, or any part thereof, in or in respect of the Company, other than in accordance with this Article 4 and the Capital Units Transfer System shall be, and is hereby declared, null and void ab initio.

          (b)  The Board of Managers shall not approve, and the Company shall not recognize for any purpose, any purported Disposition of a Capital Unit unless and until the other applicable provisions of this Article 4 have been satisfied, all conditions have been satisfied under the Capital Units Transfer System, and the Company has received a completed transfer request in the form adopted by the Board of Managers. If the Person acquiring the Capital Units in the Disposition is not a Member, then such Person must also comply with Section 3.3 of this Operating Agreement, including, without limitation, the execution of a Corn Delivery Agreement. Dispositions of Capital Units, and the resulting admissions of new Members, if applicable, are effective as of the first day of the Trimester in which such matters are approved by the Board of Managers. Upon the effectiveness of a Disposition of all or a portion of a Member's Capital Units, the Company shall transfer all, or the respective proportion of the capital account of the Member effecting the Disposition to the Member or Members who have acquired the Capital Units. No partial Capital Units may be subject to a Disposition. If a Person becomes the beneficial holder of Capital Units but has not become a Member (whether due to such Person's failure to sign this Operating Agreement or Corn Delivery Agreement, or the Board of Managers' refusal to accept such Person as a Member upon a Disposition of Capital Units), such Person shall receive the allocations of income, gain, losses, deductions, credits and distributions in accordance with Article 6 of this Operating Agreement until such time as the Person becomes a Member or until such Person's Capital Units are redeemed in accordance with Section 4.3 of this Operating Agreement. Such Person shall have no voting rights until such time as the Person becomes a Member and complies with this Section 4.1.

          (c)  The Board of Managers will not approve any Disposition unless (i) either (a) the Disposition is registered under the Securities Act of 1933, as amended, and any applicable state securities laws or (b) the Company has determined that the Disposition is exempt from registration under those laws; and (ii) the Company has determined that the Disposition, when added to the total of all other Dispositions within the preceding 12 months, would not result in the Company being considered to have terminated within the meaning of the Code or losing its partnership status and being taxed as a C corporation within the meaning of the Code.

          (d)  Any Person admitted to the Company upon a Disposition of Capital Units shall pay, or reimburse the Company for, all costs incurred by the Company in connection with the Disposition or admission on or before the thirtieth day after the receipt by that Person of the Company's invoice for the amount due. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at the legal rate of interest allowed under South Dakota law.

        4.2    Tax Elections.    In the event of a Disposition of all or part of the Capital Units of any Member, the Company, in the sole discretion of the Board of Managers, may elect pursuant to Section 754 of the Code (or any successor provisions) to adjust the basis of the assets of the Company.

        4.3    Redemption.    The Company shall have the right to redeem the Capital Units of a Member or a Person who beneficially holds Capital Units upon any of the following occurrences:

          (a)  An attempt to Dispose of the Capital Units in a manner not in conformity with this Operating Agreement.

          (b)  The failure of a Person who becomes the beneficial holder of Capital Units to comply with Section 4.1 of this Operating Agreement and become a Member within a 12-month period following the date that the Person became a beneficial holder of the Capital Units.

          (c)  The failure of a Person who becomes the beneficial holder of less than 5,000 Capital Units to acquire the minimum investment requirement of 5,000 Capital Units in accordance with Section 5.1(c) of this Operating Agreement within 240 days of becoming the holder of less than 5,000 Capital Units.

          (d)  Breach of the Member's Corn Delivery Agreement with respect to such Capital Units, and failure to cure such breach subsequent to the giving of written notice by the Company as provided therein.

          (e)  The Member becomes a Bankrupt Member and the Company is not able to sell its Capital Units within 240 days through the Capital Units Transfer System.

        If the Company exercises its right to redeem a Member's or Person's Capital Units pursuant to any of the above, upon receipt of such Member's or Person's Capital Unit certificate, the Company shall pay to such Member or Person $0.20 per Capital Unit. Upon redemption, any Corn Delivery Agreement of such Member relating to such Capital Units shall become null and void. Nothing in this section shall be interpreted to limit or prevent the Company from seeking any legal or equitable relief that would otherwise be available to the Company.

ARTICLE 5
CAPITAL CONTRIBUTIONS

        5.1    Class A Capital Units.

          (a)    Issuance of Class A Units as Part of the Reorganization.    As part of the Reorganization, 7,405,000 Class A Capital Units are being issued to the Cooperative in exchange for all of the Cooperative's assets and liabilities. The Cooperative is being dissolved and the Class A Capital Units are being distributed to the shareholders of the Cooperative in proportion to the equity shares held by each shareholder of the Cooperative. In the event any shareholder of the Cooperative fails to execute a counterpart signature page of the Operating Agreement, or fails to consent to the assignment to the Company of the shareholder's Corn Delivery Agreement, the Company shall have the right to redeem such Person's Class A Capital Units as provided in Section 4.3, in addition to any remedies otherwise provided by law.

          (b)    Disposition of Class A Units following the Reorganization.    After completion of the Reorganization, Class A Members may Dispose of outstanding Class A Capital Units to any Person, subject to the other requirements of this Operating Agreement. Class A Capital Units may only be Disposed of in increments of 500 Capital Units. After completion of the Reorganization, no Person or said Person's Affiliate may at any time hold more than ten percent of the issued and outstanding Class A Capital Units.

          (c)    Minimum Investment.    A Class A Member must always own at least 5,000 Class A Capital Units, and no Person will be admitted as a Class A Member unless said Person holds at least 5,000 Class A Capital Units. If a Person becomes the holder of fewer than 5,000 Class A Capital Units in a Disposition, the Person must within 240 days of becoming a holder either acquire additional Class A Capital Units so that the total held by said Person is at least 5,000 Class A Capital Units or the Person must dispose of the Class A Capital Units in accordance with the provisions of this Operating Agreement. If the Person fails to meet either of the requirements of the previous sentence within the time provided, the Company may redeem the Class A Capital Units held by said Person as provided in Section 4.3.

          (d)    Corn Delivery Requirement.    To be admitted as a Class A Member, whether acquiring Class A Capital Units in the Reorganization or through a Disposition from a Member, a Person must either consent to the assignment of the Person's Corn Delivery Agreement from the Cooperative to the Company or sign a new Corn Delivery Agreement in a form approved by the Board of Managers from time to time, in addition to fulfilling all other membership criteria set forth in Section 3.3.

        5.2    Additional Capital Units.    Additional Capital Units may be created and issued to new Members or to existing Members on such terms and conditions as the Board of Managers may determine at the time of admission, and may include for the creation of different classes or groups of Members, represented by different classes of Capital Units, which Capital Units may have different rights, powers, and duties. If the Board of Managers creates additional Capital Units, the Board of Managers must specify the terms of admission or issuance, including the amount of Committed Capital proposed to be raised from the issuance of such Capital Units. Members of the Company shall not have a preemptive right to acquire additional, newly created Capital Units of the Company.

        5.3    Return of Contributions.    A Member is not entitled to the return of any part of its Capital Contribution or to be paid interest in respect of either its capital account or its Capital Contribution. A Capital Contribution is not a liability of the Company or of any Member. Members will not be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member's Capital Contribution.

        5.4    Advances by Members.    If the Company does not have sufficient cash to pay its obligations, and the Company does not raise additional capital pursuant to Section 5.3 hereof, any Member(s) that may agree to do so with the consent of the Board of Managers, as appropriate, may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section constitutes a loan from the Member to the Company, bears interest at the rate negotiated with the Board of Managers from the date of the advance until the date of payment and is not a Capital Contribution.

        5.5    Capital Accounts.    A capital account shall be established and maintained for each Member pursuant to the requirements of applicable federal income tax regulations. Each Member's capital account shall be increased and decreased as follows:

          (a)  Each Member's capital account shall be increased by: (i) the amount of the initial Capital Contribution made by the Member, (ii) the amount of any additional Capital Contributions made by the Member, and (iii) any income and gains allocated to the Member pursuant to Article 6.

          (b)  Each Member's capital account shall be decreased by: (i) any deductions and losses allocated to the Member pursuant to Article 6, and (ii) the amount of any distributions by the Company to the Member as of the time of the distribution.

A Member who has more than one Capital Unit shall have a single capital account that reflects all its Capital Units, regardless of the Class of Capital Units owned by that Member and regardless of the time or manner in which those Capital Units were acquired. Upon the Disposition of a Capital Unit, that portion of the capital account of the Member effecting the Disposition that is attributable to the Capital Unit subject to the Disposition shall carry over to the Person acquiring such Capital Unit.

ARTICLE 6
ALLOCATIONS AND DISTRIBUTIONS

        6.1    Allocations and Distributions.    Except as may be required by section 704 (b) and (c) of the Code and the applicable Treasury Regulations, all items of income, gain, loss, deduction, and credit of the Company shall be allocated among the Members, and distributions shall be made, in accordance with this Article 6.

        6.2    Distributions of Net Cash from Operations.    Net Cash from Operations, if any, for any fiscal year, will be distributed to the Members on not less than an annual basis in an amount sufficient to reduce the Company's cumulative Net Cash from Operations to $200,000.00, unless otherwise determined by a Super Majority Vote of the Board of Managers and provided that any such distribution does not violate or cause the Company to default under the terms of any of the Company's credit facilities or debt instruments or violate Section 6.10 of this Operating Agreement. Additional distributions, if any, may be made as the Board of Managers shall determine in its sole discretion. Distributions shall be made to all Members ratably in proportion to their Ownership Percentages.

        6.3    Allocations of Income, Gain, Loss, Deductions, and Credits.    Except as otherwise provided in this Article 6, all items of income, gain, loss, deductions, and credits for a fiscal year shall be allocated to the Members ratably in proportion to their Ownership Percentages.

        6.4    Allocation of Gain or Loss Upon the Sale of All or Substantially All of the Company's Assets.     Notwithstanding the provisions of Section 6.3:

          (a)    Allocation of Gain.    Any income or gain from the sale or exchange of all or substantially all of the Company's assets shall be allocated, first, to those Members with capital account balances less than the amounts of their respective Capital Contributions that have not previously been distributed, that amount of income or gain, if any, necessary to increase their capital account balances to the amount of their Capital Contributions not previously distributed; and thereafter, the remaining income or gain, if any, shall be allocated to the Members, ratably in proportion to their Ownership Percentages.

          (b)    Allocation of Loss.    Any loss from the sale or exchange of all or substantially all of the Company's assets shall be allocated first, so as to equalize the capital account balances of all Members holding the same number of Capital Units, and thereafter, the remaining losses shall be allocated to the Members, ratably in proportion to their Ownership Percentages.

        6.5    Regulatory Allocations and Allocation Limitations.    Notwithstanding the preceding provisions for allocating income, gains, losses, deductions and credits, the following limitations, regulatory allocations and contingent reallocations are intended to comply with applicable income tax Treasury Regulations under Section 704(b) of the Code and shall be so construed when applied.

          (a)    Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.5, if there is a net decrease in Partnership Minimum Gain during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in accordance with Section 1.704-2(f)(1) of the Treasury Regulations in an amount equal to such Member's share of the net decrease in Partnership Minimum Gain (determined in accordance with Section 1.704-2(g)(2) of the Treasury Regulations). This Section 6.5(a) is intended to comply with the minimum gain chargeback requirement in the Treasury Regulations and shall be interpreted consistently therewith.

          (b)    Partner Minimum Gain Chargeback.    Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Section 6.5, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This Section 6.5(b) is intended to comply with the minimum gain chargeback requirements in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

          (c)    Qualified Income Offset.    In the event a deficit balance in a Member's capital account in excess of the sum of (i) the amount such Member is obligated to restore or contribute to the Company pursuant to any provision of this Operating Agreement, and (ii) the amount such Member is deemed to be obligated to contribute pursuant to the penultimate sentences of Section 1.704-2(g)(1)(ii) and 1.704-2(i)(5) of the Treasury Regulations, is caused or increased because a Member receives an adjustment, allocation, or distribution described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, such Member will be allocated items of Company income and gain in an amount and manner sufficient to eliminate such deficit balance or such increase in the deficit balance, as quickly as possible, to the extent required in the Treasury Regulations. This Section 6.5(c) is intended, and shall be so construed, to provide a "qualified income offset" within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

          (d)    Gross Income Allocations.    In the event that a deficit balance in a Member's capital account at the end of any fiscal year is in excess of the sum of (i) the amount such Member is obligated to restore or contribute to the Company under this Operating Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations §§ 1.704-2(g)(1)(ii) and 1.704-2(i)(5), the Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.5(d) shall be made only if and to the extent that the Member would have a deficit balance in its capital account in excess of such sum after all other allocations provided for in this Section have been made as if Section 6.5(c) and this Section 6.5(d) were not in this Operating Agreement.

          (e)    Nonrecourse Deductions.    Nonrecourse Deductions shall be specially allocated to the Members in proportion to the allocation of Losses under Section 6.3.

          (f)    Partner Nonrecourse Deductions.    Any Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

          (g)    Members' Shares of Excess Nonrecourse Debt.    The Members' shares of excess Partnership Nonrecourse Debt within the meaning of Section 1.752-3(a)(3) of the Treasury Regulations shall be determined in accordance with the manner in which it is reasonably expected that the deductions attributable to such Partnership Nonrecourse Debt will be allocated.

          (h)    Curative Allocations.    The allocations set forth in subsections (a), (b), (c), (d), (f) and (g) (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations under Section 704(b). Notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain or loss among the Members so that, to the extent possible, the net amount of allocations of such items of income, gain or loss and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred. For this purpose, future Regulatory Allocations under Section 6.5(a) and (b) shall be taken into account that, although not yet made, are likely to offset other Regulatory Allocations made under Section 6.5(f) and (g).

        6.6    Proration of Allocations.    All income, gains, losses, deductions and credits for a fiscal year allocable with respect to any Members whose Capital Units may have been transferred, forfeited, reduced or changed during such year should be allocated based upon the varying interests of the Members throughout the year. The precise manner in which such allocations are made shall be determined by the Board of Managers in its sole discretion and shall be a manner of allocation, including an interim closing of the books, permitted to be used for federal income tax purposes.

        6.7    Consent to Allocation.    Each Member expressly consents to the methods provided herein for allocation of the Company's income, gains, losses, deductions and credits.

        6.8    Distributions in Kind.    Except as provided by this Operating Agreement, a Member, regardless of the form of the Member's Capital Contribution, may not demand or receive a distribution from this Company in any form other than cash.

        6.9    Right to Distributions.    A Member who is entitled to receive a distribution that has not been paid by the Company when due has the status of, and is entitled to all remedies available to, a creditor of the Company with respect to such distribution.

        6.10    Limitation on Distributions.

          (a)  Notwithstanding anything to the contrary in this Operating Agreement, the Company may not make a distribution to its Members to the extent that, immediately after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members with respect to their interests and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the Company's assets, except that the fair value of property that is subject to a liability for which recourse of creditors is limited shall be included in the Company's assets only to the extent that the fair value of that property exceeds that liability, or otherwise in violation of the Act.

          (b)  A Member who receives a distribution that is not permitted under this Operating Agreement has no liability to return the distribution unless the Member knew that the distribution was prohibited under the terms of this Operating Agreement or the Act.

ARTICLE 7
OFFICERS

        7.1    Number of Officers.    The officers of the Company shall be a Chief Executive Officer, a Chief Financial Officer, one or more vice-presidents, and a Secretary, each of whom shall be appointed by the Board of Managers. Such other officers and assistant officers as may be deemed necessary, including any vice-presidents, may be appointed by the Board of Managers. If specifically authorized by the Board of Managers, an officer may appoint one or more officers or assistant officers for the Company. The same individual may simultaneously hold more than one office in the Company. A Person does not need to be a member of the Board of Managers nor a Member of the Company to serve as an officer of the Company.

        7.2    Appointment and Term of Office.    The officers of the Company shall be appointed by the Board of Managers for a term as determined by the Board of Managers. If no term is specified, they shall hold office until the first meeting of the Board of Managers held after the next annual meeting of Members. If the appointment of officers shall not be made at such meeting, such appointment shall be made as soon thereafter as is convenient. Each officer shall hold office until the officer's successor shall have been duly appointed, until the officer's death, or until the officer shall resign or shall have been removed in the manner provided in Section 7.3. The designation of a specified term does not grant to the officer any contract rights. The Board of Managers can remove the officer at any time prior to the termination of such term, and the officer shall be employed "at will," unless otherwise provided by a signed contract with the Company.

        7.3    Removal of Officers.    Any officer or agent of the Company may be removed by a Super Majority Vote of the Board of Managers at any time, with or without cause. Appointment of an officer or agent shall not of itself create contract rights.

        7.4    The Chief Executive Officer.    The Chief Executive Officer shall be the principal executive officer of the Company. The Chief Executive Officer shall, when present, preside at all meetings of the Members and of the Board of Managers. The Chief Executive Officer may sign, with the Secretary or any other proper officer of the Company authorized by the Board of Managers, certificates for Capital Units of the Company and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Managers from time to time.

        7.5    The Chief Financial Officer.    The Chief Financial Officer shall be the principal financial and accounting officer of the Company. The Chief Financial Officer shall:

          (a)  Have charge and custody of and be responsible for all funds and securities of the Company;

          (b)  Receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies, or other depositaries as shall be selected by the Board of Managers; and

          (c)  In general, perform all of the duties incident to the office of Chief Financial Officer and such other duties as from time to time may be assigned to the Chief Financial Officer by the Board of Managers. If required by the Board of Managers, the Chief Financial Officer shall give a bond for the faithful discharge of the Chief Financial Officer's duties in such sum and with such surety or sureties as the Board of Managers shall determine.

        7.6    The Vice-Presidents.    If appointed, in the absence of the Chief Executive Officer or in the event of the Chief Executive Officer's death, inability or refusal to act, the Vice-President, or in the event there be more than one Vice-President, the Vice-Presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their appointment, shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. If there is no Vice-President, then any member of the Board of Managers shall perform such duties of the Chief Executive Officer. Any Vice-President may sign, with the Secretary or an Assistant Secretary, certificates for shares of the Company the issuance of which have been authorized by resolution of the Board of Managers; and shall perform such other duties as from time to time may be assigned to the Vice-President by the Chief Executive Officer or by the Board of Managers.

        7.7    The Secretary.    The Secretary shall:

          (a)  Keep the minutes of the proceedings of the Members and of the Board of Managers in one or more books provided for that purpose;

          (b)  See that all notices are duly given in accordance with the provisions of this Operating Agreement or as required by law;

          (c)  Be the custodian of the Company records and of any seal of the Company and if there is a seal of the Company, see that it is affixed to all documents the execution of which on behalf of the Company under its seal is duly authorized;

          (d)  When requested or required, authenticate any records of the Company;

          (e)  Keep a register of the mailing address of each Member which shall be furnished to the Secretary by such Member;

          (f)    Sign with the Chief Executive Officer, or a Vice-President, certificates for Capital Units of the Company, the issuance of which shall have been authorized by resolution of the Board of Managers;

          (g)  Have general charge of the Capital Units transfer books of the Company; and

          (h)  In general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Chief Executive Officer or by the Board of Managers.

        7.8    Assistant Secretaries.    The Assistant Secretaries, when authorized by the Board of Managers, may sign with the Chief Executive Officer or a Vice-President, certificates for Capital Units of the Company the issuance of which shall have been authorized by a resolution of the Board of Managers. The Assistant Secretaries, in general, shall perform such duties as shall be assigned to the Secretary, or by the Chief Executive Officer or the Board of Managers.

        7.9    Designation of Tax Matters Partner.    The Chief Financial Officer is designated as the Tax Matters Partner of the Company, as provided in the Treasury Regulations pursuant to Section 6231 of the Code. Each Member, by the execution of this Agreement consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. If at any time there is no Chief Financial Officer, or if the Chief Financial Officer no longer owns Capital Units, the Board of Managers shall designate a Manager who owns Capital Units as the Tax Matters Partner of the Company.

        7.10    Duties of Tax Matters Partner.

          (a)  The Tax Matters Partner shall register the Company as a "tax shelter" with the Internal Revenue Service if such registration is required and shall provide the tax shelter registration number to each Member.

          (b)  To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall furnish to the Secretary of the Treasury or his delegate (for the purposes of Sections 7.10 and 7.11 only, the "Secretary") the name, address, profit's interest and taxpayer identification number of each Member.

          (c)  To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall keep each Member informed of the administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes (such administrative proceeding referred to hereinafter as a "tax audit" and such judicial proceeding referred to hereinafter as "judicial review").

          (d)  If the Tax Matters Partner, on behalf of the Company, receives a notice with respect to a tax audit from the Secretary, the Tax Matters Partner shall forward a copy of such notice to the Members who hold or held an interest in the profits or losses of the Company in the taxable year to which the notice relates as required by law.

        7.11    Authority of Tax Matters Partner.    The Tax Matters Partner is hereby authorized, but not required:

          (a)  To enter into any settlement with the Internal Revenue Service or the Secretary with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Members, except that such settlement agreement shall not bind any Member who (within the time prescribed pursuant to the Code and Treasury Regulations thereunder) files a statement with the Secretary providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Member;

          (b)  In the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a "final" adjustment") is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Company's principal place of business is located, or the United States Court of Claims;

          (c)  To intervene in any action brought by any other Member for judicial review of a final adjustment;

          (d)  To file a request for an administrative adjustment with the Secretary at any time and, if any part of such request is not allowed by the Secretary, to file a petition for judicial review with respect to such request;

          (e)  To enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item;

          (f)    To take any other action on behalf of the Members or the Company in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations; and

          (g)  To retain attorneys and accountants on an as-needed basis under such terms and conditions as determined solely by the Tax Matters Partner.

        7.12    Expenses of Tax Matters Partner.    The Company shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members. The payment of all such expenses shall be made before any distributions are made of Net Cash from Operations, or any discretionary reserves are set aside by the Board of Managers. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of a Manager and indemnification set forth in Article 9 of this Agreement shall be fully applicable to the Tax Matters Partner in his capacity as such.

        7.13    Compensation.    The salaries and terms of employment of the officers of the Company shall be fixed from time to time by the Board of Managers. Officers who are Members of the Company shall receive the same membership benefits that all other Members receive. Officers may be reimbursed for reasonable expenses incurred in carrying out their duties as officers.

ARTICLE 8
MANAGEMENT

        8.1    Management by Board of Managers.

          (a)  Except for situations in which the approval of the Members is required by this Operating Agreement or by nonwaivable provisions of the Act, and subject to the provisions of Section 8.2, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Board of Managers, and the Board of Managers may make all decisions and take all actions for the Company not otherwise provided for in this Operating Agreement, including, without limitation, the following:

              (i)  To manage, supervise and conduct the day-to-day affairs of the Company.

            (ii)  To direct the expenditure of the capital and profits of the Company in furtherance of the Company's purposes.

            (iii)  To direct the investment of Company funds in any manner deemed appropriate or convenient by the Board of Managers to be in the best interests of the Company.

            (iv)  To enter into operating agreements, joint participations, joint ventures, and partnerships with others containing such terms, provisions and conditions as the Board of Managers shall approve.

            (v)  To cause the Company to borrow money from banks and other lending institutions for any Company purpose and in connection therewith to mortgage, grant a security interest in or hypothecate all of the assets of the Company.

            (vi)  To sell, dispose, abandon, trade or exchange (but not a sale, disposition, abandonment, trade, or exchange of all or any substantial portion of the Company's assets) of the Company, upon such terms and conditions and for such consideration as the Board of Managers deems appropriate.

          (vii)  To enter into agreements and contracts with any Member or an Affiliate of any Member and to give receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto as the Board of Managers may deem advisable or appropriate; provided, however, that any such agreement or contract shall be on terms as favorable to the Company as could be obtained from any third party.

          (viii)  To make distributions in accordance with and subject to the limitations set forth in Article 6 of this Operating Agreement.

            (ix)  To amend this Operating Agreement and/or the Articles.

          (b)  Except as otherwise provided in this Operating Agreement, all acts of the Board of Managers will be by majority vote of the disinterested Managers. The following acts shall require a Super Majority Vote of the disinterested Managers:

              (i)  A decision to distribute Net Cash from Operations other than in accordance with the requirements of Section 6.2;

            (ii)  The removal of any officer or agent of the Company pursuant to Section 7.3;

            (iii)  Changing the number of Managers of the Company pursuant to Section 8.4;

            (iv)  The removal of a Manager pursuant to Section 8.6; and

            (v)  The amendment of this Operating Agreement and/or the Articles pursuant to Section 14.11.

          (c)  Notwithstanding the provisions of Section 8.1(a), the Board of Managers may not cause the Company to take any action set forth in Section 3.9(c), without first obtaining the required approval of the Members.

          (d)  For the purposes of this Operating Agreement, a disinterested Manager shall be a Manager who does not have a material financial interest in any contract or agreement to be approved by the Board of Managers. A Manager who has a material financial interest in any contract or agreement shall not vote on such contract or agreement. A Manager's interest in a Corn Delivery Agreement shall not be deemed to be a material financial interest. If a Manager is an Affiliate or immediate family member (spouse, parent, child, or sibling) of a party with respect to which the Board of Managers intends to act, such Manager shall be deemed to be interested.

        8.2    Actions by Managers; Committees; Delegation of Authority and Duties.

          (a)  In managing the business and affairs of the Company and in exercising its powers, the Board of Managers shall act (i) collectively through meetings and written consents consistent with or as may be provided or limited in other provisions of this Operating Agreement; (ii) through committees pursuant to Section 8.2(b); and (iii) through Managers and officers to whom authority and duties have been delegated pursuant to Section 8.2(c).

          (b)  The Board of Managers may, from time to time, designate one or more committees, each of which shall be comprised of one or more members of the Board of Managers and/or the Members of the Company. Any such committee, to the extent provided in such resolution shall have and may exercise such authority as is designated by the Board of Managers, subject to the limitations set forth in the Act. At every meeting of any such committee, unless otherwise provided by the Board of Managers, the presence of a majority of all the committee members shall constitute a quorum, and the affirmative vote of a majority of the committee members present shall be necessary for the adoption of any resolution. The Board of Managers may dissolve any committee at any time.

          (c)  Any Person dealing with the Company, other than a Member, may rely on the authority of the Manager or any officer of the Company in taking any action in the name of the Company without inquiry into the provisions of this Operating Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Operating Agreement.

        8.3    Registration and Transfer of Securities.    Securities and other property owned by the Company shall be registered in the Company's name, in a nominee name, in any such case for the benefit of the Company. Any transfer agent called upon to transfer any securities to or from the name of the Company or such other names shall be entitled to rely on instructions or assignments signed by an officer of the Company, or by any agent or custodian so authorized by the Board of Managers, on its behalf, without inquiry as to the authority of the person signing such instructions or assignments or as to the validity of any transfer to or from the name of the Company. At the time of transfer, any transfer agent is entitled to assume, unless it has actual knowledge to the contrary:

          (a)  that the Company is still in existence;

          (b)  that this Operating Agreement is in full force and effect and has not been amended, unless the transfer agent has received written notice to the contrary; and

          (c)  that the person so signing is authorized to sign on behalf of the Company.

        8.4    Number; Term of Office; Election.

          (a)  The number of initial Managers of the Company shall be set at 12 until such time as the Board of Managers vote to change the number of Managers serving on the Board of Managers. Thereafter, the number of Managers of the Company shall be set by the Super Majority Vote of the Board of Managers. If the number of Managers is increased, the newly created Manager positions shall be filled at the next annual meeting by election by the Members. If the number of Managers is decreased, then the decrease shall coincide with an annual or special meeting and all Managers shall be subject to reelection by the Members. Each initial Manager shall hold office according to the provisions of Section 8.4(b) unless such Manager resigns, dies, or becomes disabled.

          (b)  A person does not need to be a Member to be elected to the Board of Managers. Each initial Manager shall serve on the Company's Board of Managers until his term would have expired on the Cooperative's Board of Directors, resulting in staggered elections of four Managers annually. Thereafter each Manager shall be elected to office by the Members for a term of three years or until his earlier resignation or removal. No Manager may serve more than three consecutive three year terms on the Board of Managers; provided that the original terms of the initial Managers' prior to election by the Members shall not be included in calculating length of service. If a Manager's term expires, the Manager shall continue to serve until the Manager's successor shall have been elected and qualified. If a Manager is appointed to complete an unexpired term, that portion of the unexpired term served shall not be counted when calculating the Manager's length of service.

          (c)  Managers shall be elected by a plurality of the votes cast by the Members voting in the election, with each Member having one vote per position and no cumulative voting. Other aspects of the election process shall be determined by the Board of Managers in advance of the annual election.

        8.5    Death or Disability of Managers.    Upon the death or disability of a Manager, the resulting vacancy on the Board of Managers may be filled in accordance with Section 8.8.

        8.6    Removal.    Managers may be removed for any reason at any annual or special meeting of Members by the affirmative vote of the majority of the Members. The notice calling such meeting shall give notice of the intention to act upon such matter, and if the notice so provides, the vacancy caused by such removal by the Members may be filled at such meeting by vote of the Members represented at such meeting. Managers may also be removed for any reason by a Super Majority Vote of the Board of Managers. The vacancy caused by such removal by the Board of Managers may be filled by the remaining members of the Board of Managers as provided in Section 8.8 of this Operating Agreement.

        8.7    Resignations.    Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified then at the time of its receipt by the Chief Executive Officer or the Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

        8.8    Vacancies.    Any vacancy occurring in the Board of Managers (other than by reason of an increase in the number of Managers) may be filled by appointment through the affirmative vote of a majority of the remaining Managers, though less than a quorum of the Managers. A Manager appointed by the Board of Managers to fill a vacancy shall serve until the next annual meeting or special meeting of Members held for the purpose of electing Managers, at which time, the Members shall elect a new Manager to serve for the remainder of the original unexpired term of the vacated position. Any Manager position to be filled by reason of an increase in the number of members on the Board of Managers shall be filled by election at an annual meeting or at a special meeting of Members called for that purpose.

        8.9    Place and Manner of Meetings.    Meetings of the Board of Managers, regular or special, may be held either within or without the State of South Dakota. Managers may participate in such meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting as provided herein shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

        8.10    First Meeting.    The first meeting of the newly elected Managers shall be held without further notice within 60 days following the annual meeting of the Members, and at the same place, unless by unanimous consent of the Board of Managers then elected and serving, such time or place shall be changed.

        8.11    Regular Meeting of Board of Managers.    A regular meeting of the Board of Managers may be held at such time as shall be determined from time to time by resolution of the Board of Managers.

        8.12    Special Meeting of Board of Managers.    The Secretary shall call a special meeting of the Board of Managers whenever requested to do so by the Chief Executive Officer, or by 30% of the Managers. Such special meeting shall be held at the time specified in the notice of the meeting. Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in a notice or waiver of notice.

        8.13    Notice of Board of Managers' Meetings.    All special meetings of the Board of Managers shall be held upon two 2 days' written or oral notice stating the date, place and hour of meeting delivered to each Manager either personally or by facsimile transmission, or upon seven days' written notice by mail, at the direction of the Chief Executive Officer, the Secretary, or Managers calling the meeting.

        8.14    Action Without Meeting.    Any action required by the Act to be taken at a meeting of the Board of Managers, or any action which may be taken at a meeting of the Board of Managers, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the same number of Managers which would have been necessary to approve such action if a meeting had been held. Such consent shall have the same force and effect as if adopted at a duly called meeting of the Board of Managers.

        8.15    Quorum; Majority Vote.    At all meetings of the Board of Managers, a majority of the members of the Board of Managers shall constitute a quorum for the transaction of business. Except as otherwise provided in this Operating Agreement, the act of a majority of the Managers present at any meeting at which a quorum is present shall be the act of the Board of Managers. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

        8.16    Approval or Ratification of Acts or Contracts.    The Board of Managers in its discretion may submit any act or contract for approval or ratification at any annual meeting of the Members, or at any special meeting of the Members called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the Members shall be as valid and as binding upon the Company and upon all the Members as if it shall have been approved or ratified by every Member of the Company.

        8.17    Interested Managers, Officers and Members.    No contract or transaction between the Company and one or more of its Managers, officers, or Members, or any of their Affiliates, or between the Company and any other limited liability company, corporation, partnership, association or other organization in which one or more of its Managers or Members are managers or officers or have a financial interest, shall be void or voidable solely for this reason or solely because the Person is present at or participates in the meeting of the Board of Managers or of a committee formed by the Board of Managers which authorizes the contract or transaction. Subject to 8.1(d), only disinterested Managers may vote on any particular matter or issue.

        8.18    Expenses of the Company.

          (a)    General and Administrative Expenses.    All expenses of the Company shall be billed to and paid by the Company. The Managers may be reimbursed for the actual cost of goods and services used for or by the Company. The Managers may be reimbursed for the administrative services necessary to the prudent operation of the Company; provided, the reimbursement shall be the lower of the Manager's actual cost or the amount the Company would be required to pay persons other than Affiliates for comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Company on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. No reimbursement shall be permitted for services for which the Manager is entitled to compensation by way of a separate fee.

          (b)    Organizational and Reorganization Expenses.    Organization expenses incurred in connection with the formation of the Company and all expenses in connection with the Reorganization will be charged to and borne by the Company. To the extent any such organization and offering expenses have been paid by the Board of Managers, the Board of Managers will be reimbursed in a like amount by the Company. Notwithstanding any other provision hereof, the Company will pay and bear directly all legal, accounting and auditing expenses of the Company, taxes, if any, payable by the Company, interest costs of the Company, custodial fees, and extraordinary expenses, including litigation.

        8.19    Procedure.    The Board of Managers shall keep regular minutes of its proceedings. The minutes shall be placed in the minute book of the Company.

        8.20    Compensation.    The members of the Board of Managers shall receive per diem or other compensation for attending meetings and serving as a Manager as determined by the Board of Managers. Managers who are Members of the Company shall receive the same membership benefits that all other Members receive. Managers may be reimbursed for reasonable expenses incurred in carrying out their duties as Managers.

ARTICLE 9
INDEMNIFICATION

        9.1    Indemnification.    The Company shall indemnify an officer, Member, Manager, former Member, a former officer or a former Manager of the Company against expenses actually and reasonably incurred by said person in connection with the defense of an action, suit or proceeding, civil or criminal, in which said person is made a party by reason of being or having been such officer, Member or Manager, except in relation to matters as to which such Person may be adjudged in the action, suit or proceeding to be liable to the Company under Section 9.2 of this Operating Agreement.

        9.2    Liability of Company.    To the full extent permitted by South Dakota law, no officer, Member or Manager shall be liable to the Company or its Members for monetary damages for an act or omission in such Person's capacity as an officer, Member or Manager of the Company, except that this Article does not eliminate or limit the liability of an officer, Member or Manager to the extent the officer, Member or Manager is found liable for:

          (a)  a breach of the duty of loyalty to the Company or its Members;

          (b)  an act or omission not in good faith that constitutes a breach of duty to the Company or its Members or an act or omission that involves gross negligence, intentional misconduct or a known violation of the law;

          (c)  a transaction from which the officer, Member or Manager received an improper benefit whether or not the benefit resulted from an action taken within the scope of the officer's, Member's or Manager's office; or

          (d)  an act or omission for which the liability of an officer, Member or Manager is expressly provided for by applicable statute.

        9.3    Prospective Amendment of Liability and Indemnity.    Any repeal or amendment of this Article by the Board of Managers of the Company shall be prospective only and shall not adversely affect any right of an officer, Member or Manager to indemnification, or any limitation on the liability of an officer, Member or Manager of the Company existing at the time of such repeal or amendment.

        9.4    Non-Exclusive Liability and Indemnity.    The provisions of this Article 9 shall not be deemed exclusive of any other rights or limitations of liability or indemnity to which an officer, Member or Manager may be entitled under any other provision of this Operating Agreement, or pursuant to any contract or agreement, the Act or otherwise.

ARTICLE 10
CAPITAL UNIT CERTIFICATES

        10.1    Certificates For Membership.    Certificates representing Capital Units of the Company shall be in such form as shall be determined by the Board of Managers. Such certificates shall be signed by the Chief Executive Officer or the Vice President and by the Secretary or assistant Secretary. All certificates for Membership shall be consecutively numbered or otherwise identified. The name and address of the person to whom the certificate has been issued shall be entered on the Capital Units transfer books of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificates shall be issued until the former certificate shall have been surrendered or cancelled.

        10.2    Transfer of Certificates.    Transfer of certificates of the Company shall be made pursuant to this Operating Agreement only on the transfer books of the Company by the holder of record thereof or by the holder's legal representative, who shall furnish proper evidence of authority to transfer, or by the Member's attorney thereunto authorized by the power of attorney duly executed and filed with the Secretary of the Company, and on surrender for cancellation of the certificate. The Person in whose name the Certificate stands on the books of the Company shall be deemed by the Company to be the owner thereof for all purposes.

        10.3    Loss or Destruction of Certificates.    In case of loss or destruction of any certificate, another certificate may be issued in its place upon proof of such loss or destruction, and upon giving a satisfactory bond of indemnity to the Company and to the transfer agent and registrar, if any, of such certificate, in such sum as the Board of Managers may provide.

        10.4    Certificate Regulations.    The Board of Managers shall have the power and authority to make such further rules and regulations not inconsistent with the statutes of the State of South Dakota as they may deem expedient concerning the issue, transfer, conversion and registration of certificates of the Company, including the appointment or designation of one or more transfer agents and one or more registrars. The Company may act as its own transfer agent and registrar.

        10.5    Transfer of Membership.    Membership shall not be transferred except with the approval and consent of the Board of Managers and in accordance with the Capital Units Transfer System.

        10.6    Legends.    The Board of Mangers may provide for the placement of legends on Capital Unit certificates to indicate restrictions on transfer, corn delivery obligations, or other restrictions or obligations contained herein.

ARTICLE 11
BANKRUPTCY OF A MEMBER

        Subject to this Article 11, if any Member becomes a Bankrupt Member, the Bankrupt Member's Capital Units shall be offered for sale through the Capital Units Transfer System, and if such a sale is not completed within 240 days after the Member becomes a Bankrupt Member, the Company shall have the option, exercisable by notice from the Company to the Bankrupt Member (or its representative) at any time after expiration of the 240 day period, to redeem and cancel the Bankrupt Member's Capital Units at a purchase price equal to $0.20 per Capital Unit or the lowest amount which may be approved by the Bankruptcy Court. The payment to be made to the Bankrupt Member or its representative pursuant to this Article 11 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) and in respect of the Company, including, without limitation, any Capital Units, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Members, and constitutes a compromise to which all Members have agreed.

ARTICLE 12
DISSOLUTION

        12.1    Dissolution and Winding-Up.    The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

          (a)  the consent of a majority of the Members;

          (b)  an event that makes it unlawful for all or substantially all of the business of the Company to be continued, but any cure of illegality within 90 days after notice to the Company of the event is effective retroactively to the date of the event for purposes of this section;

          (c)  on application by a Member or a dissociated Member, upon entry of a judicial decree that:

    (i)
    the economic purpose of the Company is likely to be unreasonably frustrated;

    (ii)
    it is not otherwise reasonably practicable to carry on the Company's business in conformity with the Articles and this Operating Agreement; or

    (iii)
    the Managers or Members in control of the Company have acted, are acting, or will act in a manner that is illegal, oppressive, fraudulent or unfairly prejudicial to the petitioning Member.

        12.2    Continuation.    Except upon application and receipt of a judicial decree as provided in Section 12.1(c), no Member has the right to dissociate from the Company. The death, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company.

ARTICLE 13
LIQUIDATION AND TERMINATION

        13.1    Liquidation and Termination.    On dissolution of the Company, the Board of Managers shall proceed diligently to wind up the affairs of the Company and make any final distribution as provided in this Operating Agreement and the Act. The costs of liquidation shall be borne as a Company expense. Liquidation proceeds, if any, shall first be used to pay the Company's obligations and liabilities.

        13.2    Application and Distribution of Proceeds on Liquidation.    Upon an event of liquidation, the business of the Company shall be wound up, the Board of Managers shall take full account of the Company's assets and liabilities, and all assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. If any assets are not sold, gain or loss shall be allocated to the Members in accordance with Article 6 as if such assets had been sold at their fair market value at the time of the liquidation. If any assets are distributed to a Member, rather than sold, the distribution shall be treated as a distribution equal to the fair market value of the asset at the time of the liquidation. The assets of the Company shall be applied and distributed in the following order of priority:

          (a)  to the payment of all debts and liabilities of the Company, including all fees due the Members and Affiliates, and including any loans or advances that may have been made by the Members to the Company, in the order of priority as provided by law;

          (b)  to the establishment of any reserves deemed necessary by the Board of Managers or the Person winding up the affairs of the Company for any contingent liabilities or obligations of the Company;

          (c)  to the Members ratably in proportion to the credit balances in their respective capital accounts in an amount equal to the aggregate credit balances in the capital accounts after and including all allocations to the Members under Article 6, including the allocation of any income, gain or loss from the sale, exchange or other disposition (including a deemed sale pursuant to this Section 13.2) of the Company's assets.

        13.3    Deficit Capital Account Balances.    Notwithstanding anything to the contrary contained in this Operating Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the capital account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Operating Agreement to all Members in proportion to their respective Ownership Percentages, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member's capital account to zero.

        13.4    Articles of Dissolution.    On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Board of Managers shall file Articles of Dissolution with the Secretary of State of South Dakota and take such other actions as may be necessary to terminate the Company.

ARTICLE 14
GENERAL PROVISIONS

        14.1    Books and Records.    The Company shall maintain those books and records as provided by the Act and as it may deem necessary or desirable. All books and records provided for by the Act shall be open to inspection of the Members from time to time and to the extent expressly provided by the Act, and not otherwise.

        14.2    Headings.    The headings used in this Operating Agreement have been inserted for convenience only and do not constitute matter to be construed in interpretation of this Operating Agreement.

        14.3    Construction and Severability.    Whenever the context so requires, the gender of all words used in this Operating Agreement includes the masculine, feminine, and neuter, and the singular shall include the plural, and conversely. All references to Articles and Sections refer to articles and sections of this Operating Agreement, and all references to Exhibits, if any, are to Exhibits attached hereto, if any, each of which is made a part hereof for all purposes. If any portion of this Operating Agreement shall be invalid or inoperative, then, so far as is reasonable and possible:

          (a)  The remainder of this Operating Agreement shall be considered valid and operative; and

          (b)  Effect shall be given to the intent manifested by the portion held invalid or inoperative.

        14.4    Effect of Waiver or Consent.    A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

        14.5    Binding Effect.    Subject to the restrictions on Dispositions set forth in this Operating Agreement, this Operating Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

        14.6    Governing Law/Jurisdiction.    THIS AGREEMENT HAS BEEN EXECUTED IN SOUTH DAKOTA AND SHALL BE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF SOUTH DAKOTA. THE MEMBERS CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF SOUTH DAKOTA AND AGREE THAT ANY ACTION ARISING OUT OF OR TO ENFORCE THIS AGREEMENT MUST BE BROUGHT AND MAINTAINED IN SOUTH DAKOTA.

        14.7    Further Assurances.    In connection with this Operating Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Operating Agreement and those transactions.

        14.8    Notice to Members of Provisions of This Agreement.    By becoming a Member, each Member acknowledges that it has actual notice of (a) all of the provisions of this Operating Agreement, including, without limitation, the restrictions on the Disposition of Capital Units set forth in Article 4, and (b) all of the provisions of the Articles. Each Member agrees that this Operating Agreement constitutes adequate notice of all such provisions, and each Member waives any requirement that any further notice thereunder be given.

        14.9    Counterparts.    This Operating Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

        14.10    Conflicting Provisions.    To the extent that one or more provisions of this Operating Agreement appear to be in conflict with one another, then the Board of Managers shall have the right to choose which of the conflicting provisions are to be enforced. Wide latitude is given to the Board of Managers in interpreting the provisions of this Operating Agreement to accomplish the purposes and objectives of the Company, and the Board of Managers may apply this Operating Agreement in such a manner as to be in the best interest of the Company, in its sole discretion, even if such interpretation or choice of conflicting provisions to enforce is detrimental to one or more Members.

        14.11    Amendments.    Amendments to this Operating Agreement and/or the Articles may only be made by the Board of Managers, and shall require the Super Majority Vote of the Board of Managers.

APPENDIX C

AUDITED AND UNAUDITED FINANCIAL STATEMENTS

LAKE AREA CORN PROCESSORS
COOPERATIVE

CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999

LAKE AREA CORN PROCESSORS COOPERATIVE

INDEPENDENT AUDITOR'S REPORT
CONSOLIDATED FINANCIAL STATEMENTS
Balance Sheets
Operations
Changes in Stockholders' Equity
Cash Flows
Notes to Financial Statements

INDEPENDENT AUDITOR'S REPORT

The Board of Directors
 Lake Area Corn Processors Cooperative
Wentworth, South Dakota

        We have audited the accompanying consolidated balance sheets of Lake Area Corn Processors Cooperative (a development stage company) as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from May 25, 1999 (inception) through December 31, 1999, the year ended December 31, 2000 and the cumulative period from May 25, 1999 (inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lake Area Corn Processors Cooperative as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

Eden Prairie, Minnesota
June 7, 2001, except for the last sentence of the 3rd paragraph of Note 9, for which the date is July 25, 2001.

LAKE AREA CORN PROCESSORS COOPERATIVE
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000 AND 1999

	2000	1999
ASSETS
CURRENT ASSETS
Cash	$1,152,854	$665,181
Interest and other receivables	642,247	—
Prepaid expenses	14,742	25,243

Total current assets	1,809,843	690,424

PROPERTY AND EQUIPMENT
Land	106,394	—
Office equipment	11,121	6,718
Construction in progress	22,088,092	—

	22,205,607	6,718
Less accumulated depreciation	(2,262)	(461)

Net property and equipment	22,203,345	6,257

OTHER ASSETS
Financing costs	135,528	—
Investment in Ethanol Products, LLC	205,197	—

	340,725	—

	$24,353,913	$696,681

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$79,883	$3,140
Accounts payable—construction	466,871	—
Accrued liabilities	33,366	22,979
Accrued income taxes	85,000	—
Current portion of long-term debt	418,000	—

Total current liabilities	1,083,120	26,119

NOTES PAYABLE	5,596,396	—

MINORITY INTEREST	1,984,178	—

STOCKHOLDERS' EQUITY
Non-membership stock
Noncumulative preferred stock, $2 par value, 2,500,000 shares authorized; 0 shares issued and outstanding	—	—
Membership stock
Voting stock, $100 par value, 2000 shares authorized; 961 shares in 2000 and 963 shares in 1999 issued and outstanding	96,100	96,300
Equity stock, $2 par value; 10,000,000 shares authorized 7,805,000 shares issued and outstanding	15,610,000	15,610,000
Additional paid-in capital	—	—
Deficit accumulated during the development stage	(14,881)	(114,014)
Less subscriptions receivable	(1,000)	(14,921,724)

Total stockholders' equity	15,690,219	670,562

	$24,353,913	$696,681

See Notes to Consolidated Financial Statements

LAKE AREA CORN PROCESSORS COOPERATIVE
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2000	Period From May 25, 1999 (Inception) to December 31, 1999	Period From May 25, 1999 (Inception) to December 31, 2000
REVENUES	$—	$—	$—

EXPENSES
Organizational costs	16,020	13,722	29,742
Start-up costs	200,636	74,815	275,451

Total expenses	216,656	88,537	305,193

LOSS FROM START-UP ACTIVITIES	(216,656)	(88,537)	(305,193)
OTHER INCOME (EXPENSE)
Loss from Ethanol Products, LLC	(44,803)	—	(44,803)
Interest income	452,633	11,946	464,579

Total other income (expense)	407,830	11,946	419,776

NET INCOME (LOSS) BEFORE INCOME TAXES	191,174	(76,591)	114,583
PROVISION FOR INCOME TAXES	(85,000)	—	(85,000)

NET INCOME (LOSS) BEFORE MINORITY INTEREST	106,174	(76,591)	29,583
MINORITY INTEREST IN SUBSIDIARY LOSS	15,822	—	15,822

NET INCOME (LOSS)	$121,996	$(76,591)	$45,405

BASIC EARNINGS PER SHARE	$0.02

DILUTED EARNINGS PER SHARE	$0.02

WEIGHTED AVERAGE SHARES OF EQUITY STOCK OUTSTANDING FOR THE CALCULATION OF:
BASIC EARNINGS PER SHARE	5,437,910

DILUTED EARNINGS PER SHARE	7,805,000

See Notes to Consolidated Financial Statements

LAKE AREA CORN PROCESSORS COOPERATIVE
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Membership Stock					Non-Membership Stock
	Equity Stock			Voting Stock		Preferred Stock
								Deficit Accumulated During the Development Stage
			Subscriptions Receivable				Additional Paid-In Capital
	Shares	Amount		Shares	Amount	Shares			Total
BALANCE, MAY 25, 1999	—	$—		—	$—	—	$—	$—	$—
Additional paid-in capital received							47,932		47,932
Stock subscribed	7,805,000	15,610,000		963	96,300				15,706,300
Less stock subscriptions receivable			(14,921,724)						(14,921,724)
Cost of issuing membership stock							(47,932)	(37,423)	(85,355)
Net loss								(76,591)	(76,591)

BALANCE, DECEMBER 31, 1999	7,805,000	15,610,000	(14,921,724)	963	96,300	—	—	(114,014)	670,562
Collection of stock subscriptions			14,920,724						14,920,724
Additional paid in capital received							8,684		8,684
Transfer of membership				(2)	(200)		200		—
Cost of issuing membership stock							(8,884)	(22,863)	(31,747)
Net income								121,996	121,996

BALANCE, DECEMBER 31, 2000	7,805,000	$15,610,000	$(1,000)	961	$96,100	—	$—	$(14,881)	$15,690,219

See Notes to Consolidated Financial Statements

LAKE AREA CORN PROCESSORS COOPERATIVE
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2000	Period From May 25, 1999 (Inception) to December 31, 1999	Period From May 25, 1999 (Inception) to December 31, 2000
OPERATING ACTIVITIES
Net income (loss)	$121,996	$(76,591)	$45,405
Changes to income (loss) not affecting cash
Depreciation	1,801	461	2,262
Minority interest in subsidiary's earnings	(15,822)		(15,822)
Loss on investment in Ethanol Products, LLC	44,803		44,803
(Increase) decrease in
Prepaid expenses	10,501	(25,243)	(14,742)
Accrued interest receivable	(426,418)		(426,418)
Increase (decrease) in
Accounts payable	76,743	3,140	79,883
Accrued liabilities	(22,979)	22,979	—
Accrued income taxes	85,000		85,000

NET CASH USED FOR OPERATING ACTIVITIES	(124,375)	(75,254)	(199,629)

INVESTING ACTIVITIES
Investment in Ethanol Products, LLC	(250,000)	—	(250,000)
Purchase of property and equipment	(21,912,481)	(6,718)	(21,919,199)

NET CASH USED FOR INVESTING ACTIVITES	(22,162,481)	(6,718)	(22,169,199)

FINANCING ACTIVITIES
Notes payable issued	6,014,396		6,014,396
Financing costs paid	(137,528)		(137,528)
Proceeds from issuance of membership stock	14,920,724	784,576	15,705,300
Additional paid in capital received and forfeitures	8,684	47,932	56,616
Minority investment	2,000,000		2,000,000
Cost of issuing membership stock	(31,747)	(85,355)	(117,102)

NET CASH FROM FINANCING ACTIVITIES	22,774,529	747,153	23,521,682

NET INCREASE IN CASH	487,673	665,181	1,152,854
CASH AT BEGINNING OF PERIOD	665,181	—	—

CASH AT END OF PERIOD	$1,152,854	$665,181	$1,152,854

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for interest, net of capitalized interest	$—	$—	$—
Income taxes	$—	$—	$—
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INVESTING AND FINANCING INFORMATION
Accrued interest incurred and capitalized	$33,366	$—	$33,366
Financing costs amortized and reclassified to capitalized interest	$2,000	$—	$2,000

See Notes to Consolidated Financial Statements

LAKE AREA CORN PROCESSORS COOPERATIVE
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999

NOTE 1—NATURE OF OPERATIONS

Principal Business Activity

        Lake Area Corn Processors Cooperative is a South Dakota cooperative located in Wentworth, South Dakota. The Cooperative was organized by investors to provide a portion of the corn supply for a 40 million-gallon (annual capacity) ethanol plant, owned by Dakota Ethanol, LLC (Dakota Ethanol). As of December 31, 2000, the Cooperative is in the development stage.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements include the accounts of the Cooperative and its 88% owned subsidiary, Dakota Ethanol. All significant inter-company transactions and balances have been eliminated in consolidation.

Revenue Recognition

        Revenue from the production of ethanol and related products will be recorded upon delivery to customers. Interest income is recognized as earned.

Cash and Cash Equivalents

        Cash and cash equivalents consist of demand accounts and other accounts that provide withdrawal privileges.

Organizational and Start-Up Costs

        Organizational and start-up costs are expensed as incurred. Organizational costs consist of amounts related to the formation of the company. Start-up costs consist of amounts incurred during the development stage related to the operation and management of the Cooperative, which do not qualify as a capitalized cost.

Financing Costs

        Financing costs are amortized over the term of the related debt using the interest method of amortization. Amortization of financing costs during construction are capitalized as part of construction period interest.

Investments

        Investments in joint ventures are accounted for under the equity method of accounting. Allocated earnings and losses are added to or deducted from the cost of the asset. Amounts no longer recoverable based on the terms of the joint venture agreement are charged to expense when the asset is impaired.

Minority Interest

        Amounts recorded as minority interest on the balance sheet relate to the investment by Broin Enterprises, Inc. in Dakota Ethanol, plus or minus any allocation of income or loss of Dakota Ethanol. Earnings and losses of Dakota Ethanol are allocated to the members in proportion to the member's capital accounts.

Cost of Issuing Membership Stock

        Costs incurred related to the sale of membership stock are recorded as offering costs and offset against additional paid-in capital, with any remaining amount applied to retained earnings (accumulated deficit). Such costs include direct costs related to the offering such as payroll and related costs and costs of meetings and materials associated with the Cooperative's offering.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

        The Cooperative's cash balances are maintained in bank depositories and periodically exceed federally insured limits.

Property and Equipment

        Property and equipment is stated at cost. Significant additions and betterments are capitalized, while expenditures for maintenance, repairs and minor renewals are charged to operations when incurred. Construction in progress includes the cost of assets under construction, including capitalized interest and related costs, which have not been placed in service as of the balance sheet date. Depreciation on assets placed in service is computed using the straight-line method over estimated useful lives as follows:

Office equipment	5 years
Production equipment	5-15 years
Buildings	40 years

        The Cooperative reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value.

Additional Paid-In Capital

        The Cooperative received amounts from various entities to assist in funding the Cooperative's formation and development. The Cooperative is under no obligation to issue stock related to these receipts and has recorded these amounts as additional paid-in capital.

Earnings Per Share

        The ownership structure of the Cooperative is made up of membership stock and non-membership stock. Membership stock includes equity stock and voting stock. Non-membership stock consists of preferred stock.

        Each owner of equity stock is required to purchase one share of voting stock. No dividends or allocations of earnings are calculated based on voting stock. Equity stock represents the ownership of an equity interest in the Cooperative, and earnings per share are based on the number of shares of equity stock held. During the capitalization of the Cooperative, all shares of equity stock and voting stock were issued for their par values.

        For purposes of calculating basic earnings per share, equity stock issued by the Cooperative is considered outstanding on the effective date of issuance. Diluted earnings per share are calculated by including dilutive potential equity stock in the denominator. Stock subscribed for but not issued is included in the calculation of diluted earnings per share.

        During the period from inception (May 25, 1999) through February, 2000, 7,805,000 shares of equity stock and 963 shares of voting stock were subscribed for, but there were no shares of equity stock outstanding, as the issuance of the shares was subject to an escrow arrangement and final payment of the subscription price. Calculation of basic earnings per share for the period ended December 31, 1999 has not been presented, as the denominator of this calculation would be 0 (zero). Diluted earnings per share for the period ended December 31, 1999 has not been calculated since its calculation would be considered anti-dilutive.

        The following is a reconciliation of basic and diluted earnings per share for the year ended December 31, 2000:

	For the Year Ended December 31, 2000
	Net Earnings (Numerator)	Weighted Average Equity Shares (Denominator)	Per Share Amount
Basic earnings per share	$121,996	5,437,910	$0.02

Effect of dilutive securities:
Subscribed stock issued during the period	—	2,367,090

Diluted earnings per share	$121,996	7,805,000	$0.02

Transfer of Membership Interests

        Cooperative members may buy, sell, or transfer his interests in the cooperative upon approval of the Board of Directors. When a member sells or transfers their interest to another member of the cooperative who owns voting stock, the former member's voting stock is retired with the par value transferred to additional paid in capital. For purchases or transfers to a new member, voting stock is purchased by the new member at its par value.

Income Taxes

        The Cooperative is a tax-exempt cooperative association and is subject to federal and state income tax on non-patronage income and patronage income not allocated to members. The Cooperative has been granted tax-exempt status under section 521 of the Internal Revenue Code allowing the Cooperative to deduct payments for certain non-patronage earnings. The Cooperative is also permitted a deduction from taxable income for the portion of net income allocated to stockholders in the form of written notice of allocation of qualified patronage (stockholders') dividends.

        The subsidiary company, Dakota Ethanol is organized as a limited liability company under state law. Dakota Ethanol has elected to be taxed as a partnership, and income and expense pass through to the Cooperative and the minority owner and are subject to tax as if incurred directly by Dakota Ethanol.

Recently Issued Accounting Pronouncements

        The Financial Accounting Standards Board has recently issued pronouncements regarding Business Combinations, Goodwill and Other Intangible Assets, and Accounting for Asset Retirement Obligations. Management is reviewing these pronouncements, but does not expect the implementation of these pronouncements to have a significant effect on the financial statements.

NOTE 3—CONSTRUCTION IN PROGRESS

        Amounts included in construction in progress as of December 31, 2000 and 1999, respectively, are as follows:

	2000	1999
Construction costs	$22,391,925	$—
Capitalized interest	35,530	—
Insurance and other costs	92,460	—

	$22,519,915	$—

NOTE 4—NOTES PAYABLE

        Dakota Ethanol has a $26,600,000 note payable to First National Bank, Omaha for the construction and permanent financing of the plant. During construction, interest is due on a quarterly basis. Upon the earlier of completion of the plant or November 1, 2001, the balance will be amortized over ten years with payments of principal and interest due quarterly and a final maturity on September 1, 2011. Interest accrues at a variable rate, which was 9.5% at December 31, 2000. As part of the agreement, Dakota Ethanol is subject to certain restrictive covenants establishing minimum reporting requirements, ratios, working capital, and net worth requirements. Dakota Ethanol has complied with the covenants except for the reporting requirement. Dakota Ethanol has received a waiver related to the reporting covenant through August 31, 2001. It is probable that Dakota Ethanol has the ability to comply with the covenants through December 31, 2001, and therefore has classified the debt as long term. The note also includes terms whereby 10% of Dakota Ethanol's excess cash flow is payable annually to reduce the principal balance on the note, with no more than 80% of excess cash flow available for distribution to Dakota Ethanol's members. Collateral for the note is a mortgage on the ethanol plant under construction.

        Dakota Ethanol also incurred a note payable related to the extension of utility lines to the plant. The loan is payable over 10 years, beginning on the earlier of plant completion or October 1, 2001 with an effective interest rate of approximately 9%, and a final maturity of September 1, 2011.

        The balance of the notes payable as of December 31, 2000 are as follows:

Note payable to First National Bank, Omaha	$5,929,396
Utility line extension note	85,000

6,014,396
Less current portion	(418,000)

$5,596,396

        Minimum principal payments for the next five years based on full funding of the construction note are estimated as follows:

Year Ended December 31,	Amount
2001	$418,000
2002	1,770,000
2003	1,935,000
2004	2,115,000
2005	2,312,000

        Interest capitalized and included in construction in progress totaled $35,366 and $0 for the periods ended December 31, 2000 and 1999, respectively.

NOTE 5—INCOME TAXES

        As a cooperative, the Cooperative's income and expenses are included or excluded from the computation of taxable income based on their classification as patronage or non-patronage source income. Non-patronage source income, less non-patronage source expenses, is subject to income taxes. Patronage source net income (patronage source income less patronage source expenses) allocated to stockholders in the form of a written notice of allocation of qualified patronage dividend is allowed as a deduction from patronage source taxable income.

        Interest earnings of the Cooperative are classified as non-patronage source income. In addition, certain expenses are considered non-patronage source expenses during the development stage, and are available for deduction against the non-patronage income.

        Deferred taxes are generally not recognized with regard to timing differences on patronage source income and expense. Deferred taxes on non-patronage source income related to timing differences on the deduction of non-patronage source expenses are recognized on the financial statements of cooperative organizations.

        Income tax expense consists of the following:

	2000	1999
Tax calculated based on non-patronage source net income	$85,000	$—

        No deferred tax asset or liability has been recognized since non-patronage source income equals or exceeds non-patronage source expenses as of December 31, 2000 and 1999.

        The reconciliation of income tax expense at statutory tax rates to income taxes recognized above are as follows:

	2000	1999
Income tax expense (benefit) at statutory rates	$58,000	$(14,500)
Tax effect of non-deductible patronage source expenses	27,000	14,500

Income tax expense	$85,000	$—

NOTE 6—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Cooperative believes the carrying amount of cash and cash equivalents approximates fair value due to the short maturity of these instruments.

        The Cooperative believes the carrying amount of long-term obligations approximates fair value. For the construction and permanent financing, fair value approximates the carrying amount due to the variable interest rate feature of the debt.

        The Cooperative believes the fair value of agreements for the purchase of utilities approximates the carrying value based on the variable terms of the agreements that follow local market rates.

        The Cooperative believes it is not practical to estimate the fair value of investments in limited liability companies without incurring excessive costs because there is no established market for this equity interest, and it is inappropriate to estimate future cash flows which are largely dependent on future earnings.

NOTE 7—COMMITMENTS, CONTINGENCIES AND AGREEMENTS

        Substantially all of the Cooperative's facilities will be subject to federal, state and local regulations relating to the discharge of materials into the environment. Management believes that the current practices and procedures for the control and disposition of such wastes will comply with the applicable federal and state requirements.

        The Cooperative and Dakota Ethanol have entered into contracts and agreements regarding the construction, operation and management of the ethanol plant.

        The Company and Broin Enterprises, Inc., the minority member of Dakota Ethanol, or parties related to the minority member through common ownership, have entered into the following agreements:

  Construction Contract—Dakota Ethanol has entered into a construction contract with Broin & Associates, Inc., an affiliate of the minority member of Dakota Ethanol. The contract totals approximately $39,715,000, of which $21,567,000 of the contract had been paid as of December 31, 2000.

  Ethanol Marketing Contract—Dakota Ethanol has an agreement with Ethanol Products, LLC, a joint venture of ethanol producers, for the marketing, billing and receipt of payment and other administrative services for all ethanol produced by the plant. The fee for these services is $.0065 per gallon. The agreement has a term of 5 years from the start of production of ethanol by the plant, and is automatically renewed for successive 5-year terms unless terminated 3 months prior to expiration. Dakota Ethanol invested in Ethanol Products, LLC, and received an ownership interest of approximately 7% and receives an allocation of Ethanol Products, LLC earnings or loss of approximately 4.6%.

  DDGS Marketing Contract—Dakota Ethanol has entered into an agreement with Dakota Commodities for the marketing of all Distiller's Dried Grain with Solubles (DDGS) produced by the plant. The marketing fee for this service is 3% of DDGS sales, with a minimum marketing fee of $200,000 per year. The agreement has a term of 5 years from the start of production of ethanol by the plant and is automatically renewed for successive 5-year terms unless terminated 3 months prior to expiration.

  Management Agreement—Dakota Ethanol has entered into an agreement with Broin Management, LLC for the management and operation of the ethanol plant. The fee for this service is $250,000 annually plus an incentive bonus of 5% of net income. The annual fee is adjusted each year for changes in the consumer price index. The management agreement includes the salary and benefits of the plant general manager and certain other services related to operation of the ethanol plant. The agreement was executed on March 7, 2000 and payments began on February 14, 2001. The agreement expires January 1, 2006 and is renewable for successive 5-year terms unless terminated 90 days prior to expiration of the agreement.

  Corn Price Risk Management Agreement—Dakota Ethanol has entered into an agreement with Broin Management, LLC for the hedge and price risk management related to corn requirements of the plant. The fee for this service is $50,000 annually, and requires a margin deposit of $63,636. By participating in the agreement, the Company is subject to the risks and rewards intrinsic to the pool of participating ethanol plants managed by Broin Management, LLC. The agreement has a term of 1 year, and will commence on August 1, 2001. The agreement is renewable for successive 1-year terms unless terminated 30 days prior to expiration.

        Minimum payments on the above agreements, excluding the construction contract, for the initial term of the agreements are as follows:

Year Ended December 31,	Amount
2001	$307,500
2002	479,000
2003	450,000
2004	450,000
2005	450,000
2006	163,500

$2,300,000

        There was no expense related to the above agreements for the periods ended December 31, 2000 and 1999, since activities related to the agreements had not commenced.

        Dakota Ethanol has entered into negotiations with the Lake Area Regional Railroad Authority (Authority) and Burlington Northern-Santa Fe Railroad (BNSF) and the State of South Dakota for the financing of the upgrading the rail line adjacent to the plant site. Dakota Ethanol's final commitment, if any, is subject to negotiation of the terms with BNSF and the State of South Dakota.

        Each equity stockholder has entered into a corn delivery agreement with the Cooperative. For each share of equity stock owned, one bushel of corn is required to be delivered annually. The price paid for the corn will be the average corn price for the applicable 4 month period (trimester) based on several local grain elevator's cash corn price The delivery agreements commence at the discretion of the Cooperative to coincide with the completion and operation of the plant. Based on the number of equity stock shares outstanding, 7,805,000 bushels of corn will be delivered annually by the Cooperative's stockholders. This represents approximately 50% of the corn required for the operation of the plant at its 40,000,000 gallon expected capacity.

        Dakota Ethanol has entered into agreements for the purchase of water, electricity and natural gas. The following agreements commence upon initial operation of the ethanol plant.

  Water—The agreement provides Dakota Ethanol with water at a fixed rate for 5 years, renewable for 5 year periods at rates negotiated at the time of renewal. No minimum purchase quantities are required by the agreement.

  Natural Gas—The agreements provide Dakota Ethanol with a fixed transportation rate for natural gas for a 10 year term, renewable for 10 year terms. In addition, the agreement provides a pricing structure for natural gas for a 2 year period based on market rates. These agreements do not require minimum purchases of natural gas during their initial term.

  Electricity—The agreements provide Dakota Ethanol with electric service for a term of 10 years, renewable for 5 year periods. The agreement sets rates for energy usage based on market rates and requires a minimum purchase of electricity each month during the initial term of the agreement.

        Minimum annual payments during the term of the electricity agreement are as follows:

Year Ending December 31,	Amount
2001	$69,000
2002	279,600
2003	290,400
2004	290,400
2005	293,700
2006-2010	1,764,900

$2,988,000

NOTE 8—RELATED PARTY TRANSACTIONS

        The Cooperative and Broin Enterprises, Inc. are the members of Dakota Ethanol, LLC. The Cooperative invested $14,700,000 and Broin Enterprises, Inc. invested $2,000,000 in Dakota Ethanol for their respective ownership interests of approximately 88% and 12%. In accordance with the operating agreement of Dakota Ethanol, Broin Enterprises, Inc., has the right to elect two of seven members of the Board of Managers of Dakota Ethanol.

        Amounts due to Broin & Associates, Inc. related to the construction contract as of December 31, 2000 and 1999 were $431,341 and $0, respectively. Payments on the construction contract through December 31, 2000 were $21,567,000.

        At December 31, 2000, approximately $54,000 in directors fees was recorded as a liability (and included in accounts payable on the accompanying balance sheet) to members of the board of directors of the Cooperative in payment for their duties during the formation and development of the Cooperative. The shareholders of the Cooperative approved payment of these amounts at their annual meeting held during January, 2001.

        Dakota Ethanol invested $250,000 in Ethanol Products, LLC, an entity that is partially owned by Broin Enterprises, Inc. As part of Dakota Ethanol's agreement to invest in Ethanol Products, LLC, $50,000 of the investment was allocated to other unrelated investors. The membership agreement also limited Dakota Ethanol in its ability to sell or transfer its interest in Ethanol Products, LLC, for an amount in excess of $200,000, adjusted for allocated earnings or losses of Ethanol Products, LLC. For the period ended December 31, 2000, Dakota Ethanol recorded a loss of $44,803 related to its investment in Ethanol Products, LLC, which consisted of a loss on its investment of $50,000 and earnings allocated to Dakota Ethanol of $5,197.

        Additional agreements with related parties are included in Note 7.

NOTE 9—SUBSEQUENT EVENTS

        Subsequent to December 31, 2000, Dakota Ethanol received a grant of approximately $1,911,600 from the proceeds of tax increment financing bonds issued by Lake County, South Dakota. The grant is being provided to fund infrastructure improvements to real property owned by Dakota Ethanol and will be repaid from the increase in property taxes related to improvement of Dakota Ethanol's real property.

        Dakota Ethanol has entered into a lease for 75 railroad cars at a rate of $500 per month per car. The lease commences upon receipt of the rail cars and expires on June 6, 2006. Minimum payments on the rail car lease are $450,000 annually, for a total lease commitment of $2,250,000.

        On April 2, 2001, Lake Area Ethanol, LLC was formed. The initial member of Lake Area Ethanol, LLC is the Cooperative. Lake Area Ethanol, LLC was formed for the purpose of acquiring the assets and liabilities of the Cooperative. The transaction is expected to be an exchange of interests whereby the assets and liabilities of the Cooperative are transferred for capital units of Lake Area Ethanol, LLC. For financial statement purposes, no gain or loss is expected to be recorded as a result of the exchange transaction. As a result of the exchange, the Cooperative will be dissolved, with Lake Area Ethanol, LLC's capital units distributed to the stockholders of the Cooperative at a rate of one Lake Area Ethanol, LLC capital unit for each share of equity stock, and all voting stock of the Cooperative will be surrendered and retired. A minimum of 5,000 capital units is required for ownership of Lake Area Ethanol, LLC. Such units will be subject to certain transfer restrictions, including approval by the Board of Managers of Lake Area Ethanol, LLC. Lake Area Ethanol, LLC, will also retain the right to redeem the units at $.20 per unit in the event a member attempts to dispose of the units in a manner not in conformity with the Operating Agreement, if a member becomes a holder of less than 5,000 units, if a member breaches their corn delivery agreement or becomes a bankrupt member. The Operating Agreement of Lake Area Ethanol, LLC also includes provisions whereby cash flow in excess of $200,000 will be distributed to unit holders subject to limitations imposed by a super majority vote of the Board of Governors or restrictions imposed by loan covenants. The Board of Directors of the Cooperative has approved a plan of reorganization related to the exchange.

        Subsequent to December 31, 2000, the Cooperative entered into an agreement to repurchase and retire 400,000 shares of its own stock from one stockholder for a total of $940,000 payable in two equal installments during January and July of 2001. The price per share of $2.35 was determined as a result of negotiations between the Cooperative and the stockholder. The Cooperative will account for the repurchase and retirement of the shares on the treasury stock method of accounting.

 LAKE AREA CORN PROCESSORS
COOPERATIVE

UNAUDITED CONSOLIDATED FINANCIAL
STATEMENTS
SEPTEMBER 30, 2001 AND 2000

LAKE AREA CORN PROCESSORS COOPERATIVE

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Balance Sheets
Unaudited Operations
Unaudited Changes in Stockholders' Equity
Unaudited Cash Flows
Notes to Financial Statements

LAKE AREA CORN PROCESSORS COOPERATIVE
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
SEPTEMBER 30, 2001 AND 2000

	2001	2000
ASSETS
CURRENT ASSETS
Cash	$220,593	$3,696,911
Receivables:
Ethanol—related party	2,212,630	—
Distillers grains	221,061	—
Incentives	675,145	—
Interest and other	465,260	395,515
Inventory
Raw materials	1,413,667	—
Finished goods	1,223,505	—
Investment in grain contracts	206,896	—
Prepaid expenses	49,037	17,244

Total current assets	6,687,794	4,109,670

PROPERTY AND EQUIPMENT
Land	106,394	106,394
Land improvements	2,119,544	—
Buildings	7,149,518	—
Equipment	31,067,288	11,121
Construction in progress	—	13,844,489

	40,442,744	13,962,004
Less accumulated depreciation	(174,307)	(1,812)

Net property and equipment	40,268,437	13,960,192

OTHER ASSETS
Financing costs	145,143	—
Investment in Ethanol Products, LLC	200,000	200,000

	345,143	200,000

	$47,301,374	$18,269,862

See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS (UNAUDITED)—page 2

	2001	2000
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,640,365	$60,526
Accounts payable—related party	130,186	—
Accounts payable—construction—related party	1,514,559	575,464
Accrued liabilities	507,308	779
Accrued income taxes	—	78,000
Current portion of notes payable	1,172,800	—

Total current liabilities	4,965,218	714,769

NOTES PAYABLE, NET OF CURRENT PORTION	23,196,231	85,000

MINORITY INTEREST	2,067,988	1,755,049

STOCKHOLDERS' EQUITY
Membership stock
Voting stock, $100 par value, 2000 shares authorized; 950 shares in 2001 and 963 shares in 2000 issued and outstanding	94,800	96,100
Common stock, $2 par value; 10,000,000 shares authorized 7,405,000 shares in 2001 and 7,805,000 shares in 2000 issued and outstanding	14,810,000	15,610,000
Non-membership stock
Preferred stock, $2 par value, 2,500,000 shares authorized; 0 shares issued and outstanding		—
Additional paid-in capital	1,912,387	—
Retained earnings	254,750	9,944
Less subscriptions receivable	—	(1,000)

Total stockholders' equity	17,071,937	15,715,044

	$47,301,374	$18,269,862

LAKE AREA CORN PROCESSORS COOPERATIVE
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Nine Months Ended September 30 2001	Nine Months Ended September 30 2000
REVENUES	$2,552,502	$—

COST OF REVENUES	1,709,862	—

GROSS PROFIT	842,640	—

EXPENSES
Organizational costs	—	16,020
Start-up costs	795,415	142,115
General and Administrative	167,348	—

Total expenses	962,763	158,135

OTHER INCOME (EXPENSE)
Gain (loss) from Ethanol Products, LLC	27,553	(50,000)
Incentive income	675,145	—
Interest and other income	38,583	418,336
Interest expense	(154,011)	—

Total other income (expense)	587,270	368,336

NET INCOME BEFORE INCOME TAXES	467,147	210,201
BENEFIT (PROVISION) FOR INCOME TAXES	25,009	(78,000)

INCOME BEFORE MINORITY INTEREST	492,156	132,201
MINORITY INTEREST IN SUBSIDIARY	(83,810)	14,620

NET INCOME	$408,346	$146,821

BASIC EARNINGS PER SHARE	$0.05	$0.03

DILUTED EARNINGS PER SHARE	$0.05	$0.02

WEIGHTED AVERAGE SHARES OF EQUITY STOCK OUTSTANDING FOR THE CALCULATION OF:
BASIC EARNINGS PER SHARE	7,450,421	4,643,120

DILUTED EARNINGS PER SHARE	7,450,421	7,805,000

See Notes to Consolidated Financial Statements

LAKE AREA CORN PROCESSORS COOPERATIVE
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

						Non-Membership Stock
	Membership Stock
						Preferred Stock
	Equity Stock			Voting Stock
								Retained Earnings (Accumulated Deficit)
	Shares	Amount	Subscriptions Receivable	Shares	Amount	Shares	Additional Paid-In Capital		Total
BALANCE, DECEMBER 31, 1999	7,805,000	$15,610,000	$(14,921,724)	963	$96,300	—	$—	$(114,014)	$670,562
Unaudited:
Collection of stock subscriptions			14,920,724						14,920,724
Additional paid in capital received							8,684		8,684
Transfer of membership				(2)	(200)		200
Cost of issuing membership stock							(8,884)	(22,863)	(31,747)
Net income								146,821	146,821

BALANCE, SEPTEMBER 30, 2000	7,805,000	$15,610,000	$(1,000)	961	$96,100	—	$—	$9,944	$15,715,044

BALANCE, DECEMBER 31, 2000	7,805,000	$15,610,000	$(1,000)	961	$96,100	—	$—	$(14,881)	$15,690,219
Unaudited:
Collection of stock subscriptions			1,000						1,000
Additional paid in capital received							1,912,172		1,912,172
Stock purchased				2	200				200
Transfer of membership				(14)	(1,400)		1,400		—
Repurchase and cancellation of shares	(400,000)	(800,000)		(1)	(100)		(1,185)	(138,715)	(940,000)
Net income								408,346	408,346

BALANCE, SEPTEMBER 30, 2001	7,405,000	$14,810,000	$—	948	$94,800	—	$1,912,387	$254,750	$17,071,937

See Notes to Consolidated Financial Statements

LAKE AREA CORN PROCESSORS COOPERATIVE
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30, 2001	Nine Months Ended September 30, 2000
OPERATING ACTIVITIES
Net income (loss)	$408,346	$146,821
Changes to net income (loss) not affecting cash
Depreciation	174,489	1,351
Minority interest in subsidiary's earnings	83,810	(14,620)
(Gain) loss on investment in Ethanol
Products, LLC	(27,553)	50,000
(Increase) decrease in
Receivables	(2,931,849)	(395,515)
Inventory	(2,637,172)	—
Prepaid expenses	(34,295)	7,999
Investment in grain contracts	(206,896)	—
Increase (decrease) in
Accounts payable	1,689,668	57,386
Accrued liabilities	473,942	(22,200)
Accrued income taxes	(85,000)	78,000

NET CASH USED FOR OPERATING ACTIVITIES	(3,092,510)	(90,778)

INVESTING ACTIVITIES
Investment in Ethanol Products, LLC	—	(250,000)
Distribution from Ethanol Products, LLC	32,750	—
Purchase of property and equipment	(17,179,675)	(13,294,822)

NET CASH USED FOR INVESTING ACTIVITIES	(17,146,925)	(13,544,822)

FINANCING ACTIVITIES
Notes payable issued	18,354,635	—
Financing costs paid	(20,833)	—
Proceeds from issuance of stock	1,200	14,920,724
Additional paid in capital received and forfeitures	1,912,172	8,684
Membership stock repurchased	(940,000)	—
Minority investment	—	1,769,669
Cost of issuing membership stock	—	(31,747)

NET CASH FROM FINANCING ACTIVITIES	19,307,174	16,667,330

NET INCREASE (DECREASE) IN CASH	(932,261)	3,031,730
CASH AT BEGINNING OF PERIOD	1,152,854	665,181

CASH AT END OF PERIOD	$220,593	$3,696,911

(continued on next page)

CONSOLIDATED STATEMENTS OF CASH FLOWS—page 2

	Nine Months Ended September 30, 2001	Nine Months Ended September 30, 2000
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for Interest, net of capitalized interest	$—	$—
Income taxes	$59,991	$—
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INVESTING AND FINANCING INFORMATION
Financing costs amortized and reclassified to capitalized interest	$1,774	$—

See Notes to Consolidated Financial Statements

LAKE AREA CORN PROCESSORS COOPERATIVE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2001 AND 2000

NOTE 1—NATURE OF OPERATIONS

Principal Business Activity

        Lake Area Corn Processors Cooperative (the Company) is a South Dakota cooperative located in Wentworth, South Dakota. The Company was organized by investors to provide a corn supply for a 40 million-gallon (annual capacity) ethanol plant, owned by Dakota Ethanol, LLC (Dakota Ethanol). On September 4, 2001, the ethanol plant commenced its principal operations. Prior to September 4, 2001, the Company was in the development stage.

NOTE 2—BASIS OF PRESENTATION

        The unaudited financial statements contained herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles.

        In the opinion of management, all adjustments considered necessary for a fair presentation have been included in the accompanying financial statements.

        These financial statements should be read in conjunction with the financial statements and notes included in the Company's financial statements for the period ended December 31, 2000.

Recently Issued Accounting Pronouncements

        The Financial Accounting Standards Board has recently issued pronouncements regarding Business Combinations, Goodwill and Other Intangible Assets, and Accounting for Asset Retirement Obligations. Management is reviewing these pronouncements, but does not expect the implementation of these pronouncements to have a significant effect on the financial statements.

Revenue Recognition

        Revenue from the production of ethanol and related products is recorded when title transfers to customers.

        Dakota Ethanol receives payments for incentives to produce ethanol from the State of South Dakota and from the United States Department of Agriculture. In accordance with the terms of these arrangements, revenue from these incentives is recorded based on production or sale of ethanol. Revenue from incentive payments is recorded as non-operating revenue.

Shipping Costs

        Shipping costs are recorded as a component of cost of revenues.

Inventory valuation

        Corn inventory is stated at market value based on local market prices determined by grain terminals in the area of the Company. Ethanol and related products are stated at net realizable value. Supplies and chemical inventory is stated at the lower of cost or market on the first-in first-out method.

Investment in Grain Contracts

        Dakota Ethanol enters into short-term grain, option, and futures contracts as a means of securing corn for the ethanol plant. Changes in market value related to these contracts are included as a component of cost of sales in the accompanying consolidated financial statements.

        For the statement of cash flows, corn and hedging transactions are classified as operating activities.

NOTE 3—CONSTRUCTION IN PROGRESS

        Amounts included in construction in progress as of September 30, 2001 and 2000, respectively, are as follows:

	2001	2000
Construction costs	$—	$13,755,710
Capitalized interest	—	—
Insurance and other costs	—	88,779

	$—	$13,844,489

NOTE 4—NOTES PAYABLE

        Dakota Ethanol has a $26,600,000 note payable to First National Bank, Omaha for the construction and permanent financing of the plant. During construction, interest was due on a quarterly basis. Payments of principal are amortized over ten years with payments of principal and interest due quarterly, with the first payment due March 31, 2002, and a final maturity on September 1, 2011. Interest during construction accrued at a variable rate. Effective September 1, 2001, and throughout the remaining term of the loan, the interest rate is 9%. As part of the note payable agreement, Dakota Ethanol is subject to certain restrictive covenants establishing minimum reporting requirements, ratios, working capital, and net worth requirements. Dakota Ethanol is in compliance with the covenants as of September 30, 2001 and in management estimation, it is probable that Dakota Ethanol will continue to comply with the covenants. The note also includes terms whereby 10% of Dakota Ethanol's excess cash flow is payable annually to reduce the principal balance on the note, with no more than 80% of excess cash flow available for distribution to Dakota Ethanol's members. Collateral for the note is a mortgage on the ethanol plant.

        Dakota Ethanol also incurred a note payable related to the extension of utility lines to the plant. The loan is payable over 10 years, beginning on October 1, 2001 with an effective interest rate of approximately 9%, and a final maturity of September 1, 2011.

        The balance of the notes payable as of September 30, 2001 and 2000, respectively, are as follows:

	2001	2000
Note payable to First National Bank, Omaha	$24,284,031	—
Utility line extension note	85,000	85,000

	24,369,031	85,000
Less current portion	(1,172,800)	—

	$23,196,231	$85,000

        Minimum principal payments for the next five years based on full funding of the construction note are estimated as follows:

Year ended September 30,	Amount
2002	$1,172,800
2003	1,854,000
2004	2,023,400
2005	2,220,400
2006	2,430,200

        Interest capitalized totaled $694,700 and $0 for the nine months ended September 30, 2001 and 2000, respectively.

NOTE 5—EARNINGS PER SHARE

        The following is a reconciliation of basic and diluted earnings per share for the nine months ended September 30, 2000.

	For the Nine Months Ended September 30, 2000
	Net Income (Numerator)	Weighted Average Equity Shares (Denominator)	Per Share Amount
Basic earnings per share	$146,821	4,643,120	$0.03

Effect of dilutive securities:
Subscribed stock issued during the period	—	3,161,880

Diluted earnings per share	$146,821	7,805,000	$0.02

NOTE 6—TAX INCREMENT FINANCING

        During the period ended September 30, 2001, Dakota Ethanol received a grant of approximately $1,911,600 from the proceeds of tax increment financing bonds issued by Lake County, South Dakota. Under South Dakota law, proceeds from tax increment financing are not a liability of the entity (Dakota Ethanol), but are an obligation of the taxing district issuing the bonds. The grant is being provided to fund infrastructure improvements to real property owned by Dakota Ethanol and will be repaid by Lake County from the incremental increase in property taxes related to the improvement of Dakota Ethanol's real property.

NOTE 7—INCOME TAXES

        Income tax expense for the nine months ended September 30, 2001 differs from amounts calculated at statutory rates due to income allocable to the minority interest and amounts allocable as patronage earnings.

NOTE 8—PLAN OF REORGANIZATION

        On April 2, 2001, Lake Area Ethanol, LLC was formed. The initial member of Lake Area Ethanol, LLC is the Cooperative. Lake Area Ethanol, LLC was formed for the purpose of acquiring the assets and liabilities of the Cooperative. The transaction is expected to be an exchange of interests whereby the assets and liabilities of the Cooperative are transferred for capital units of Lake Area Ethanol, LLC. For financial statement purposes, no gain or loss is expected to be recorded as a result of the exchange transaction. As a result of the exchange, the Cooperative will be dissolved, with Lake Area Ethanol, LLC's capital units distributed to the stockholders of the Cooperative at a rate of one Lake Area Ethanol, LLC capital unit for each share of equity stock and all voting stock of the Cooperative surrendered and retired. A minimum of 5,000 capital units is required for ownership of Lake Area Ethanol, LLC. Such units will be subject to certain transfer restrictions, including approval by the Board of Managers of Lake Area Ethanol, LLC. Lake Area Ethanol, LLC, will also retain the right to redeem the units at $.20 per unit in the event a member attempts to dispose of the units in a manner not in conformity with the Operating Agreement, if a member becomes a holder of less than 5,000 units, if a member breaches their corn delivery agreement or becomes a bankrupt member. The Operating Agreement of Lake Area Ethanol, LLC also includes provisions whereby cash flow in excess of $200,000 will be distributed to unit holders subject to limitations imposed by a super majority vote of the Board of Governors or restrictions imposed by loan covenants. The board of directors of the Cooperative has approved a plan of reorganization related to the exchange.

NOTE 9—STOCK REPURCHASE

        During January 2001, the Cooperative entered into an agreement to repurchase and retire 400,000 shares of equity stock from one stockholder for a total of $940,000 payable in two equal installments during January and July of 2001. The price per share of $2.35 was determined as a result of negotiations between the Cooperative and the stockholder. The Cooperative has accounted for the repurchase and retirement of the shares on the treasury stock method of accounting.

NOTE 10—RELATED PARTY TRANSACTIONS

        Dakota Ethanol sells all of its ethanol to Ethanol Products, LLC and all of its distiller's grains through Dakota Commodities, both of which are related parties. Total sales of ethanol to Ethanol Products, LLC were $2,326,127 for the period ended September 30, 2001. Amounts earned by Ethanol Products, LLC and Dakota Commodities for their services related to sale and marketing of ethanol and distiller's grains were approximately $12,000 and $9,000, respectively for the period ended September 30, 2001. In addition, Dakota Ethanol purchased approximately $120,000 of denaturant from Ethanol Products, LLC.

        As part of its management responsibilities for the ethanol plant, Broin Management, LLC earned approximately $244,000 for the period ended September 30, 2001.

        Total payments on the construction contract between Dakota Ethanol and Broin and Associates, Inc. were approximately $38,400,000 through September 30, 2001.

NOTE 11—COMMITMENTS

        As of September 30, 2001, Dakota Ethanol has a commitment for construction of a thermal oxidizer for approximately $1,200,000. Of this total, approximately $87,000 of engineering fees will be paid to Broin and Associates, Inc., a related party.

APPENDIX D

RESTRICTED USE REPORT

Complete Appraisal
Restricted Use Report

Dakota Ethanol, LLC
Wentworth, South Dakota

Prepared for:
Lake Area Corn Processors Cooperative

Land, Improvements, Equipment and Designated Personal Property

Date of Inspection:	2/28/01
Effective Date of Appraisal:	3/15/02
Date of Report:	2/13/02

Prepared By:
NATWICK ASSOCIATES APPRAISAL SERVICES
1205 4TH AVE. SOUTH
FARGO, ND 58103

NATWICK ASSOCIATES APPRAISAL SERVICES
1205 4TH AVE. SOUTH
FARGO, ND 58103

February 13, 2002

Mr. Ronald C. Alverson, President
Lake Area Corn Processors Cooperative
P.O. Box 100
Wentworth, SD 57075

Dear Mr. Alverson:

        In accordance with your request, I have developed an opinion of the prospective market value of the fee simple interest in the proposed ethanol plant owned by Dakota Ethanol, L.L.C. We have also developed an opinion of value of Dakota Ethanol's assets net of any encumbrance and developed an appropriate discount for the Lakes Area Cooperative's partial interest. The opinion of value is based on an appraisal of the prospective market value of the ethanol plant as of March 15, 2002. The property is in the possession of Dakota Ethanol, LLC and the opinion of value herein set forth involves land, improvements and designated personal property and is predicated on the following:

  a.
  Physical inspection of the site.

  b.
  Comparison as a process.

  c.
  An analysis of the economic background of the city and area.

  d.
  Cost analysis, less reasonable charges for depreciation, plus a fair value to land

  e.
  Income analysis.

  f.
  An analysis of all pertinent data, some contained in this report and other data in the confidential workfile of this appraisal located in our office.

  g.
  The prospective market value opinion of the Dakota Ethanol, LLC Ethanol Plant is on the basis of an extraordinary assumption that the plant construction was completed as per original plans and specifications.

        After correlation of the data compiled and pertinent, it is my opinion that the prospective market value of the fee simple interest in a 100% ownership interest in the subject property (Dakota Ethanol, LLC Ethanol Plant) as of March 15, 2001, is expected to be as follows:

FORTY FIVE MILLION DOLLARS

($45,000,000)
(Land, Improvements, Equipment and Designated Personal Property)

The following is the breakdown of my opinion of the interest in Dakota Ethanol, LLC

Fee simple interest	$45,000,000
Less encumbrance	$26,600,000

Value of the equity interest in Dakota Ethanol LLC	$18,400,000
Gross value of Lake Area Corn Processors Cooperative's eighty eight percent (88%) interest	$16,192,000
Less 10% discount for partial interest	$(1,619,200)
OPINION OF MARKET VALUE OF LAKE AREA CORN PROCESSORS COOPERATIVE'S EQUITY INTEREST IN DAKOTA ETHANOL LLC	$14,572,800

        The value conclusions of this report are our estimates based on accepted real estate appraisal practice. This complete appraisal conforms to the Uniform Standards of Professional Appraisal Practice (USPAP) as adopted by the Appraisal Foundation. This appraisal also conforms to the prevailing guidelines issued under Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1990 (i.e. FIRREA).

        We hereby certify that we have no undisclosed interest in the property, and our employment and compensation are not contingent upon our findings and valuation. Possession of this report or a copy thereof, does not carry with it the right of publication, nor may the same be used for any purpose by any but the requestor without the previous written consent of the undersigned or the requestor, and in any event, only with the proper qualifications.

        This is a Restricted Use Appraisal Report and as such, the reliance of this report is limited to the client only. The report cannot be understood properly without additional information found in the workfile of the appraiser. Anyone else using the report is an unintended user. This study and analysis has been prepared commensurate with good appraisal practice and technique.

        It has been a privilege to be of service, and appreciation is expressed for this assignment and the courtesies extended during the course of this analysis.

Sincerely,

NATWICK ASSOCIATES APPRAISAL SERVICES

/s/ Herman Natwick

Herman A. Natwick, Certified General Appraiser, MN#:4002956, ND#:1150, NE#:9602079

/s/ James Natwick

James Natwick, Certified General Appraiser, MN#:20078604, ND 1170, SD 787CG-2002R

GENERAL INFORMATION

Purpose of the Appraisal and Client

        The purpose of this appraisal is to develop an opinion of the prospective market value of the fee simple interest in the Dakota Ethanol, L.L.C. Ethanol Plant. We have also been engaged to develop an opinion of the net value of the Lake Area Corn Processors Cooperative's interest in the Dakota Ethanol L.L.C. Ethanol Plant. The appraisal includes the real estate and designated personal property consisting of a dry mill ethanol plant located near Wentworth, South Dakota. The construction of the subject property improvements was substantially completed in September, 2001 and the plant is currently in production. This prospective market value opinion is based on an extraordinary assumption that the proposed improvements were completed as per plans and specifications. The real estate is currently in the possession of Dakota Ethanol, LLC, and the majority of Dakota Ethanol, LLC is owned by the Lake Area Corn Processors Cooperative, which is composed of about 975 farmers.

Use of the Appraisal

        The intended use of this Restricted Use Appraisal Report is for financial planning purposes. The intended user of this report is Lake Area Corn Processors Cooperative, a South Dakota cooperative corporation, which is the client. A Summary Report will be completed for the subject property as close to the effective date of this appraisal as possible.

Identification of Real Estate

        For the identification of the real estate involved in this appraisal, see attached legal description.

Property Rights Appraised

        The property rights appraised in the appraisal of the Dakota Ethanol, LLC Ethanol Plant are described as the "Fee Simple Estate", which is the highest degree of ownership. It is an estate, which is limited only by the public powers of taxation, police power, eminent domain and escheat.

        "Possession of a title in fee establishes the interest in property known as the fee simple estate-i.e., absolute ownership unencumbered by any other interest of estate, subject to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat. Owners in fee simple may choose to improve or not to improve their property. They may also retain ownership or transfer property title by selling the property or giving it away. When a fee owner dies, the property passes to his or her heirs or to others named in the will. This creates an estate, a right of interest in property". *

        The 88% Membership Interest in the Dakota Ethanol LLC Ethanol Plant is something less than fee simple estate, or can be described as a partial interest.

*The Appraisal of Real Estate, Appraisal Institute, Eleventh Edition, Chicago, Illinois

Effective Date of Appraisal

        The effective date of this appraisal is March 15, 2002 and is done at the request of Lake Area Corn Processors Cooperative, who is the client. The date of inspection was February 28, 2001 and the date of this report is February 13, 2002.

Scope of the Appraisal

        This appraisal assignment is within the experience and scope of the qualifications of Herman Natwick and James Natwick. No additional steps are necessary to comply with competency provisions of USPAP. A review of the ownership history of the property was conducted with information supplied by courthouse records. A physical inspection was conducted of the subject property and regional and community characteristics affecting the subject property were considered. Physical, governmental and economic factors were considered which may impact the subject property's value. This appraisal assignment requires the preparation of a Complete Appraisal, utilizing a Summary Appraisal Report. This preliminary Restricted Use Report is hereby submitted prior to the closing date for planning purposes and a Summary Report will follow. USPAP's departure provision was not utilized in this report.

        Information regarding the subject property was gathered from courthouse records, personal inspection of the appraised property, plans and specifications provided by Broin and Associates, Inc. and conversations with representatives of Dakota Ethanol, LLC and the Lake Area Corn Processors Cooperative. The Member Control Agreement and Operating Agreement of Dakota Ethanol, LLC were also reviewed in regards to developing an opinion of appropriate discount, if any, for a partial interest in the subject property.

        Regional, city, county and neighborhood data was compiled using several sources. The primary sources were from courthouse records, the South Dakota Economic Development Corporation, USDA Agricultural Statistics Service and the Internet. The neighborhood analysis was also based on physical inspection of the area. The subject property history was researched in developing this real property appraisal. The subject site was purchased by Dakota Ethanol, LLC in April of 2000.

        Sales research was conducted in a 10-mile radius of the subject property for vacant land sales and nationwide for improved sales of similar property. Sales were researched for a 4-year period prior to this report's effective date. The most current sales in geographic and economic proximity to the subject property were utilized in this report. Sale data, legal documents and filings were obtained in county courthouse and the city assessor's records or from other sources deemed reliable. Confidence was placed in deed filings if other sources or verification were not available. Confirmation sources are listed on sale data analysis sheets in our files.

Appraisal Procedures Followed

        The sales comparison, cost and income approaches were all considered in this appraisal and an appropriate value indication was developed by each applicable approach. The subject property consists of a nearly new operating ethanol plant, which is being valued as of March 15, 2002, with an extraordinary assumption that construction was completed as per original plans and specifications. Considerable weight was placed on the cost approach for the improvements and the sales comparison approach to the land value used in the cost approach.

        There were no sales of truly comparable new or nearly new ethanol plants uncovered anywhere in the United States. Therefore, the sales comparison approach was considered but deemed to be inappropriate for this opinion of value. The income approach was developed based on the projected markets for Ethanol and DDGS based on historical data. A great deal of weight was given to this approach to value.

        The income approach value indication in this appraisal problem came in higher than the cost approach, which reflects very favorably on the financial success of the ethanol production facility. In the final analysis, or reconciliation, an appraiser must take into account the principle of substitution. According to generally accepted real estate appraisal practices, the principal of substitution is basic to the cost approach. This appraisal principle affirms that no prudent buyer would pay more for a property than the cost to acquire a similar site and construct improvements of equivalent desirability and utility without undue delay. It is therefore incumbent on us as appraisers to reconcile the final value of a new ethanol plant near the replacement cost of the completed facility as long as the income approach bears out the financial viability of the project.

        An opinion of value of a partial interest in the subject property was also requested by the client in conjunction with an opinion the appropriate discount (if any) of market value of a pro rata share of the subject property. The overall discount of 10% for a partial interest in the equity interest of the subject property is arrived at by analyzing the investment in terms of added risk levels with partial ownership, marketability, and control. The situation is analyzed by first obtaining a risk level indication for the property (its yield rate), then developing an expression of the increased risk added by the ownership's structural elements, and adding the increased risk and the yield rate to get the investor's rate of return. Then, the expected holding time is estimated and by discounting the cash flows over the holding period at the investor's required rate, we can arrive at the present value of the interest.

Highest and Best Use Analysis and Current Use

        The current use of the subject property is an operating dry mill ethanol plant facility. It is a state of the art ethanol plant located in an advantageous location for feedstock availability, transportation of finished products and other factors. The property's location, nature and extent of improvements, and the current economic outlook for ethanol indicate that an efficiently operating ethanol plant, is the only likely highest and best use for the subject property as improved.

Market Value Defined

        The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby.

  1.
  Buyer and seller are typically motivated.

  2.
  Both parties are well informed or well advised, and acting in what they consider their best interests.

  3.
  A reasonable time is allowed for exposure in the open market.

  4.
  Payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto.

  5.
  The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

**The Appraisal of Real Estate, Appraisal Institute, Twelfth Edition, Chicago, Illinois

Extraordinary Assumption

        This assignment requires the use of an extraordinary assumption for the prospective opinion of market value of the subject ethanol plant. The market value opinion for the subject property is a prospective value opinion as of March 15, 2002 on the basis of an extraordinary assumption that the property construction was completed as per plans and specifications. The construction of the property was substantially completed by September, 2001 and the plant manager and owners have indicated that there are no significant changes from the original plans and specifications. Prospective value opinions are intended to reflect the current expectations and perceptions of market participants along with available factual data. The appraiser cannot be held responsible for unforeseeable events that alter market conditions prior to the effective date of the appraisal.

        The plans and specifications as well as other plant and site construction documentation that have been provided by Broin and Associates are in our opinion sufficient to identify the scope and character of the subject property improvements. A final inspection of the subject property will be made as close to the effective date of this appraisal as possible, and prior to the completion of the Summary Report of this Complete Appraisal.

Market Area, Reasonable Exposure Time & Marketing Period

        The subject property consists of a new dry mill ethanol plant with 40 million gallon per year production capacity including land, improvements, equipment and necessary personal property. The market participants for such a property include primarily investors who are interested in this type of property and owner operators of such a plant. The market area is regional to nationwide. Similar properties are generally exposed to the market for a period of six months to two or three years prior to sale according to national Realtors, listing agents and buyer's agents.

        Reasonable exposure time and reasonable marketing time are two concepts that should be noted at this point. Reasonable exposure time is the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market. The reasonable marketing time is an opinion of the amount of time it might take to sell a real or personal property interest in at the concluded market value level during the period immediately after the effective date of an appraisal. Marketing time differs from exposure time, which is always presumed to precede the effective date of the appraisal. (Source: 2001 USPAP)

 LEGAL DESCRIPTION

The subject property is described as the following:

        W 1/2 of NE 1/4 of Section 21, Township 106 N, Range 51 West of the 5th P.M. in Lake County, South Dakota except Railroad Right-of-way and except Lot H1 and except Lot E1 thereof.

Owner of Record:	Dakota Ethanol LLC
PID #:	N/A
Assessed Value:	$48,700 Land only
Real Estate Taxes payable on the subject property:	$655.86

SUMMARY OF IMPORTANT FACTS AND CONCLUSIONS

Property Type:	Dry Mill Ethanol Plant
Location:	Wentworth, South Dakota
Date of Inspection:	July 10, 2000 & February 28, 2001
Effective Date of Appraisal:	March 15, 2002
Property Rights Appraised:	1. Fee Simple Interest for Dakota Ethanol, LLC 2. Partial Interest for Lake Area Corn Processor Cooperative's 88% Membership Interest in Dakota Ethanol, LLC
Owner:	Dakota Ethanol, LLC
PID#:	Split/not available
Site Size:	76.54 Acres, More or Less
Building Size:	72,000 Square Feet, More or Less
Age of Improvements:	6 Months
Appraisal Condition:	A complete physical inspection was made of the property during construction phase. Final inspection will be made prior to the effective date of the completed summary report appraisal.
Zoning:	Industrial
Highest and Best Use as Improved:	Processing of Agricultural Production
Indications of Market Value:
Sales Comparison Approach:	Not Applicable
Income Capitalization Approach:	$47,250,000
Cost Approach:	$44,500,000

OPINION OF PROSPECTIVE MARKET VALUE: (As completed as per plans and specifications)	$45,000,000
Breakdown of my opinion of the interest in Dakota Ethanol, LLC
Fee simple interest	$45,000,000
Less encumbrance	$(26,600,000)

Value of the equity interest in Dakota Ethanol LLC	$18,400,000
Gross value of Lake Area Corn Processors Cooperative's 88% interest	$16,192,000
Less 10% discount for partial interest	$(1,619,200)

OPINION OF MARKET VALUE OF LAKE AREA CORN PROCESSORS COOPERATIVE'S EQUITY INTEREST IN DAKOTA ETHANOL LLC	$14,572,800

Partial Interest Market Value Opinion

        In developing an opinion of the market value the 88% Membership Interest in the Dakota Ethanol, L.L.C. ethanol plant held by Lake Area Corn Processors Cooperative, a number of factors were taken into consideration. Dakota Ethanol, L.L.C. owns the assets of the subject ethanol plant, which consists of land, improvements, equipment and designated personal property. It is my understanding that there are some restrictions as to what the Cooperative can do in regards to management and operations even though it is the majority owner of Dakota Ethanol, L.L.C.

        Several sources of information were used in this partial interest analysis. In addition to USPAP and "The Appraisal of Real Estate", 12th Addition, a January, 2001 article published in the Appraisal Journal entitled "Bridging the Gap: Marketability Discounts for Real Estate Investments" by Dennis A. Webb, MAI, was used. Several other recent articles/papers pertaining to partial interests that also have appeared in the Appraisal Journal, which is published by the Appraisal Institute, were also reviewed and remain in our files.

        Undivided partial interests are defined as, "an interest in a specific property that cannot be dealt with freely by the separate owners." A partial or fractional interest in a real estate partnership is not a fee simple interest in real estate. An undivided interest in real estate may be stock in a closely held real estate holding company, an interest in a partnership or limited liability company (LLC), or simply a common tenancy interest in the property itself. A partial interest may or may not have a market value proportional to the percentage of ownership interest due to a number of considerations.

        Generally speaking, in a partial interest ownership, if the holder of an undivided interest is dissatisfied, there are several things they can do. They may sell the fractional interest subject to operating or membership agreements, seek voluntary partition of the property, demand partition by the court or implement remedies as prescribed in the partnership or membership agreement. If the court partitions a property, all co-owners are parties to the action as either plaintiffs or defendants. If the court concludes the property cannot be divided equitably, it will request a sale with the proceeds distributed among the owners.

        In many situations the partial interest owner(s) may sell his/her interest in the property, but such a sale could be difficult for the following reasons:

  1.
  most buyers prefer fee ownership;

  2.
  financing, except by the seller, will probably be difficult;

  3.
  the co-owners need each other's approval in the operation of the property, and;

  4.
  to attract a buyer, it may be necessary to accept a discount from the proportionate share for the "cash sale" requirement.

        Whether a discount is appropriate or not, the analysis should be based on:

  1.
  size of the partial interest;

  2.
  type of property;

  3.
  physical characteristics of the property;

  4.
  market at the time of valuation;

  5.
  personalities of other co-owners;

  6.
  highest and best use of the appraised property and/or remainder;

  7.
  equity requirements;

  8.
  conditions and terms of other co-owners, and;

  9.
  benefits or liabilities accruing from the ownership of the partial interest.

        There are several reasons why a discount may be required to sell a partial interest in a property:

  1.
  A sale will probably have to be for cash or with seller financing because conventional financing is difficult on partial interests.

  2.
  There may be few qualified buyers for partial interests.

  3.
  The owner of a partial interest may have little to say about the management and operation of the property.

  4.
  A partial interest often does not meet the requirements of a good investment, marketability, liquidity, and value as collateral.

  5.
  Value is based on the present worth of future benefits, and the benefits may be limited as a fractional owner.

  6.
  The rights that usually go with fee title are limited. These rights include the right to sell, lease, use and/or improve the property.

  7.
  If the owner of a partial interest demands a partition of the property, the court may require a sale. If the court partitions the property, there are surveying and recording fees. In any event, there will be attorney fees and court costs to be paid.

  8.
  If the owner of a partial interest wants to sell or lease subsurface or air rights, he must secure the permission of the other owners.

        In the absence of comparable sales data for partial interest in similar properties, the appraiser must critically analyze the type of property, the size of the partial interest, the physical characteristics, the market at the time of valuation, the personalities of the co-owners, the highest and best use of the property, equity requirements, conditions and terms of the other co-owners, and the benefits and liabilities accruing to the fractional interest.

        The primary additional considerations specific to the appropriate discount for the 88% Membership Interest in the subject property (Dakota Ethanol, LLC), are as follows:

1.
The Lakes Area Corn Processors Cooperative has an 88% Membership Interest in Dakota Ethanol, LLC, but there are some restrictions as to the management contract. Broin Enterprises, Inc. has a 12% Membership Interest in Dakota Ethanol, LLC. It is our understanding that the current managing company, Broin Management, LLC is an Affiliate of Broin Enterprises, Inc. The Management Agreement removes from the authority of Dakota Ethanol all of the day-to-day operational decision making. The Management Agreement is a five-year contract, which can only be terminated for cause, and Dakota Ethanol is prohibited from hiring the General Manager for a period of three years following termination of the Management Agreement.

2.
Events causing dissolution of Dakota Ethanol, LLC are covered in Article XII of the Member Control Agreement. In order to dissolve the Dakota Ethanol LLC, all of the property and assets of Dakota Ethanol, L.L.C. shall be sold or collected and turned into cash and distributed in accordance with Article XII, or the members must unanimously agree upon another method of distribution. According to the Member Control Agreement, a Member's Interest in Dakota Ethanol, LLC is considered personal property for all purposes, and all real and other property owned by Dakota Ethanol, L.L.C. is owned by Dakota Ethanol, L.L.C. as an entity.

3.
Membership Interest may not be sold, exchanged or transferred to a Non-Affiliate without prior written and consent of the Board of Governors following the other Members' decisions not to exercise their rights of first refusal. However, any Member may transfer its Membership Interest to an Affiliate thereof with the written consent of the Board of Governors.

4.
The 12% Membership Interest has veto power of certain actions. The Management Agreement for the most part cannot be amended without unanimous consent of the members.

5.
The Proprietary Information section of the Membership Agreement stipulates a certain amount of technical information, engineering studies, etc. that are not subject to other agreements, are the property of the Managing Company.

        Several methods of determining an appropriate discount for a pro rata share of an ownership interest were considered in this analysis. Since the subject property is an income producing property, considerable weight was given to the income approach in the appraisal of the fee simple interest in the entire property. Therefore, an appropriate increase in the yield rate used in the discounted cash flow is in our opinion a strong indicator for the determination of a reasonable discount to the subject property for a partial ownership interest. It is our opinion that the equity yield rate for the subject property income analysis should be increased by at least 5% due to adjustments for the management risk, lack of control, due diligence risk and holding period uncertainty. Increasing the required equity yield rate by 5% results in a decrease in the income approach value indication of the equity value of the ethanol plant by approximately $4 million. Based on a net present value of the equity portion of $20.64 million (in our discounted cash flow analysis), the overall discount for partial interests is therefore well over 10%. Using the applicable subject property yield rates and values in a discounted cash flow model outlined in the Appraisal Journal reference of January 2001 results in a discount closer to 10%.

        It is my opinion that the market value of the real estate and personal property owned by Lakes Area Corn Processors Cooperative by virtue of a 88% Membership Interest in Dakota Ethanol, LLC, a South Dakota Limited Liability Company, should be discounted by:

TEN PERCENT
 (10.0%)

        As a result of the 10 percent discount the following market value indications for the 88% Membership Interest in Dakota Ethanol, L.L.C., held by Lake Area Corn Processor's Cooperative is as follows:

Fee Simple Interest	$45,000,000
Less Encumbrance	$26,600,000

Value of the Equity Interest in Dakota Ethanol LLC	$18,400,000
Gross Value of Lake Area Corn Processors Cooperative's Eighty Eight percent (88%) Interest	$16,192,000
Less 10% discount for Partial Interest	$(1,619,200)
OPINION OF VALUE OF LAKE AREA CORN PROCESSORS COOPERATIVE'S EQUITY INTEREST IN DAKOTA ETHANOL LLC	$14,572,800

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification Of Directors And Officers

        Under the terms of the undersigned issuer's operating agreement, the undersigned issuer shall indemnify an officer, member, manager, former member, a former officer, or a former manager of the undersigned issuer against expenses actually and reasonably incurred by said person in connection with the defense of an action, suit or proceeding, civil or criminal, in which said person is made a party by reason of being or having been such officer, member, or manager, except in relation to matters as to which such person may be adjudged in the action, suit or proceeding to be liable to the undersigned issuer or its members for:

  (a)
  a breach of the duty of loyalty to the undersigned issuer or its members;

  (b)
  an act or omission not in good faith that constitutes a breach of duty to the undersigned issuer or its members or an act or omission that involves gross negligence, intentional misconduct or a known violation of the law;

  (c)
  a transaction from which the officer, member, or manager received an improper benefit whether or not the benefit resulted from an action taken within the scope of the officer's, member's, or manager's office; or

  (d)
  an act or omission for which the liability of an officer, member, or manager is expressly provided for by applicable statute.

        Any repeal or amendment of the indemnification provisions of the undersigned issuer's operating agreement shall be prospective only and shall not adversely affect any right to indemnification of any officer, member, or manager of the undersigned issuer or any limitation on the liability of an officer, member, or manager of the undersigned issuer existing at the time of such repeal or amendment. The foregoing provisions shall not be deemed exclusive of any other rights or limitations of liability or indemnity to which an officer, member, or manager may be entitled under any other provision of the undersigned issuer's operating agreement, or pursuant to any contract or agreement, the South Dakota Limited Liability Company Act or otherwise.

        The South Dakota Limited Liability Company Act provides no specific limitations on indemnification of officers, managers or members of limited liability companies, although the duty of loyalty, duty of care and obligation of good faith and fair dealing of any officer, manager or member may not be waived. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is against public policy and unenforceable.

Item 21. Exhibits and Financial Statements Schedule

        (a)  Exhibits. See Exhibit Index.

        (b)  Financial Statement Schedules.

        (c)  Report, Opinion or Appraisal. Included in Appendix D to the information statement/prospectus filed as a part of this registration statement.

Item 21. Undertakings

(a) The undersigned registrant hereby undertakes:

        (1)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (2)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (3)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (4)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (5)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wentworth, State of South Dakota on February 14, 2002.

LAKE AREA ETHANOL, LLC
By:	/s/ RONALD C. ALVERSON Ronald C. Alverson Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 14, 2002.

SIGNATURE	TITLE

/s/ RONALD C. ALVERSON Ronald C. Alverson	Chief Executive Officer, Manager (Principal Executive Officer)
/s/ TODD M. BROWN* Todd M. Brown	Manager
/s/ DALE A. BUNKERS* Dale A. Bunkers	Manager
/s/ ROGER L. ORTON* Roger L. Orton	Chief Financial Officer, Manager (Principal Financial and Accounting Officer)
/s/ DOYLE C. PAUL* Doyle C. Paul	Manager
/s/ DALE I. SCHUT* Dale I. Schut	Manager
/s/ JOHN T. SILVERNAIL* John T. Silvernail	Manager
/s/ DALE L. THOMPSON* Dale L. Thompson	Manager

/s/ DOUGLAS L. VAN DUYN* Douglas L. Van Duyn	Manager
/s/ GREGORY VAN ZANTEN* Gregory Van Zanten	Manager
/s/ BRIAN D. WOLDT* Brian D. Woldt	Manager
/s/ THOMAS H. WOLF* Thomas H. Wolf	Manager
*By:	/s/ RONALD C. ALVERSON
Ronald C. Alverson, Attorney-in-Fact

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-4
OF
LAKE AREA ETHANOL, LLC

Exhibit Number		Description
2.1		Plan of Reorganization(1)
3.1	(i)	Articles of Organization(2)
3.1	(ii)	Operating Agreement(2)
4.1		Form of Class A Unit Certificate(3)
5.1		Opinion of Hagen, Wilka & Archer, P.C.
8.1		Opinion of Leonard, Street and Deinard, Professional Association
10.1		DDGS Marketing Contract dated June 7, 2001(3)
10.2		Ethanol Marketing and Services Agreement dated October 7, 1999 and First Amendment to Ethanol Marketing and Services Agreement Contract dated June 7, 2001(3)
10.3		Design/Build Construction Contract dated October 15, 1999(3)
10.4		Management Agreement dated October 7, 1999(3)
10.5		Corn Price Risk Management Agreement dated December 17, 1999(3)
10.6		Licensing Agreement dated October 7, 1999(3)
10.7		Construction Loan Agreement dated September 25, 2000(3)
10.8		Construction Note dated September 25, 2000(3)
10.9		Water Purchase Agreement dated June 2, 2000(3)
10.10		Line Extension Agreement dated July 21, 2000(3)
10.11		U.S. Energy Services Agreements dated April 1, 1999 and March 9, 2001(3)
10.12		Railcar Lease Agreement dated June 6, 2001(3)
10.13		Gas Management Agreement dated August 2000(3)
10.14		Service Request Form dated August 2000(3)
23.1		Consent of Hagen, Wilka & Archer, P.C.(4)
23.2		Consent of Leonard, Street and Deinard, Professional Association(5)
23.3		Consent of Eide Bailly LLP
23.4		Consent of Natwick Associates Appraisal Services
24.1		Powers of Attorney(3)
99.1		Ballot(3)

(1)
Included in Appendix A to the information statement/prospectus filed as a part of this registration statement.

(2)
Included in Appendix B to the information statement/prospectus filed as a part of this registration statement.

(3)
Previously filed as a part of this registration statement.

(4)
Included in Exhibit 5.1 filed as a part of this registration statement.

(5)
Included in Exhibit 8.1 filed as a part of this registration statement.